Exhibit 10.2

AMERICAN SEAFOODS GROUP, LLC

$140,000,000

    % Senior Notes due 2008

NOTE PURCHASE AGREEMENT

Dated             , 2004

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	6.02.	Source of Funds	20

7.	Representations and Warranties of Holdings and the Company.		21

	7.01.	Organizational Status	21
	7.02.	Power and Authority	22
	7.03.	No Violation	22
	7.04.	Approvals	22
	7.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	23
	7.06.	Litigation	24
	7.07.	True and Complete Disclosure	24
	7.08.	Use of Proceeds; Margin Regulations	24
	7.09.	Tax Returns and Payments	25
	7.10.	Compliance with ERISA	25
	7.11.	The Security Documents	27
	7.12.	Properties	27
	7.13.	Capitalization	27
	7.14.	Subsidiaries	28
	7.15.	Compliance with Statutes, etc.	28
	7.16.	Investment Company Act	28
	7.17.	Public Utility Holdings Company Act	28
	7.18.	Environmental Matters	28
	7.19.	Labor Relations	29
	7.20.	Intellectual Property	30
	7.21.	Indebtedness	30
	7.22.	Insurance	30
	7.23.	Representations and Warranties in Other Documents	30
	7.24.	Subordination	31
	7.25.	Vessels; Fishing Rights	31
	7.26.	Condition and Use of the Vessels and Fishing Rights	32
	7.27.	Hedging Arrangements	33
	7.28.	Material Agreements	33
	7.29.	Private Offering by the Company	34
	7.30.	Foreign Assets Control Regulations, Etc.	34
	7.31.	Ranking

8.	Affirmative Covenants.		34

	8.01.	Information Covenants	34
	8.02.	Books, Records and Inspections; Annual Meetings	39
	8.03.	Maintenance of Property; Insurance	40
	8.04.	Existence; Franchises	40
	8.05.	Compliance with Statutes, etc.	41
	8.06.	Compliance with Environmental Laws	41
	8.07.	ERISA	42
	8.08.	End of Fiscal Years; Fiscal Quarters	44
	8.09.	Performance of Obligations	44
	8.10.	Payment of Taxes	44

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	8.11.	Use of Proceeds	44
	8.12.	Additional Guaranties; Security; Further Assurances; etc.	44
	8.13.	Ownership of Subsidiaries; etc.	48
	8.14.	Hedging Arrangements	49
	8.15.	Compliance with the AFA	49
	8.16.	Certain Distributions; Contributions	49
	8.17.	Other Covenants

9.	Negative Covenants.		50

	9.01.	Liens	50
	9.02.	Consolidation, Merger, Purchase or Sale of Assets, etc.	52
	9.03.	Distributions	55
	9.04.	Indebtedness	56
	9.05.	Advances, Investments and Loans	58
	9.06.	Transactions with Affiliates	61
	9.07.	Capital Expenditures	61
	9.08.	Maximum Consolidated Senior Leverage Ratio	61
	9.09.	Minimum Consolidated Fixed Charge Coverage Ratio	62
	9.10.	Limitations on Payments of Certain Obligations; Modifications of Certain Documents	62
	9.11.	Limitation on Certain Restrictions on Subsidiaries	63
	9.12.	Limitation on Issuance of Capital Stock	64
	9.13.	Business	65
	9.14.	Limitation on Creation of Subsidiaries	65
	9.15.	Negative Pledges; etc.	65
	9.16.	Fishing Rights	66

10.	Events of Default.		66

	10.01.	Payments	66
	10.02.	Representations, etc.	66
	10.03.	Covenants	66
	10.04.	Default Under Other Agreements	67
	10.05.	Bankruptcy, etc.	67
	10.06.	ERISA	68
	10.07.	Security Documents	68
	10.08.	Guaranties	69
	10.09.	Judgments	69
	10.10.	Change of Control	69
	10.11.	Material Contract	69
	10.12.	ASC Taxes	69
	10.13.	Loss of Fishing Rights or Citizenship	69
	10.14.	Environmental Matters	70
	10.15.	Subordinated Indebtedness	70

11.	Remedies on Default, Etc.		70

	11.01.	Acceleration	70

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	11.02.	Other Remedies	71
	11.03.	Rescission	71
	11.04.	No Waivers or Election of Remedies, Expenses, Etc	71

12.	Registration; Exchange; Substitution of Senior Notes.		72

	12.01.	Registration of Senior Notes	72
	12.02.	Transfer and Exchange of Senior Notes	72
	12.03.	Replacement of Senior Notes	72

13.	Payments on Senior Notes.		73

	13.01.	Home Office Payment	73

14.	Expenses, Etc.		73

	14.01.	Indemnity; Transaction Expenses	73
	14.02.	Withholding Taxes	74
	14.03.	Survival	77

15.	Survival of Representations and Warranties; Entire Agreement.		77

16.	Amendment and Waiver.		77

	16.01.	Requirements	77
	16.02.	Solicitation of Holders of Notes	78
	16.03.	Binding Effect, Etc.	79
	16.04.	Notes held by Company, Etc.	79

17.	Notices.		79

18.	Reproduction of Documents.		80

19.	Confidential Information.		80

20.	Substitution of Purchaser.		81

21.	Miscellaneous.		82

	21.01.	Successors and Assigns	82
	21.02.	Payments Due on Non-Business Days	82
	21.03.	Severability	82
	21.04.	Construction	82
	21.05.	Counterparts	83
	21.06.	Governing Law/Submission to Jurisdiction/Waiver of Jury	83
	21.07.	Effectiveness	84
	21.08.	Descriptive Headings	84
	21.09.	Accounting Terms	84
	21.10.	Interpretive Provisions	85
	21.11.	References to Agreements and Laws	86
	21.12.	Post Closing Actions	86

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SCHEDULES

SCHEDULE A	List of Purchasers
SCHEDULE B-1(m)	Leased Real Property
SCHEDULE B-2	Vessel Permitted Liens
SCHEDULE 4.17(vi)	Liens on Vessels or Fishing Rights
SCHEDULE 7.09	Tax Matters
SCHEDULE 7.10	Compliance with ERISA
SCHEDULE 7.12	Real Property
SCHEDULE 7.14	Subsidiaries
SCHEDULE 7.18	Environmental Matters
SCHEDULE 7.19	Labor Matters
SCHEDULE 7.21	Indebtedness
SCHEDULE 7.22	Insurance
SCHEDULE 7.25	Vessels
SCHEDULE 7.26(a)	Classification of Vessels
SCHEDULE 7.26(b)	Fishing Rights
SCHEDULE 7.27	Hedging Agreements
SCHEDULE 9.01	Liens
SCHEDULE 9.04	Indebtedness
SCHEDULE 9.05	Advances, Investments and Loans
SCHEDULE 11.01(i)	Certain Options

EXHIBITS

EXHIBIT A	Form of Senior Note
EXHIBIT B	Form of Secretary’s Certificate
EXHIBIT C	Form of Company Counsel Opinions
EXHIBIT D	Form of Pledge Agreement
EXHIBIT E	Form of Security Agreement
EXHIBIT F	Form of Intercompany Note
EXHIBIT G-1	Form of Solvency Certificate
EXHIBIT G-2	Form of Closing Compliance Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Subsidiaries Guaranty
EXHIBIT J	Form of Vessel Mortgage
EXHIBIT K	Form of Joinder Agreement
EXHIBIT L	Form of Holdings Guaranty
EXHIBIT M	Form of Senior Creditor Intercreditor Agreement
EXHIBIT N	Form of Annual Collateral Certificate
EXHIBIT O	Form of Real Property Mortgage
EXHIBIT P	Form of Notice of Equity Issuance
EXHIBIT Q	Form of Notice of Debt Issuance
EXHIBIT R	Form of Notice of Asset Sale
EXHIBIT S	Form of Notice of Senior Loan Prepayment
EXHIBIT T	Form of Notice of Recovery Event
EXHIBIT U	Form of Section 14.02(b)(ii) Certificate

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AMERICAN SEAFOODS GROUP, LLC

Market Place Tower

2025 First Avenue, Suite 1200

Seattle, Washington 98121

    % Senior Notes due             , 2008

TO THE PURCHASER LISTED IN

THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

Each of the undersigned, American Seafoods Group, LLC, a Delaware limited liability company (the “Company”), and American Seafoods Holdings, L.P., a Delaware limited partnership (“Holdings”), in consideration of the covenants and agreements herein contained, hereby agree with you as follows:

1.	AUTHORIZATION OF SENIOR NOTES.

The Company will authorize the issue and sale of $140,000,000 aggregate principal amount of its     % Senior Notes due                     , 2008 (the “Senior Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 12 of this Agreement or the Other Agreements (as hereinafter defined)). The Senior Notes shall be substantially in the form set out in Exhibit A, with such changes therefrom, if any, as may be approved by you and the Company and shall bear interest at the Applicable Rate, mature on the Maturity Date, be guaranteed by the Guarantors and be secured by the Collateral. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF SENIOR NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Senior Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the “Other Agreements”) identical with this Agreement with each of the other purchasers named in Schedule A (the “Other Purchasers”), providing for the sale at such Closing to each of the Other Purchasers of Senior Notes in the principal amount specified opposite its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

3.	CLOSING.

The sale and purchase of the Senior Notes to be purchased by you and the Other Purchasers shall occur at the offices of                                 , New York, New York, at 10:00 a.m., New York City time, at a closing (the “Closing”) on             , 2004 or on such other Business Day thereafter on or prior to June 30, 2004 as may be agreed upon by the Company and you and the Other Purchasers (the “Funding Date”). At the Closing the Company will deliver to you the Senior Notes to be purchased by you in the form of a single Note (or such greater number of Senior Notes in denominations of at least $100,000 as you may request) dated the Funding Date and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number                      at                              Bank. If at the Closing the Company shall fail to tender such Senior Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Senior Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.01. Representations and Warranties. The representations and warranties of each Credit Party in this Agreement and in each other Senior Note Document shall be correct as of the Effective Date and as of the Funding Date.

4.02. Performance; No Default. As of the Funding Date, each of Holdings and the Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Senior Notes (and the application of the proceeds thereof as contemplated by Section 7.08), no Default or Event of Default shall have occurred and be continuing.

4.03. Compliance Certificates.

(a) Officer’s Certificate. Holdings and the Company shall have delivered to you an Officer’s Certificate, dated as of the Funding Date and signed on behalf of Holdings and the Company, certifying that the conditions specified in Sections 4.01, 4.02, 4.09 through and including 4.14 have been fulfilled and as to such other matters as you shall reasonably request.

(b) Corporate Documents; Proceedings, etc.

(i) On the Funding Date, you shall have received a certificate from each Credit Party dated as of the Funding Date signed by a Secretary or Assistant Secretary of such Credit Party (or of a Managing Entity thereof), in the form of Exhibit B with appropriate insertions, together with copies of the certificate or articles of incorporation or formation and by-laws or partnership agreement (or equivalent organizational documents), as applicable of such Credit Party and any Managing Entity of such Persons (which certificate of incorporation or articles of incorporation shall be certified by the office of the Secretary of State of the state of incorporation) and the resolutions and other corporate or organizational proceedings of such Person referred to in such certificate relating to the authorization, execution and delivery of the Senior Notes and the Senior Note Documents, each of the foregoing in form and substance acceptable to you.

(ii) On the Funding Date, all corporate and other legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Senior Note Documents, including in respect of the conversion of American Seafoods Holdings, LLC to a Delaware limited partnership, shall be reasonably satisfactory in form and substance to you, and you shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which you reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, limited liability company, partnership or Governmental Authorities.

(c) Except for the Transaction, no Credit Party shall have changed its jurisdiction of organization or incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other Person at any time following the date of the most recent financial statements referred to in Section 7.05.

4.04. Opinions of Counsel. You shall have received (a) a favorable opinion in form and substance satisfactory to you, dated as of the Funding Date (i) from Debevoise & Plimpton, LLP, counsel for the Company, covering the matters set forth in Exhibit C and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you), (ii) from special maritime counsel in connection with such transactions and covering such other matters incident to such transactions as you may reasonably request, (iii) from special real estate counsel in connection with such transactions and covering such other matters incident to such transactions as you may reasonably request and (iv) from King & Spalding LLP who is acting as special counsel for you in connection with such transactions covering such matters incident to the matters herein contemplated as you may reasonably request and (b) reliance letters in form and substance satisfactory to you, dated as of the Funding Date, with respect to such legal opinions delivered by counsel to the Company in connection with the Initial IDS Issuance and the funding of the Term Loan and the initial Revolving Loan and issuance of any initial Letters of Credit in connection with the Funding Date as may be requested by you.

4.05. Purchase Permitted By Applicable Law, Etc. On the Funding Date your purchase of Senior Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable Law or regulation, which Law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.06. Sale of Other Senior Notes. Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Senior Notes to be purchased by them at the Closing as specified in Schedule A.

4.07. Payment of Special Counsel Fees. Without limiting the provisions of Section 14.01, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.04 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.08. Private Placement Number. A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Senior Notes.

4.09. Changes in Corporate Structure. Except for the Transaction, no Credit Party shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 7.05.

4.10. Credit Agreement. On or prior to the Funding Date, the Company shall have received gross cash proceeds in an aggregate amount equal to $                 from Term Loans and Revolving Loans and shall have utilized the full amount of such cash proceeds to make payments owing in connection with the Transaction prior to (or simultaneously with) utilizing any proceeds from the issuance of the Senior Notes for such purpose. There shall have been delivered to you true and correct copies of all Credit Documents, and all of the terms and conditions of the Credit Documents (including interest and make-whole amounts, tenor covenants, defaults, remedies, and prepayment provisions) shall be substantially similar to the terms and conditions hereof or shall otherwise be in form and substance reasonably satisfactory to you. All conditions precedent to the borrowing under the Credit Documents as set forth in the Credit Documents shall have been satisfied, and not waived unless consented to by the Required Holders, to your reasonable satisfaction. The funding of the Term Loan and the initial Revolving Loan, and issuance of any initial Letters of Credit, shall have been consummated in accordance with the terms and conditions of the Credit Documents and all applicable Law.

4.11. IDS Issuance. On or prior to the Funding Date, ASC shall have received at least $355,000,000 in gross cash proceeds from the Initial IDS Issuance, and shall have contributed or loaned on a subordinated basis all of such proceeds (net of reasonable costs and expenses associated with such transaction) to Holdings, such indebtedness of Holdings to be evidenced by the IDS Intercompany Notes, and the Company shall have received as a capital contribution from Holdings an amount thereof equal to or greater than $325,000,000. There shall have been delivered to you true and correct copies of all IDS Documents relating to the Initial IDS Issuance and certified by a Responsible Officer of Holdings, and all the terms and conditions of such documents shall be in form and substance satisfactory to you. The Initial IDS Issuance shall have been consummated in accordance with the terms and conditions of such documents and all applicable Laws.

4.12. Refinancing. On or prior to the Funding Date, (a) the total commitments pursuant to the Existing Credit Agreement shall have been terminated, and all loans and notes with respect thereto shall have been repaid in full (together with interest thereon), all letters of credit issued thereunder shall have been terminated and all other amounts owing pursuant to the Existing Credit Agreement shall have been paid in full, (b) there shall have been delivered to you true and correct copies of the Existing Senior Subordinated Note Documents, certified by a Responsible Officer of Holdings, (c) the creditors in respect of the Existing Credit Agreement shall have terminated and released (or delivered instruments of release in form and substance satisfactory to you) all security interests in and Liens on all assets (including Vessels, Appurtenances, Real Property and Intellectual Property) of the Company and its Subsidiaries created pursuant to the security documentation relating to the Existing Credit Agreement, and such creditors shall have returned all Capital Stock pledged under the Existing Credit Agreement to the Company, (d) the Company shall have caused to be purchased and cancelled, or irrevocably accepted for purchase and cancellation pursuant to documentation in form and substance satisfactory to you, all outstanding notes pursuant to the Existing Senior Subordinated Note Documents tender offer, (e) you shall have received evidence, in form and substance satisfactory to you, that the matters set forth in this Section 4.12 have been satisfied as of the Funding Date, and (f) you shall have received true and complete copies of all Reorganization Documents.

4.13. Adverse Change, Approvals.

(a) As of the Funding Date, nothing shall have occurred that you shall determine has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b) On or prior to the Funding Date, all necessary approvals and consents of Governmental Authorities and third parties in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Senior Note Documents, shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Transaction Documents or otherwise referred to herein or therein. On the Funding Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Transaction Documents or otherwise referred to herein or therein.

4.14. Litigation. On the Funding Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Transaction Document, or (ii) which the Required Holders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15. Pledge Agreement. On the Funding Date, Holdings and the Company shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit D (the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Persons, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in your reasonable opinion, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been, or will be, substantially contemporaneously with the Closing, taken and the Pledge Agreement shall be in full force and effect.

4.16. Security Documents. On the Funding Date, the Company and its Domestic Subsidiaries shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit E (the “Security Agreement”) covering all of such Persons’ present and future Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) or other Perfection Documents fully executed (as appropriate) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in your reasonable opinion, desirable, to perfect the security interests purported to be created by the Security Agreement to the extent such perfection is required thereby (not including local filings in respect of personal property located outside the United States);

(ii) copies of requests for information or copies, or equivalent reports as of a recent date, listing all effective financing statements that name Holdings or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Funding Date or as otherwise deemed appropriate by you, together with copies of such other financing statements that name the Company or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully authorized or executed for filing); and

(iii) evidence that all other actions necessary or, in your reasonable opinion, desirable (including the receipt of the respective control agreements referred to in the Security Agreement) to perfect and protect the security interests purported to be created by the Security Agreement (to the extent such perfection is required thereby) have been, or will be, substantially contemporaneously with the Closing, taken, and the Security Agreement shall be in full force and effect.

4.17. Vessel Mortgages and Fishing Rights. The Collateral Agent shall have received (in form and substance satisfactory to you) on or prior to the Funding Date:

(i) current Abstracts of Title, certified as true and complete by the Coast Guard, for each of the Vessels with evidence that each Vessel has a fishery endorsement, together with copies of all recorded documents related to outstanding Liens, title issues or vessel documentation issues revealed by such Abstracts of Title or Certificates of Documentation as requested by you;

(ii) documentation relating to the termination or nonexistence of all defects, Liens and Vessel documentation issues not acceptable to you, other than to the extent constituting Permitted Liens;

(iii) copies of valid and current limited entry or other Permits issued by (A) the State of Alaska, if any, and (B) the National Marine Fisheries Service sufficient to permit the conduct of the Business in 2004 substantially as conducted in 2003, subject to applicable regulatory limits;

(iv) copies of current charters, if any, for each of the Vessels, certified as true and complete by each Vessel Owning Company, together with estoppel certificates verifying that the charter agreements are not in default;

(v) documentation which assigns a collateral interest in the Vessel charters, if applicable;

(vi) a description of all pending suits, claims or other actions which may constitute or create a Lien against or otherwise challenge any Credit Party’s right to use in accordance with past practice the Vessels, the Fishing Rights or Permits or Approvals, together with documentation regarding insurance and indemnity coverage for existing claims, except with respect to such suits, claims or other actions that would not reasonably be expected to have a Material Adverse Effect, as set forth in Schedule 4.17(vi);

(vii) receipt of copies of all Fishing Rights Agreements, certified as true and complete by the Company, together with evidence satisfactory to you of the completion of all actions as may be necessary or, in your opinion, desirable to perfect the security interests in favor of the Holders in the Fishing Rights Agreements;

(viii) the duly executed and delivered Vessel Mortgages on the Vessels and the Appurtenances, and evidence (which may be telephonic) of the completion of all filings and recordings of or with respect to the Vessel Mortgages and the other Security Documents pertinent to the Fishing Rights and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Vessel Mortgages and such Security Documents;

(ix) vessel survey reports, including appraisals, as of a date no earlier than January 2002 on each Vessel;

(x) evidence reasonably satisfactory to you that as to each Vessel, (A) such Vessel is owned and controlled by citizens of the United States as required by the AFA and regulations promulgated thereunder and meets all requirements to maintain such other endorsements as each Vessel may have (including a letter ruling to such effect issued by MARAD, in form and substance satisfactory to you); (B) such Vessel and the applicable Vessel Owning Company have a record of operations and activities that assures their continuing rights to engage in the fisheries in which they have historically participated; (C) the Transaction and the occurrence of the Funding Date shall not adversely affect the ownership or control of each such Vessel under the AFA nor such Vessel’s or such Vessel Owning Company’s continuing right to engage in the fisheries in which they have historically participated, and (D) the Collateral Agent (or a collateral agent or trustee on its behalf) has preferred marine mortgages on each Vessel that shall remain valid so long as any Obligations remain outstanding hereunder or under the other Senior Note Documents; and

(xi) a collateral trustee agreement in form and substance satisfactory to you duly executed by Viking Community Bank.

4.18. Real Property Documents. The Collateral Agent shall have received or be in a position to receive (in form and substance satisfactory to you) on the Funding Date:

(i) evidence of recordation of a Mortgage in respect of each of the Mortgaged Properties (which may consist of a written or telephonic confirmation from the title insurance company), or that each such Mortgage is duly signed, notarized and inform satisfactory for prompt recordation;

(ii) a Mortgage Policy for each Mortgage (A) issued by LandAmerica, (B) on an ALTA lender’s extended coverage policy, in an amount and form satisfactory to you, (C) naming the Collateral Agent for the benefit of the Senior Creditors as the insured thereunder, (D) insuring that each Mortgage insured thereby creates a valid first priority Lien on the property covered by such Mortgage, subject to no other Liens, other than Permitted Liens, and to no other exceptions, other than those satisfactory to you, and (E) containing such endorsements and affirmative coverage as you may request; and

(iii) such surveys, appraisals, consents of landlords, estoppels from landlords, tenant subordination agreements and other documents and instruments in connection with each Mortgage as you shall request.

4.19. Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Funding Date, you shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 7.05(a) and (d), which historical financial statements, pro forma financial statements and Projections shall be in form and substance satisfactory to you and shall be certified by the chief financial officer or Vice President-Finance of Holdings.

4.20. Solvency Certificate; Financial Certificate; Insurance Certificates, etc. On the Funding Date, you shall have received:

(i) (A) a solvency certificate from the chief financial officer of Holdings, on behalf of each of the Credit Parties in the form of Exhibit G-1 hereto, and (B) if an opinion of an independent advisor as to the solvency of Holdings or its Subsidiaries is provided pursuant to the Initial IDS Issuance, a Solvency Opinion;

(ii) a closing compliance certificate from the chief financial officer of Holdings in the form of Exhibit G-2 hereto, demonstrating, after giving effect to the Transaction, (A) pro forma compliance on and as of such date with all covenants other than Section 9.08 and 9.09, (B) on and as of such date, a Consolidated Senior Leverage Ratio not greater than 2.10:1.00, and a Consolidated Total Leverage Ratio not greater than 4.50:1.00, and (C) a Consolidated Fixed Charge Coverage Ratio, as of the latest quarter end date for which Holdings’ consolidated financial statements shall have been filed with the SEC prior to the Funding Date, in excess of 2.30:1.00;

(iii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of Holdings and its Subsidiaries, in form and substance satisfactory to you and naming the Collateral Agent for the benefit of the Senior Creditors as an additional insured and/or as a loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent; and

(iv) copies of all environmental and hazardous substance analyses with respect to the Real Property of the Company or its Subsidiaries delivered to the Administrative Agent or any Lender.

4.21. Guaranties. On the Funding Date, (i) the Subsidiaries shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit I, and (ii) Holdings shall have duly authorized, executed and delivered the Holdings Guaranty in the form of Exhibit L.

4.22. Senior Creditor Intercreditor Agreement. On the Funding Date, each of the named parties thereto shall have duly authorized, executed and delivered the Senior Creditor Intercreditor Agreement in the form of Exhibit M.

4.23. Employee Benefit Plans; Shareholders’ Agreements; etc. On or prior to the Funding Date, there shall have been delivered to you true and correct copies of the following documents as in effect on the Funding Date:

(i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, Schedules and information), and for each Plan that is a “single-employer plan,” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefore), and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries or ERISA Affiliates (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, only to the extent that any document described herein is in the possession of Holdings, any Subsidiary of Holdings or any ERISA Affiliate, or reasonably available thereto from the sponsor or trustee of any such Plan) (such delivered items, collectively, the “Employee Benefits Plans”);

(ii) all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its equity interests and any agreements entered into by its shareholders, partners or members relating to any such entity with respect to its equity interests (such delivered items, collectively, the “Shareholders’ Agreements”);

(iii) all material agreements with members or partners of, or with respect to, the management of or marketing on behalf of Holdings or any of its Subsidiaries, including expense sharing or reimbursement agreements, but not including Employment Agreements (such delivered items, collectively, the “Management Agreements”);

(iv) all material employment agreements entered into by Holdings or any of its Subsidiaries (such delivered items, collectively, the “Employment Agreements”);

(v) all non-compete agreements entered into by Holdings or any of its Subsidiaries which restrict the activities of Holdings or any of its Subsidiaries (such delivered items, collectively, the “Non-Compete Agreements”);

(vi) all collective bargaining agreements applying or relating to any employee of Holdings or any of any of its Subsidiaries (such delivered items, collectively, the “Collective Bargaining Agreements”);

(vii) all tax sharing, tax allocation and other similar agreements entered into by Holdings or any of its Subsidiaries (such delivered items, collectively, the “Tax Sharing Agreements”);

(viii) all agreements evidencing or relating to Indebtedness of Holdings or any of its Subsidiaries which is to remain outstanding after giving effect to the Transaction (such delivered items, collectively, the “Existing Indebtedness Agreements”);

(ix) all Approved Stock Plans in existence as of such date; and

(x) all other material agreements between Holdings or any of its Subsidiaries and any Holdings Parent Entity or any Subsidiary of a Holding’s Parent Entity (other than another Holdings Consolidated Entity) (such delivered items, collectively, “Affiliate Agreements”); and

(xi) a table specifying the sources and uses of all cash transfers occurring on the Funding Date (such delivered item, the “Sources and Uses Table”).

all of which Employee Benefit Plans, Shareholders’ Agreements, Management Agreements, Employment Agreements, Non-Compete Agreements, Collective Bargaining Agreements, Tax

Sharing Agreements, Existing Indebtedness Agreements, Approved Stock Plans, Affiliate Agreements and Sources and Uses Table shall be in form and substance satisfactory to you and shall be in full force and effect on the Funding Date.

5.	PREPAYMENT OF THE SENIOR NOTES.

Any Senior Note shall be subject to required prepayment as and to the extent provided in Section 5.01. Any Senior Notes shall also be subject to prepayment under the circumstances set forth in Sections 5.02 and 5.03. Any prepayment made by the Company pursuant to any other provision of this Section 5 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in Section 5.01.

5.01. Mandatory Prepayments and Offer of Prepayments.

(a) Equity Issuances. In addition to any other mandatory prepayments and offers of prepayments pursuant to this Section 5.01, on each date after the Funding Date upon which Holdings or any Subsidiary of Holdings receives any cash proceeds from (i) any Equity Issuance by any Holdings Parent Entity, or Holdings or any of its Subsidiaries, or any of their Affiliates, other than an Exempt Equity Issuance, or (ii) any issuance by any Holdings Parent Entity, Holdings or any Subsidiary of Holdings of IDS’, other than an Exempt IDS Issuance, an amount equal to the Note Facility Mandatory Prepayment Amount of the Applicable EI Percentage of the Net Issuance Proceeds of such Equity Issuance or issuance of IDS’, as the case may be, so received shall be (1) automatically applied as a mandatory prepayment in accordance with the requirements of Section 5.01(j) if a Mandatory Payment Condition is in effect, and (2) otherwise offered to the Holders for prepayment of the Senior Notes if a Mandatory Payment Condition is not in effect, and if such offer is accepted in accordance with Section 5.01(i) below, such amount shall be applied as a mandatory prepayment in accordance with the requirements of Section 5.01(j).

(b) Debt Issuances. In addition to any other mandatory prepayments and offers of prepayments pursuant to this Section 5.01, on each date after the Funding Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Debt Issuance by any Holdings Parent Entity, Holdings or any of its Subsidiaries, or any of their Affiliates (other than any Exempt Debt Issuance), an amount equal to the Note Facility Mandatory Prepayment Amount of 100% of the Net Issuance Proceeds of the respective Debt Issuance so received shall be (1) automatically applied as a mandatory prepayment in accordance with the requirements of Section 5.01(j) if a Mandatory Payment Condition is in effect, and (2) otherwise offered to the Holders for prepayment of the Senior Notes if a Mandatory Payment Condition is not in effect, and if such offer is accepted in accordance with Section 5.01(i) below, such amount shall be applied as a mandatory prepayment in accordance with the requirements of Section 5.01(j).

(c) Asset Sales. In addition to any other mandatory prepayments and offers of prepayments pursuant to this Section 5.01, on each date after the Funding Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale, other than an Excluded Asset Disposition, an amount equal to the Note Facility Mandatory Prepayment Amount of 100% of the Net Sale Proceeds therefrom (1) automatically applied as a mandatory prepayment in accordance with the requirements of Section 5.01(j) if a Mandatory Payment

Condition is in effect, and (2) otherwise offered to the Holders for prepayment of the Senior Notes if a Mandatory Payment Condition is not in effect, and if such offer is accepted in accordance with Section 5.01(i) below, such amount shall be applied as a mandatory prepayment in accordance with the requirements of Section 5.01(j); provided, however, that if such proceeds do not include proceeds of any Disposition of any Pollock Vessel or Fishing Rights appurtenant thereto, and if (x) there exists an Interest Deferral Period, but no Default or Event of Default then exists and the gross proceeds of such Asset Sales do not exceed in the aggregate (including amounts incurred under clause (y) hereof but excluding any amounts incurred under clause (z) of this subsection) for any fiscal year $5,000,000, or (y) no Interest Deferral Period, Default or Event of Default is then in effect and such gross proceeds do not in the aggregate exceed (including amounts incurred under clause (x) hereof but excluding any amounts incurred under clause (z) of this subsection) $20,000,000 in respect of all amounts occurring during any fiscal year, or (z) no Default or Event of Default then exists and such proceeds are received from a Sale-Leaseback Transaction and do not exceed the Sale Leaseback Limit; then such Net Sale Proceeds shall not be required to be so applied to the extent that the Company has delivered to the Holders a Notice of Asset Sale stating that such Net Sale Proceeds shall be used to acquire productive tangible assets (or Fishing Rights) of comparable monetary value to be engaged in the Business within 270 days following the date of the receipt of such Net Sale Proceeds (which Notice shall set forth the estimates of the Net Sale Proceeds to be so expended), and provided, further, that if all or any portion of such Net Sale Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 270 days after the date of the receipt of such Net Sale Proceeds (or such earlier date, if any, as the Company or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.01(c) without regard to the preceding proviso. All replacement assets shall, in accordance with Section 8.12, promptly become subject to the perfected, first priority Senior Creditor Liens, to the extent the assets subject to such Asset Sale were required pursuant to the terms of the Senior Note Documents to be subject to such Liens.

(d) Dividend Suspension Periods. In addition to any other mandatory prepayments and offers of prepayments pursuant to this Section 5.01, on each DSP Available Cash Payment Date, an amount equal to the Note Facility Mandatory Prepayment Amount of 75% of DSP Available Cash shall be paid and applied as a mandatory repayment in accordance with the requirements of Section 5.01(j).

(e) Interest Deferral Periods. In addition to any other mandatory prepayments and offers of prepayments pursuant to this Section 5.01, on each IDP Available Cash Payment Date, an amount equal to the Note Facility Mandatory Prepayment Amount of 50% of IDP Available Cash shall be paid and applied as a mandatory repayment in accordance with the requirements of Section 5.01(j).

(f) Senior Term Loan Payments. In addition to any other mandatory prepayments and offers of prepayments pursuant to this Section 5.01, on each Senior Term Loan Voluntary Prepayment Date, an amount equal to the Note Facility TL Voluntary Prepayment Amount relating to the relevant Senior Term Loan Voluntary Prepayment Offer Amount shall be (1) automatically applied as a mandatory prepayment in accordance with the requirements of Section 5.01(j) if a Mandatory Payment Condition is in effect, and (2) otherwise offered to the Holders for prepayment of the Senior Notes if a Mandatory Payment Condition is not in effect, and if such offer is accepted in accordance with Section 5.01(i), such amount shall be applied as a mandatory prepayment in accordance with the requirements of Section 5.01(j).

(g) Recovery Events. In addition to any other mandatory offer of prepayments pursuant to this Section 5.01, within 10 days following each date on or after the Funding Date upon which the Company or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the aggregate Net Insurance Proceeds therefrom do not exceed $1,000,000), an amount equal to the Note Facility Mandatory Prepayment Amount of 100% of the Net Insurance Proceeds from such Recovery Event shall be (1) automatically applied as a mandatory prepayment in accordance with the requirements of Section 5.01(j) if a Mandatory Payment Condition is in effect, and (2) otherwise offered to the Holders for prepayment of the Senior Notes if a Mandatory Payment Condition is not in effect, and if such offer is accepted in accordance with Section 5.01(i) below, such amount shall be applied as a mandatory prepayment in accordance with the requirements of Section 5.01(j); provided, however, that:

(i) If no Event of Default then exists and such Net Insurance Proceeds do not exceed $5,000,000, such Net Insurance Proceeds shall not be required to be so applied within such 10-day period to the extent that the Company has delivered to the Holders within such 10-day period a Notice of Recovery Event stating that such Net Insurance Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within 270 days following the date of the receipt of such Net Insurance Proceeds (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), provided, that if there exists a Default (but no Event of Default) on such 10th day, notwithstanding the prior delivery of the Notice of Recovery Event, the aforementioned amount shall be so paid and applied on the date (if any) that such Default becomes an Event of Default; and

(ii) If no Event of Default then exists and if

(A) the amount of such Net Insurance Proceeds exceeds $5,000,000,

(B) the amount of such Net Insurance Proceeds, together with other amounts permitted (after taking into account all prior Capital Expenditures) to be spent by the Company on Capital Expenditures during the relevant period pursuant to Section 9.07, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such Net Insurance Proceeds were paid as determined by the Company and as supported by such estimates or bids from contractors or subcontractors or such other supporting information as the Holders may reasonably request,

(C) the Company has delivered to the Holders a Notice of Recovery Event certifying the Company’s determination as required by preceding clause (B) and certifying the sufficiency of the Company’s remaining unimpaired sources of liquidity or revenue (including, if relevant, business interruption insurance as required by the succeeding clause (D)), and

(D) the Company has delivered to the Holders such evidence as the Holders may reasonably request in form and substance reasonably satisfactory to the Required Holders establishing that the Company has sufficient remaining unimpaired sources of revenue (including business interruption insurance) and that the Company will receive payments thereunder in such amounts and at such times as are necessary to satisfy all obligations and expenses of the Company (including all debt service requirements, including pursuant to the Senior Note Agreement and the Credit Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of respective properties or assets;

then the entire amount of the Net Insurance Proceeds of such Recovery Event otherwise payable pursuant to this subsection (g)(ii), and not just the portion in excess of $5,000,000, shall be deposited with the Collateral Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Required Holders whereby such Net Insurance Proceeds shall be disbursed to the Company from time to time as needed to pay actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be reasonably established by the Required Holders), it being understood and agreed that at any time while an Event of Default has occurred and is continuing, the Required Holders may direct the Collateral Agent (in which case the Collateral Agent shall, and is hereby authorized by the Company to, follow said directions) to, apply any or all proceeds then on deposit in such cash collateral account to the repayment of Secured Obligations as and when they become due and payable in accordance with the requirements of the Security Agreement, and provided, further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso (whether pursuant to clause (i) or (ii) thereof) are not so used within 270 days after the date of the receipt of such Net Insurance Proceeds (or such earlier date, if any, as the Company or the relevant Subsidiary determines not to reinvest the Net Insurance Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.01(g) without regard to the preceding proviso. All replacement assets shall promptly become subject to the perfected, first priority Senior Creditor Liens, to the extent the asset(s) subject to such Recovery Event were required pursuant to the terms of the Senior Note Documents to be subject to such Liens.

(h) Prepayment Notices.

(i) In addition to the delivery of the DSP Compliance Certificate and the IDP Compliance Certificate in accordance with Section 8.01(e)(i)(C), the Company or Holdings shall give the Holders notice of events arising under this Section 5.01 as follows (each such notice, including the DSP Compliance Certificate and the IDP Compliance Certificate, a “Prepayment Notice”):

(A) No later than five Business Days prior to the date of any receipt by Holdings or its Subsidiaries of Net Issuance Proceeds described in Section 5.01(a), a Notice of Equity Issuance;

(B) No later than five Business Days prior to the date of any receipt by Holdings or its Subsidiaries of Net Issuance Proceeds described in Section 5.01(b), a Notice of Debt Issuance;

(C) No later than five Business Days prior to the date of receipt by Holdings or its Subsidiaries of Net Sale Proceeds, a Notice of Asset Sale;

(D) No later than five Business Days prior to any Senior Term Loan Voluntary Prepayment Date, a Notice of Senior Loan Prepayment; and

(E) No later than five Business Days after receipt of any Net Insurance Proceeds from any Recovery Event (other than a Recovery Event where such proceeds do not exceed $1,000,000), a Notice of Recovery Event.

(ii) Each such Prepayment Notice shall specify the date fixed for prepayment (which date shall be at least five Business Days after the date of such Prepayment Notice), that such offer to prepay is made pursuant to this Section 5.01 and specifying the applicable subsection hereof, the aggregate principal amount of the Senior Notes to be prepaid on such date, the principal amount of each Senior Note held by such Holder to be prepaid (determined in accordance with Section 5.01(j)), and the interest to be paid on such proposed prepayment date with respect to such principal amount being prepaid and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.

(i) Acceptance/Rejection of Prepayment Offer. In those instances where an offer to prepay the Senior Notes is required to be made pursuant to this Section 5.01, a Holder may accept such offer by causing a written notice of such acceptance to be delivered to the Company no later than 3:00 p.m. (Pacific Time), on the second Business Day prior to the proposed prepayment date set forth in the Prepayment Notice. A failure by a Holder to respond to an offer to prepay made pursuant to this Section 5.01 on or before 3:00 p.m. (Pacific Time) on the second Business Day prior to such proposed prepayment date shall be deemed to constitute a rejection of such offer by such Holder.

(j) Application of Mandatory Prepayments. Each amount required to be applied pursuant to Sections 5.01(a), (b), (c), (d), (e), (f) and (g) in accordance with this Section 5.01(j) (the “Mandatory Prepayment Amount”) shall be applied ratably to (1) all of the Senior Notes if a Mandatory Payment Condition is in effect and (2) the Senior Notes of all Holders accepting an offer to prepay made under this Section 5.01 if a Mandatory Payment Condition is not in effect. Each Holder’s pro rata share of any Mandatory Prepayment Amount shall be a fraction, the numerator of which is the Senior Note Obligations of such Holder (to the extent that such Holder accepts an offer to prepay when a Mandatory Payment Condition is not in effect), and the denominator of which is (1) all Senior Note Obligations if a Mandatory Payment Condition is in effect and (2) the Senior Note Obligations of all Holders that accepted an offer to prepay made under this Section 5.01 if a Mandatory Payment Condition is not in effect. The Mandatory Prepayment Amount allocated to any Holder in accordance with this Section 5.01(j) shall be applied by such Holder to its Senior Note Obligations in a manner sufficient to prepay principal together with accrued and unpaid interest thereon, and if a Mandatory Payment Condition is in effect, the Make-Whole Amount with respect thereto.

5.02. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Senior Notes, in an amount not less than 10% of the aggregate principal amount of the Senior Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon to the prepayment date and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each Holder written notice of each optional prepayment under this Section 5.02 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date that such offer to prepay is made pursuant to this Section 5.02, the aggregate principal amount of the Senior Notes to be prepaid on such date, the principal amount of each Senior Note held by such Holder to be prepaid (determined in accordance with Section 5.04), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each Holder a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

5.03. Optional Offers of Prepayments without Make-Whole Amount. The Company may, at its option, upon notice as provided below, offer to prepay at any time all, or from time to time any part of, the Senior Notes without Make-Whole Amount in an amount not less than 10% of the aggregate principal amount of the Senior Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus accrued and unpaid interest thereon to the prepayment date. The Company will give each Holder written notice of each offer of optional prepayment under this Section 5.03 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such proposed prepayment date, that such offer to prepay is made pursuant to this Section 5.03, the aggregate principal amount of the Senior Notes offered to be prepaid on such date, the principal amount of each Senior Note held by such Holder offered to be prepaid (determined in accordance with Section 5.04), and the interest to be paid on the proposed prepayment date with respect to such principal amount offered to be prepaid. A Holder may accept the offer to prepay made pursuant to this Section 5.03 by causing a written notice of such acceptance to be delivered to the Company no later than 5 days prior to the proposed prepayment date. A failure by a Holder to respond to an offer to prepay made pursuant to this Section 5.03 within such 5 day period shall be deemed to constitute a rejection of such offer by such Holder.

5.04. Allocation of Optional Partial Prepayments. In the case of each partial prepayment of the Senior Notes pursuant to Section 5.02, the principal amount of the Senior Notes to be prepaid shall be allocated among all of the Senior Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. In the case of each partial prepayment to Section 5.03, the principal amount of the Senior Notes to be prepaid shall be allocated only among the Holders electing to accept such prepayment.

5.05. Maturity; Surrender, Etc. In the case of each prepayment of Senior Notes pursuant to this Section 5, the principal amount of each Senior Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Senior Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Senior Note.

5.06. Purchase of Senior Notes. The Company will not and will not permit any Subsidiary or Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Senior Notes except upon the payment or prepayment of the Senior Notes in accordance with the terms of the Senior Note Agreement and the Senior Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Senior Notes pursuant to any provision of this Agreement and no Senior Notes may be issued in substitution or exchange for any such Senior Notes.

5.07. Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Senior Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Senior Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Senior Note, the principal of such Senior Note that is to be prepaid pursuant to Section 5.01 or 5.02 or has become or is declared to be immediately due and payable pursuant to Section 11.01, as the context requires.

“Designated Spread” shall mean (i) 2.00% for purposes of any prepayment pursuant to Section 5.01 during any Dividend Suspension Period and (ii) 1.00% for all other purposes.

“Discounted Value” means, with respect to the Called Principal of any Senior Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Senior Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Senior Note, the Designated Spread plus the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Screen PX1” on the Bloomberg Financial Markets Commodities News screen (or such other display as may replace Screen PX1 on the Bloomberg Financial Markets Commodities News screen) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the interest rate set forth in the applicable Senior Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Senior Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Senior Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 5.01, 5.02, 5.03 or 11.01.

“Settlement Date” means, with respect to the Called Principal of any Senior Note, the date on which such Called Principal is to be prepaid pursuant to Section 5.01, 5.02 or 5.03 or has become or is declared to be immediately due and payable pursuant to Section 11.01, as the context requires.

6.	REPRESENTATIONS OF THE PURCHASER.

6.01. Purchase for Investment.

(a) You represent that you are purchasing the Senior Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Senior Notes have not been registered under the Securities Act or any state securities law and may be resold only if registered pursuant to the provisions of the Securities Act and applicable state securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Senior Notes.

(b) You hereby acknowledge that the Notes shall bear a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF SUCH SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

(c) The acquisition by you of the Senior Notes shall constitute a confirmation by you of the foregoing representations.

(d) You acknowledge that, in issuing the Senior Notes, the Company is relying on the representations and warranties of you and each Other Purchaser in this Section 6.01.

6.02. Source of Funds. You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Senior Notes to be purchased by you hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or greater interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.02, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.	REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY.

In order to induce you and the Other Purchasers to enter into this Agreement and the Other Agreements, respectively, and to purchase the Senior Notes as provided herein, Holdings and the Company each make the following representations, warranties and agreements on the Effective Date and on the Funding Date, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement, the Other Agreements and the purchase of Senior Notes.

7.01. Organizational Status. Each Credit Party and each Subsidiary thereof (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02. Power and Authority. Each Credit Party and each Subsidiary thereof has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Senior Note Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Senior Note Document. Each Credit Party and each Subsidiary thereof has duly executed and delivered each of the Transaction Documents to which it is party and that constitutes a contract or instrument, and each of such Transaction Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03. No Violation. Neither the execution, delivery or performance by any Credit Party or any Subsidiary thereof of the Transaction Documents comprising contracts or instruments to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Law, or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and the

Credit Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, partnership agreement, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

7.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Transaction Document, or (ii) the legality, validity, binding effect or enforceability of any such Transaction Document, except, in the case of the preceding clauses (i) and (ii), for (x) those that have otherwise been obtained or made on or prior to the Funding Date and which remain in full force and effect on the Funding Date and (y) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within five Business Days following the Funding Date or within the time, if any, specified in Section 21.12.

7.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.

(a) (i) The consolidated balance sheets of Holdings for the fiscal year ended December 31, 2003, and the related statements of income, cash flows and retained earnings of Holdings for each such fiscal year ended on such dates, copies of which have been furnished by Holdings to you and the Other Purchasers prior to the Funding Date, present fairly in all material respects the consolidated financial position of the Holdings Consolidated Entities at the dates of such balance sheets and the consolidated results of the operations of the Holdings Consolidated Entities for the periods covered thereby. All of the foregoing historical financial statements have been audited by KPMG LLP and prepared in accordance with GAAP consistently applied.

(ii) The pro forma consolidated balance sheet of the Holdings Consolidated Entities as of March 31, 2004 (after giving effect to the Transaction and the refinancing), a copy of which has been furnished by Holdings to you and the Other Purchasers prior to the Funding Date, presents fairly in all material respects the pro forma consolidated financial position of the Holdings Consolidated Entities as of the Funding Date.

(b) Each of the Credit Parties is Solvent.

(c) Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a) and except for Indebtedness disclosed in Schedule 7.21, and the Senior Note Documents, the Credit Documents and the IDS Note Documents, there are as of the Funding Date no liabilities or obligations with respect to Holdings or any of the Holdings Consolidated Entities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole. As of the Funding Date, neither Holdings nor the Company knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole.

(d) The Projections delivered to you and the Other Purchasers prior to the Funding Date have been prepared in good faith and are based on good faith assumptions which the management of Holdings believes on the basis of customary due diligence and in good faith to be reasonable, and there are no assumptions in the Projections which are based upon or include information known to the Company or Holdings to be misleading in any material respect or which fail to take into account material relevant information known to the Company or Holdings regarding the matters reported therein. On the Funding Date, the Company and Holdings each believe that the Projections are reasonable and attainable, it being recognized by you and the Other Purchasers, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(e) After giving effect to the Transaction, since December 31, 2003, there has occurred no event or circumstance that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) ASC and/or Holdings have filed in a timely manner all documents that either of them was required to file with the SEC under Sections 13, 14(a) and 15(d) of the Securities Exchange Act, pursuant to or as a result of the Initial IDS Issuance. As of their respective filing dates, all documents filed by ASC and/or Holdings with the SEC (“SEC Documents”) complied in all material respects with the requirements of the Securities Exchange Act or the Securities Act, as applicable. None of the SEC Documents as of their respective dates contained any untrue statement of a material fact or omitted to state material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Documents comply as to form in all material respects with GAAP and with the published rules and regulations of the SEC with respect thereto.

(g) ASC’s fiscal years and fiscal quarters each end on the dates set forth in Section 8.08.

7.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company or Holdings, threatened (i) with respect to the Transaction or any Transaction Document, or (ii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Credit Parties in writing to you or any Other Purchaser (including all information contained in the Transaction Documents) for purposes of or in connection with this Agreement, the other Senior Note Documents, the Transaction or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Credit Parties in writing to you or any Other Purchaser will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

7.08. Use of Proceeds; Margin Regulations.

(a) All proceeds from the sale of the Senior Notes received on the Funding Date will be used by the Company to finance, in part, the Refinancing, to consummate the Transaction, and to pay the fees and expenses relating to the Transaction.

(b) No part of the proceeds from the sale of the Senior Notes hereunder will be used, directly or indirectly, for the purpose of (i) buying or carrying any Margin Stock, (ii) buying or carrying or trading in any securities under such circumstances as to involve any Credit Party in a violation of Regulation X, (iii) to involve any broker or dealer in a violation of Regulation T, or (iv) maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is currently a Margin Stock or for any other purpose which might cause this transaction to constitute a “purpose credit” within the meaning of Regulation U. Margin Stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries or Holdings and its Subsidiaries and neither the Company nor Holdings has any present intention that Margin Stock will constitute more than 5% of the value of such assets. As used in this Section, the term “purpose of buying or carrying” shall have the meaning assigned to such term in said Regulation U.

7.09. Tax Returns and Payments.

(a) Holdings and the Company have timely filed or caused to be timely filed with the appropriate taxing authority all federal and state income tax returns and all other material tax returns, domestic and foreign (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries for the periods covered thereby. Holdings and each of its Subsidiaries have paid all material taxes and assessments payable by them which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for as a reserve, if required by and in accordance with GAAP, on the financial statements of Holdings and its Subsidiaries. Except as set forth in Schedule 7.09, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Holdings, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. As of the Funding Date except as set forth in Schedule 7.09, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither Holdings nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction and any restructuring undertaken in connection therewith or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

(b) Except as delivered to you pursuant to Section 4.23(vii), there exists no tax sharing, tax allocation or similar agreements as to which Holdings or any of its Subsidiaries is a party. The Tax Sharing Agreements are in full force and effect and have not been modified or amended except as advised pursuant to Section 4.23(vii). As of the Effective Date, there is no amount owing by Holdings or any of its Subsidiaries to any Person in respect of taxable income accrued prior to such date.

7.10. Compliance with ERISA.

(a) Schedule 7.10 sets forth, as of the Funding Date, the name of each Plan. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable Laws, including ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; neither Holdings nor any of its Subsidiaries or ERISA Affiliates has any liability with respect to any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA; neither Holdings nor any of its Subsidiaries or ERISA Affiliates has ever maintained or contributed to, or had any obligation to maintain or contribute to (or borne any liability with respect to) any Foreign Pension Plan; all contributions required to be made with respect to a Plan have been timely made; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4204 or 4212 of ERISA or, with respect to the Company, Section 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened, except to the extent that any such action, suit, proceeding, hearing, audit or investigation could not reasonably be expected to result in a material liability; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any failure to comply could not reasonably be expected to result in a material liability; no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan; and Holdings and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have Material Adverse Effect.

(b) The execution and delivery of this Agreement and the issuance and sale of the Senior Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation in the first sentence of this Section 7.10(b) is made in reliance upon and subject to (i) the accuracy of your representation in Section 6.02 as to the sources of the funds used to pay the purchase price of the Senior Notes to be purchased by you and (ii) the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

7.11. The Security Documents.

(a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Holders and the other Senior Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Senior Creditors, has (or within a period of time as is permitted in respect of such action under Section 21.12 will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Senior Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person.

(c) Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Senior Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

(d) Each Vessel Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Vessel and Appurtenances thereto in favor of the Collateral Agent (or such other trustee as may be required or desired by the Collateral Agent under applicable law) for the benefit of the Senior Creditors, superior and prior to the rights of all third Persons (other than Permitted Encumbrances) and subject to no other Liens (other than Permitted Liens related thereto).

7.12. Properties. All Real Property owned or leased by the Company or any of its Subsidiaries as of the Funding Date, and the nature of the interest therein, is correctly set forth in Schedule 7.12. Each of the Company and each of its Subsidiaries has good and valid title to all material properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

7.13. Capitalization.

(a) Holdings is a limited partnership, the sole general partner of which is ASC, and the sole limited partners of which are ASLP and the Corporate Partners. Each of ASC, ASLP and the Corporate Partners has made its respective partnership contribution and has received the appropriate partnership interest in Holdings. Holdings does not have outstanding any Equity Equivalents relating to its Capital Stock, nor any agreement providing for the issuance (contingent or otherwise) of any Equity Equivalents relating to its Capital Stock.

(b) After giving effect to the consummation on the Funding Date of the Transaction, the Company is a limited liability company having Holdings as sole member and the managing member. All outstanding shares of Capital Stock of the Company have been duly and validly issued and are fully paid and non-assessable. The Company does not have outstanding any Equity Equivalents relating to its Capital Stock, nor any agreement providing for the issuance of (contingent or otherwise) of any Equity Equivalents relating to, its Capital Stock.

7.14. Subsidiaries. Holdings has no direct Subsidiaries other than the Company. The Company has no Subsidiaries other than as set forth in Schedule 7.14 and any Subsidiaries created or acquired after the Funding Date in accordance with the terms of this Agreement and the other Senior Note Documents. As of the Funding Date, except as set forth as such in Schedule 7.14, there are no Non-Wholly-Owned Subsidiaries.

7.15. Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all Laws in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16. Investment Company Act. None of any Holdings Parent Entity, nor Holdings, nor any of their respective Subsidiaries, is an investment company required to be registered under the Investment Company Act of 1940 or a company controlled by an investment company required to be registered under the Investment Company Act of 1940.

7.17. Public Utility Holdings Company Act. None of any Holdings Parent Entity, nor Holdings, nor any of their respective Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holdings Company Act of 1935, as amended.

7.18. Environmental Matters. Except as set forth in Schedule 7.18 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Holdings or the Company, threatened Environmental Claims against Holdings or any of its past or present Subsidiaries or any Real Property or Vessels owned, leased or operated by Holdings or any of its past or present Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its past or present Subsidiaries of any Real Property or Vessels formerly owned, leased or operated by Holdings or any of its past or present Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries, or any Real Property or Vessels owned, leased or operated by Holdings or any of its Subsidiaries (including any Real Property or Vessels formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries) or, to the knowledge of Holdings or the Company, any property adjoining or adjacent to any such Real Property or Vessels that would be reasonably expected (i) to form the basis of an Environmental Claim against Holdings or any of its past or present Subsidiaries or any Real Property or Vessels owned, leased or operated by Holdings or any of its past or present Subsidiaries, or (ii) to cause any Real Property or Vessels owned, leased or operated by Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property or Vessels by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property or Vessel owned, leased or operated by the Company or any of its past or present Subsidiaries or, to the knowledge of the Company, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has (i) violated or could be reasonably expected to violate any applicable Environmental Law, (ii) give rise to an Environmental Claim, or (iii) give rise to liability under any applicable Environmental Law.

7.19. Labor Relations. Except as set forth in Schedule 7.19 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice; there is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, threatened against Holdings or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries and (iv) no collective bargaining agreement exists which is binding on Holdings or any of its Subsidiaries.

(b) Neither Holdings nor any of its Subsidiaries has any Equal Employment Opportunity Commission charges or other claim of employment discrimination pending or, to

Holdings’ knowledge, currently threatened against them; no wage and hour department investigation has been made of Holdings or any of its Subsidiaries; there are no occupational health and safety claims against Holdings or any of its Subsidiaries.

(c) Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), neither Holdings nor any of its Subsidiaries effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Holdings or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Holdings or any of its Subsidiaries; nor has Holdings or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Neither Holdings nor any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the date hereof; and Holdings and its Subsidiaries are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder.

7.20. Intellectual Property.

(a) Each of Holdings and each of its Subsidiaries owns or has the right to practice under and use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including rights in computer programs and databases) and formulas, or rights with respect to the foregoing (collectively, but not including Fishing Rights, “Intellectual Property”), and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(b) As of the Effective Date and the Funding Date, neither Holdings nor any of its Subsidiaries has knowledge of any claim by any third party contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by Holdings or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any Intellectual Property right of any other Person and, to the best knowledge of Holdings and its Subsidiaries, no such claim is threatened.

7.21. Indebtedness.

(a) Schedule 7.21 sets forth a true and complete list of all Indebtedness (including Contingent Obligations) of Holdings and its Subsidiaries as of the Funding Date after giving effect to the Refinancing, but excluding the Loans, the Letters of Credit, the Senior Notes and the IDS Note Documents, (such non-excluded Indebtedness, the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective Company or obligor and any Holdings Consolidated Entity that directly or indirectly guarantees such debt.

(b) All Non-Exempt IDS Indenture Indebtedness is less than $10,000,000 in aggregate outstanding principal amount.

7.22. Insurance. Schedule 7.22 sets forth a true and complete listing of all insurance maintained by Holdings and its Subsidiaries as of the Funding Date.

7.23. Representations and Warranties in Other Documents. All representations and warranties of any Credit Party set forth in the other Transaction Documents are true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Funding Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

7.24. Subordination. The subordination provisions contained in the IDS Note Documents are enforceable against Holdings, each of its Subsidiaries, and the present and future holders (including any pledgees) of the IDS Note Documents, and all Senior Lender Obligations are included within the definition of “Guarantor Senior Indebtedness” and “Designated Senior Indebtedness” in such subordination provisions.

7.25. Vessels; Fishing Rights.

(a) The Vessels existing on the Effective Date are identified in Schedule 7.25. As of the Funding Date, other than the Vessels so identified, neither Holdings nor any of its Subsidiaries owns or operates any vessels (i) of more than 100 gross registered tons, (ii) having a registered length of 100 feet or more, or (iii) having fishery endorsements. Each Vessel so identified in Schedule 7.25 is solely owned by the Company or a Subsidiary, as indicated on such Schedule.

(b) Each Vessel: (i) is duly documented as a U.S. flag vessel with a fishery endorsement in the name of the Company or a Subsidiary; (ii) is duly qualified for a fishery endorsement under Chapter 121 of Title 46 of the United States Code and the regulations thereunder; and (iii) is currently qualified to engage in the fisheries in which it has historically participated.

(c) Each Pollock Vessel existing on the Effective Date is a catcher/processor vessel named in Section 208(e)(1), (2), (3), (4), (5), (6) or (7) of the American Fisheries Act, Title II of Division C, Pub.L. 105-277 (October 21, 1998) or any successor thereto (the “AFA”), except the Vessel American Challenger, official number 633219, which, to the knowledge of the Credit Parties, is the vessel named in Section 208(b)(1) of the AFA and that the listing of the Vessel therein with an incorrect official number is an error that does not alter the application of such Section to the American Challenger, official number 633219.

(d) Except as set forth in Schedule 7.25, the Company or one or more of its Wholly-Owned Domestic Subsidiaries holds good and marketable title to the Vessels and the Appurtenances thereto, free and clear of all Liens other than Permitted Liens, and since September 25, 1997 (or such later date on which such Vessel may have first been acquired by the Company or its Subsidiaries), each of the Vessels (other than the American Challenger and the

PLC Vessels) has been continuously documented with a valid fishery endorsement, except for routine surrender and prompt reissuance of certificates of documentation with a fishery endorsement as disclosed in Schedule 7.25. On and after the Effective Date, there has occurred no lapse of documentation or other event which could adversely affect any Vessel’s qualifications or eligibility to operate in the fisheries of the United States at or after the Effective Date. As of the Effective Date and the Funding Date, except by catch monitoring agreements entered into in the ordinary course of business or as identified in Schedule 7.25, there are no material understandings or contracts relating to the operation of any of the Vessels or any of the Appurtenances thereto.

(e) The Company or a Subsidiary, as indicated in Schedule 7.25, holds all right, title and interest in Fishing Rights relating to each Vessel and the other Appurtenances thereto, and all Approvals and Permits evidencing or representing such Fishing Rights for which Approvals or Permits are issued by any Governmental Authority as identified in Schedule 7.25, free and clear of all Liens other than Permitted Liens.

(f) Each of Holdings or any of its Subsidiaries which is a party to a Cooperative Agreement is qualified to remain a member of the cooperative. None of Holdings or any of its Subsidiaries has committed any violation, or act or omission, which could give rise to an action by such cooperative to revoke, suspend, amend, limit or terminate any of their rights in such Cooperative Agreements. Other than the Cooperative Agreements, none of Holdings or any of its Subsidiaries is party to any material Fishing Rights Agreement as of the Effective Date and the Funding Date.

7.26. Condition and Use of the Vessels and Fishing Rights.

(a) Vessels. (i) Except for the American Challenger and the PLC Vessels, as of the Funding Date each of the Vessels is classified with Det Norske Veritas as set forth in Schedule 7.26(a). As of the Funding Date, there are no material outstanding exceptions noted in any class survey or certification, and no recommendations that have been made in any class survey or other survey of the Vessels that have not been fully and properly corrected or completed. The Company or one or more of its Subsidiaries has been issued and possesses for the Vessels, all tonnage certificates, loadline certificates and certificates of compliance issued by lawfully approved classification societies that are necessary for the continued operation of the Vessels, in each case, as they are now operated, and each such certificate is valid and in full force and effect. None of the Vessels has touched ground or been in a collision or allision causing material damage to the Vessel since its last classification survey and drydocking, except for instances of touching ground which have been disclosed in writing to you and the Other Purchasers prior to the Effective Date which would not be reasonably likely to have a Material Adverse Effect.

(ii) Except as set forth in Schedule 7.26(a) or as otherwise disclosed in writing to you and the Other Purchasers, none of the Vessels or any of the Appurtenances to any of the Vessels has been used for any illegal purpose, except for such failures to be in compliance with applicable Laws which individually or in the aggregate have not had and will not have a Material Adverse Effect. Except as set forth in Schedule 7.26(a), none of Holdings or its Subsidiaries is the subject of any material civil or administrative enforcement proceedings by the National Marine Fisheries Service, the Coast Guard or any other Governmental Authority. Except as set forth in Schedule 7.26(a), none of Holdings or its Subsidiaries has received a warning letter with respect to any potential or unresolved violation, is aware of any potential violation or pending investigation of any potential material violation, of any Law or protocol relating to the use or operation of the Vessels or any of the Appurtenances to or of any of the Vessels. Except as set forth in Schedule 7.26(a) or as otherwise disclosed in writing to you and the Other Purchasers prior to the Effective Date, none of Holdings or its Subsidiaries has committed any violation of Law giving rise to any Lien against any of the Vessels which could permit forfeiture of any of the Vessels or any of the Appurtenances to any of the Vessels or an in rem action against any of the Vessels or any of the Appurtenances to any of the Vessels by any Governmental Authority. To the Company’s knowledge, there has been no violation of law relating to possession or use of drugs or drug paraphernalia aboard any of the Vessels, except for such failures to be in compliance with applicable Laws which individually or in the aggregate have not had and will not have a Material Adverse Effect, and Holdings and its Subsidiaries have taken the appropriate actions and instituted policies to prevent any such possession or use.

(b) Fishing Rights. Except as disclosed in Schedule 7.26(b):

(i) Each of Holdings and its Subsidiaries which holds an Approval or Permit identified in Schedule 7.25 is qualified under applicable law to hold such Approval or Permit and the Fishing Rights evidenced or represented thereby, and has been qualified to hold such Approval or Permit (including prior annual renewals thereof) at all relevant times.

(ii) Except as otherwise disclosed to you and the Other Purchasers in writing prior to the Effective Date, none of Holdings or its Subsidiaries has committed any violation of law, or other act or omission which could give rise to an action by any Governmental Authority to revoke, suspend, amend, limit, terminate, or deny original issuance or renewal of any of their respective Fishing Rights.

(iii) Each of Holdings and its Subsidiaries has conducted its activities and operations in compliance in all material respects with the statutes and regulations giving rise to the Fishing Rights and related Approvals and Permits.

(iv) To the Knowledge of the Company and Holdings, none of the Credit Parties, nor any general partner of any Credit Party that is a partnership, nor any member of any Credit Party that is a limited liability company, is a Foreign Person, and none of the Credit Parties is owned, directly or indirectly, by a Foreign Person to the extent that the Foreign Ownership Percentage would exceed the lesser of 25% or the maximum allowable by Law. (For purposes of this representation, “Knowledge” shall include actual knowledge, provided that any such Person shall be deemed to have knowledge of all facts and circumstances contained in any report, form or other filing made with the SEC pursuant to Regulation 13D or 13G of the Exchange Act in respect of any Holdings Parent Entity.)

7.27. Hedging Arrangements. As of the Funding Date, neither Holdings nor any of its Subsidiaries is subject or party to any Interest Rate Protection Agreement, or Other Hedging Agreement, except as set forth in Schedule 7.27.

7.28. Material Agreements. Except as delivered to you pursuant to Section 4.23, as of the Funding Date, no Credit Party is party to or bound by or subject to any (i) Employment Benefits Plan, (ii) Shareholder’s Agreement, (iii) Employment Agreement, (iv) Non-Compete Agreement, (v) Collective Bargaining Agreement, (vi) Tax Sharing Agreement, (vii) Management Agreement, (viii) Existing Indebtedness Agreement, (ix) Approved Stock Plan, or (x) Affiliate Agreement.

7.29. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has, directly or indirectly, offered the Senior Notes or any similar security of the Company for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 35 other Institutional Investors, each of which has been offered the Senior Notes at a private sale for investment. Neither the Company, Holdings nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Senior Notes to the registration requirements of Section 5 of the Securities Act.

7.30. Foreign Assets Control Regulations, Etc. None of the Credit Parties or their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of section 2 of the Trading with Enemy Act (50 U.S.C. App. § 5 et seq.), as amended. None of the Credit Parties nor any of their respective Subsidiaries is in violation of, and neither the issuance and sale of the Senior Notes by the Company hereunder nor its use of the proceeds thereof will violate, (i) the Trading With The Enemy Act, as amended, (ii) the Uniting And Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), (iii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or (iv) any enabling legislation or executive order relating thereto.

8.	AFFIRMATIVE COVENANTS.

Each of the Company and Holdings covenants and agrees that on and after the Effective Date and until the Senior Notes (together with interest thereon), fees, Make-Whole Amount and all other Obligations (other than Inchoate Indemnity Obligations) incurred hereunder and thereunder are paid in full:

8.01. Information Covenants. Holdings will furnish to you and each other Holder:

(a) Quarterly Financial Statements. Within 40 days after the close of each quarterly accounting period in each fiscal year of Holdings (commencing with the fiscal quarter ended March 31, 2004), the consolidated balance sheet of the Holdings Consolidated Entities as at the end of such quarterly accounting period and the related consolidated statements of operations, partners’ interest and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 8.01(d), all of which shall be certified by the chief financial officer or Vice President-Finance of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of the Holdings Consolidated Entities as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings commencing with the fiscal year ended December 31, 2004, the consolidated balance sheet of the Holdings Consolidated Entities as at the end of such fiscal year and the related consolidated statements of operations, partners’ interest and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited by KPMG LLP or other independent certified public accountants of recognized international standing, and with (i) a statement that in connection with its audit of the consolidated financial statements of the Holdings Consolidated Entities, which audit was conducted in accordance with generally accepted auditing standards, nothing has come to the attention of such accounting firm that has caused it to believe that there was any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) an unqualified opinion of such accounting firm that such consolidated financial statements fairly present in all material respects in accordance with GAAP the consolidated financial position of the Holdings Consolidated Entities as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated.

(c) Management Letters. Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of all significant reports submitted to Holdings or any of its Subsidiaries by independent public accountants in connection with each annual, interim or special audit of the financial statements of Holdings made by such accountants, including any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. No later than 45 days following the first day of each fiscal year of Holdings, a budget in form reasonably satisfactory to the Required Holders (including budgeted statements of income, sources and uses of cash and balance sheets for the Holdings Consolidated Entities) for such fiscal year on a quarterly basis, setting forth, with appropriate discussion, the principal assumptions upon which such budget is based; provided that, upon the request of the Required Holders on one occasion during each Interest Deferral Period, Holdings shall deliver an updated budget for the balance of the then-current fiscal year showing in comparative form changes from the budget originally provided in respect of such fiscal year, in form reasonably satisfactory to the Required Holders.

(e) Officer’s Certificates.

(i) At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from the chief financial officer or Vice President-Finance of Holdings in the form of Exhibit H certifying on behalf of Holdings that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall:

(A) certify that Holdings and its Subsidiaries were in compliance with the provisions of Sections 5.01, 9.02(iii), 9.03(v), 9.04 (last sentence thereof),

9.05(vii), 9.05(viii) and 9.07 through 9.09 inclusive, at the end of such fiscal quarter or year, as the case may be, and that the representation and warranty at Section 7.21(b) was true and correct on and as of such date, and provide calculations in reasonable detail establishing that Holdings and its Subsidiaries were in compliance with Section 9.08 and Section 9.09;

(B) set forth the Consolidated Total Leverage Ratio as at the last day of the fiscal quarter or fiscal year, as the case may be, of the Holdings Consolidated Entities to which such financial statements relate, together with the calculations (in reasonable detail) required to establish such Consolidated Total Leverage Ratio; and

(C) attach completed and executed copies of an IDP Compliance Certificate and a DSP Compliance Certificate, dated as of such date; and

(ii) solely in respect of the financial statements dated as of June 30 of any year, no later than 60 days after such June 30 date, a certificate from a Responsible Officer of the Company, in the form of Exhibit N, certifying that there have been no changes to Annexes A through D, and Annexes F through K, in each case of the Security Agreement and Annexes A through F of the Pledge Agreement, in each case since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e)(ii), or if there have been any such changes, listing in reasonable detail such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Transaction Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Governmental Reports and Filings. (i) Promptly after the filing or delivery thereof, copies:

(A) all financial information, proxy materials and reports, if any, which any Holdings Parent Entity or any of their Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative thereof) of its material Indebtedness pursuant to the terms of the documentation governing such Indebtedness;

(B) all filings and reports delivered to MARAD and all requests, notices and other communications received from MARAD, relating in any way to the ownership or control of any Vessel or Vessel Owning Company, under the AFA or otherwise; and

(C) all filings and reports delivered to the Coast Guard and all requests, notices and other communications received from the Coast Guard relating in any way to the documentation of any Pollock Vessel or any Fishing Rights appurtenant thereto or other material Fishing Rights;

(ii) Promptly after any officer of Holdings or any of its Subsidiaries (or their Managing Entities) obtains knowledge thereof, notice of one or more of the following fisheries matters to the extent that such fisheries matters, either individually or when aggregated with all other such fisheries matters, could reasonably be expected to have a Material Adverse Effect: (A) any pending or threatened Fisheries Claim against Holdings or any of its Subsidiaries or any Vessel, or (B) any condition or occurrence on or arising from any Vessel owned, leased or operated by Holdings or any of its Subsidiaries that (1) results in non-compliance by Holdings or any of its Subsidiaries with any applicable Fisheries Law or (2) could reasonably be expected to form the basis of a Fisheries Claim against Holdings or any of its Subsidiaries or any such Vessel; and

(iii) Promptly after any officer of Holdings or any of its Subsidiaries (or their Managing Entities) obtains knowledge thereof, (A) ASC ceases to be entitled to the benefit of the “fair inference” rule under applicable MARAD regulations, (B) there exists as to ASC any “Non-Complying Shares” (as defined in ASC’s Certificate of Incorporation), or (C) ASC shall amend its Certificate of Incorporation or its Board Ownership Policies.

(h) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property or Vessels owned, leased or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property or Vessel owned, leased or operated by Holdings or any of its Subsidiaries that (A) results in non-compliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property or Vessel;

(iii) any condition or occurrence on any Real Property or Vessel owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property or Vessel to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property or Vessel under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property or Vessel owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that Holdings shall deliver to each Holder all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of any potential liability under CERCLA that could reasonably be expected to have a Material Adverse Effect.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(i) Notices to Lenders. Contemporaneously with the sending or filing thereof, Holdings will provide to each of the Holders any notices, financial information, reports and other communications provided to, or received from, the Administrative Agent or the Lenders under the Credit Agreement and not otherwise provided hereunder.

(j) IDS Reports. Promptly upon the sending or receipt of same by ASC, copies of all material notices and other communications delivered under any IDS Note Indenture, including any notice of default, notice of acceleration, notice of optional or mandatory redemption, notices relating to interest deferral periods, and notice of termination of any acceleration forbearance period.

(k) Certain Annual Reports.

(i) Within 60 days after June 30 of each year, in form and detail satisfactory to the Required Holders, (A) a listing of equipment and machinery as of the end of such fiscal year having a per item book value of $200,000 or more, (B) a schedule of all property and assets sold or transferred during such year having a per item book value of $50,000 or more, and (C) a listing of all joint ventures (including Non-Wholly-Owned Subsidiaries) to which Holdings or any of its Subsidiaries is party.

(ii) Promptly upon preparation, and in any event within 60 days after the end of each fiscal year, a report in form and substance reasonably satisfactory to the Required Holders, as to the catch and production with respect to each of the Vessels for such fiscal year.

(l) Information Required by Rule 144A. Upon the request of any Holder, provide such Holder, and any qualified institutional buyer designated by such Holder, such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as Holdings and the Company are subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this Section 4(l), the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

(m) Other Information. From time to time, promptly upon such request, such other information or documents (financial or otherwise) with respect to any Holdings Parent Entity, Holdings or any of their respective Subsidiaries as you or any other Holder may reasonably request.

All information, reports, budgets and certificates required to be delivered under this Section 8.01 in form reasonably satisfactory to the Required Holders shall be deemed to be satisfactory when delivered to the Required Holders unless the Required Holders otherwise notify the Company promptly after having a reasonable period of time in which to review such information, report, budget or certificate.

8.02. Books, Records and Inspections; Annual Meetings.

(a) (i) Holdings and the Company will, and will cause each of their Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.

(ii) Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of Holders owning at least 10% of the Senior Notes to visit and inspect, under guidance of officers of such persons, any of the properties of any Holdings Parent Entity, Holdings, the Company or such Subsidiary, and to examine the books of account of Holdings, the Company or such Subsidiary and discuss the affairs, finances and accounts of the Holdings Parent Entities, Holdings, the Company or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as you or such Holders may reasonably request and at the expense of Holdings and the Company; provided, however, that (i) Holdings and the Company shall not be required to pay any such costs or expenses of you or any Holder in connection with any such inspections more than once per calendar year (except for any such inspections in connection with any Default or Event of Default) and (ii) the Holders shall, at all times other than during the existence of a Default or Event of Default, exercise reasonable efforts to coordinate visits and inspections so as to avoid unnecessary, multiple visits and inspections.

(b) At a date to be mutually agreed upon between the Required Holders and Holdings occurring on or prior to the 120th day after the close of each fiscal year of Holdings, Holdings will, at the request of the Required Holders and at the expense of the Company, hold a meeting with all of the Holders at which meeting will be reviewed the financial results of Holdings and its Subsidiaries for the previous fiscal year and the budgets presented for the current fiscal year of Holdings.

8.03. Maintenance of Property; Insurance.

(a) Holdings and the Company will, and will cause each of their Subsidiaries to, (i) keep all property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, (ii) maintain at all times as to all Pollock Vessels except the American Challenger a Det Norske Veritas class survey or certification at least equal to that reflected in Schedule 7.26(a) (or, if such Vessel is acquired after the Effective Date, at least equal to that in effect at the time of such acquisition) and comply with all audit and other requirements in connection with such class survey or certification, and (iii) comply with all applicable requirements relating to condition of Vessels contained in any Vessel Mortgage.

(b) Holdings and the Company will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and furnish to a Holder, upon such Holder’s request therefor, full information as to the insurance carried. The provisions of this Section 8.03 shall be deemed supplemental to, and not in replacement of, the provisions of any Security Documents that require the maintenance of insurance.

(c) The Collateral Agent (or collateral trustee on its behalf) for the benefit of the Senior Creditors shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all such other policies (other than workers’ compensation and employee health policies), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Company and its Subsidiaries under such policies directly to the Collateral Agent (which agreement shall be evidenced by a “standard” or “New York” lender’s loss payable endorsement in the name of the Collateral Agent on Accord Form 27 or other customary form) and that it will give the Collateral Agent no less than 30 days’ prior written notice before any such policy or policies shall be altered or canceled, and, that no act or default of the Company or any of its Affiliates or any other Person shall affect the rights of the Collateral Agent (or any collateral trustee appointed by it), or the Holders under such policy or policies.

(d) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03 or pursuant to the terms of any Security Document, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Required Holders or the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance, and Holdings and the Company each agree to reimburse the Required Holders or the Collateral Agent, as the case may be, for all reasonable costs and expenses of procuring such insurance.

8.04. Existence; Franchises. Holdings and the Company will, and will cause each of their Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights (including Fishing Rights), franchises, licenses, permits (including Permits and Approvals), copyrights, trademarks and patents (and other Intellectual Property); provided, however, that nothing in this Section 8.04 shall prevent (i) Dispositions of assets by Holdings or any of its Subsidiaries in accordance with Section 9.02, (ii) the abandonment by Holdings or any of its Subsidiaries of any Intellectual Property which the Company reasonably determines are no longer material to the operations of the Company and its Subsidiaries taken as a whole, or (iii) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05. Compliance with Statutes, etc. Holdings and the Company will, and will cause each of their Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06. Compliance with Environmental Laws.

(a) Holdings and the Company will comply, and will cause each of their Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property or Vessels now or hereafter owned, leased or operated by Holdings, the Company or any of their Subsidiaries, except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property and Vessels free and clear of any Liens imposed pursuant to such Environmental Laws. None of Holdings, the Company, or any of their Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property or Vessel now or hereafter owned, leased or operated by Holdings, the Company or any of their Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property or Vessel, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties and Vessels in compliance in all material respects with all applicable Environmental Laws and as required in connection with the ordinary course operation, use and maintenance of the business or operations of Holdings, the Company or any of their Subsidiaries, other than such incidents of non-compliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by you or any other Holder of any notice of the type described in Section 8.01(h), (ii) at any time that Holdings, the Company or any of their Subsidiaries is not in compliance with Section 8.06(a), or (iii) in the event that you or the other Holders have exercised any of the remedies pursuant to Section 11, Holdings or the Company will (in each case) provide, at the sole expense of the Company and at the reasonable request of the Required Holders, an environmental site assessment report concerning any Real Property or Vessel owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Required Holders, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or Vessel. If Holdings or the Company fail to provide the same within 30 days after such request was made, the Required Holders may order the same, the cost of which shall be borne by the Company, and the Company and Holdings shall grant and hereby grant to you and the other Holders and their respective agents access to such Real Property or Vessel and specifically grant you and the other Holders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Company, all at the sole expense of the Company.

8.07. ERISA.

(a) As soon as possible and, in any event, within 10 days after Holdings, the Company, any Subsidiary of the Company or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to you a certificate of the chief financial officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency, or a Plan participant and any notices received by the Company, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto:

(i) that a Reportable Event has occurred (except to the extent that the Company has previously delivered to the Holders a certificate and notices (if any) concerning such event pursuant to the next clause hereof);

(ii) that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, ..63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii) that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan;

(iv) that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made;

(v) that a Plan has been or is reasonably likely to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA;

(vi) that a Plan has an Unfunded Current Liability;

(vii) that proceedings may be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA;

(viii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan;

(ix) that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or is reasonably likely to incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) an excise tax under Section 4980B of the Code; or

(x) that the Company or any Subsidiary of the Company may incur any material liability, to the extent not otherwise set forth in the financial statements of Holdings, pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.

(b) Holdings will promptly deliver to the Holders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Holdings will also deliver to such Holder a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan subject to Section 412 of the Code or Section 302 of ERISA (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, Schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Holders pursuant to subsection (a) of this Section 8.07 and the first sentence hereof, copies of any other records, documents or other information required to be furnished to the PBGC or any other Governmental Authority and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan, shall be delivered to the Holders no later than 10 days after such records, documents and/or information have or has been furnished to the PBGC or any other governmental agency or such notice has been received by Holdings, the respective Subsidiary or the ERISA Affiliate, as applicable.

(c) If, at any time after the Funding Date, Holdings, any Subsidiary of Holdings or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA which is not set forth in Schedule 7.10, as may be updated from time to time, then Holdings shall deliver to the Holders an updated Schedule 7.10 as soon as possible and, in any event, within 10 days after Holdings, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to) such pension plan. Such updated Schedule 7.10 shall supersede and replace the existing Schedule 7.10.

(d) Holdings will ensure, and cause each of its applicable Subsidiaries to ensure, that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains

(as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) None of Holdings, any Subsidiary of Holdings or any ERISA Affiliate shall, at any time after the Effective Date, maintain or contribute to, or incur an obligation to contribute to (or borne any liability with respect to) any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA.

8.08. End of Fiscal Years; Fiscal Quarters. Holdings will at all times cause (i) each of the Holdings Consolidated Entities’ fiscal years to end on December 31 of each year, and (ii) each of the Holdings Consolidated Entities’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.09. Performance of Obligations. Holdings and the Company will, and will cause each of their Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except (a) such non-performance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (b) to the extent such performance would be inconsistent with or contravene the terms of any subordination agreement or intercreditor agreement for the benefit of the Collateral Agent or the Holders.

8.10. Payment of Taxes. Holdings and the Company will pay and discharge, and will cause each of Holdings’ Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings and its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained reserves with respect thereto in accordance with GAAP.

8.11. Use of Proceeds. The Company will use the proceeds from the issuance and sale of the Senior Notes to be used only as provided in Section 7.08.

8.12. Additional Guaranties; Security; Further Assurances; etc.

(a) Additional Subsidiary Guarantors. Holdings and the Company will take, and will cause each of their Subsidiaries (other than Foreign Subsidiaries, except to the extent provided in subsection (c) below, and Permitted Non-Guarantor Subsidiaries) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of Holdings (other than Foreign Subsidiaries, except to the extent provided in subsection (c) below, and Permitted Non-Guarantor Subsidiaries) are Subsidiary Guarantors. Without limiting the generality of the foregoing, in the event that Holdings or the Company shall form or acquire any new Subsidiary

(provided, that nothing in this Section 8.12 shall imply an right by Holdings to acquire any Subsidiary in contravention of Section 9.13(b)), it will (I) as soon as practicable and in any event within 30 days after such formation or acquisition, provide the Holders with notice of such formation or acquisition, setting forth in reasonable detail a description of all of the assets of such new Subsidiary, and (II) cause such new Subsidiary (other than a Foreign Subsidiary, except to the extent provided in subsection (c) below, and Permitted Non-Guarantor Subsidiaries) to within 60 days after such formation or acquisition:

(i) execute and deliver to the Collateral Agent a Joinder Agreement pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the Subsidiaries Guaranty, and grantor, pledgor, mortgagor or the like under the applicable Security Documents;

(ii) if such Person owns any real property having fair market value greater than $1,000,000 in the aggregate for all such owned property together and located in the United States or, to the extent deemed to be material by the Required Holders in their sole discretion, located outside the United States, or leases any property located in the United States that after the acquisition would be Material Leased Property, to execute and deliver to the Collateral Agent such mortgages, deeds of trust or other agreements or instruments covering such real property and fixtures as shall be necessary to create and perfect valid and enforceable Liens (subject only to Permitted Liens) on such real property and fixtures as collateral security for the Secured Obligations, together in each case with such Perfection Documents, environmental reports and landlord’s waivers as the Required Holders may reasonably request;

(iii) to the extent not otherwise covered pursuant to clause (ii) above, take such actions (including delivering such securities, other investment property or instruments and executing and delivering such UCC financing statements and other Perfection Documents) as shall be necessary to create and perfect valid and enforceable first priority Liens (subject only to Permitted Liens) on all or substantially all of the assets of such new Subsidiary as collateral security for the Secured Obligations; and

(iv) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Credit Party (or its Managing Entity) pursuant to Section 4.03 on the Funding Date or as the Collateral Agent or the Required Holders shall have requested.

(b) Additional Security.

(i) Each of Holdings and the Company will cause, and will cause each of their Subsidiaries (other than a Foreign Subsidiary, except to the extent provided in subsection (c) below, and Permitted Non-Guarantor Subsidiaries) to cause, (A) all of their owned Real Properties with fair market value in the aggregate (together with all other owned Real Property of all Credit Parties not subject to Senior Creditor Liens) greater than $1,000,000 in the aggregate for all such properties together and all personal property located in the United States, (B) to the extent deemed to be material by the Required Holders in its or their discretion, all of their other owned Real Properties with fair market value in the aggregate (together with all other owned Real Property of all Credit Parties not subject to Senior Creditor Liens) greater than $1,000,000 in the aggregate for all such properties together and personal property, (C) all of their Material Leased Properties located in the United States, and (D) all other material assets of the Company and its Subsidiaries as are not covered by the original Security Documents and as may be requested by the Required Holders in their discretion to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of Real Property (whether leased or owned), title insured Liens in favor of the Collateral Agent pursuant to the Security Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Required Holders shall request in their sole, reasonable discretion (collectively, the “Additional Security Documents”). With respect to any owned Real Property with a fair market value in the aggregate (together with all other owned Real Property of all Credit Parties not subject to Senior Creditor Liens) greater than $1,000,000 or Material Leased Property located in the United States acquired or leased by any Credit Party subsequent to the Funding Date, such Person will cause to be delivered to the Collateral Agent with respect to such property, Mortgages, title insurance policies, surveys, flood hazard certifications and legal opinions, all in form, content and scope reasonably satisfactory to the Required Holders.

(ii) In furtherance of the foregoing terms of this Section 8.12, the Company agrees to promptly provide the Required Holders with written notice of the acquisition by Holdings or any of its Subsidiaries of any owned Real Property located in the United States having fair market value in the aggregate (together with all other owned Real Property of all Credit Parties not subject to Senior Creditor Liens) greater than $1,000,000 or the entering into a lease by Holdings or any of its Subsidiaries of any Material Leased Property located in the United States, setting forth in each case in reasonable detail the location and a description of the asset(s) so acquired or leased. Without limiting the generality of the foregoing, Holdings and the Company will cause, and will cause each of their respective Domestic Subsidiaries (other than Permitted Non-Guarantor Subsidiaries) to cause, (x) 100% of the Capital Stock (or such lesser percentage as may be owned by the Company and any other Credit Party) of each of their respective direct Domestic Subsidiaries, and (y) 65% of the Capital Stock (or such lesser percentage as may be owned by the Company or its Domestic Subsidiaries) of each of their First Tier Foreign Subsidiaries, to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Security Documents.

(iii) If, subsequent to the Funding Date, Holdings or any of its Subsidiaries shall acquire any Intellectual Property, securities, instruments, deposit accounts, investment property, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Security Documents, the Company shall promptly (and in any event within five Business Days after any officer of any Grantor Entity acquires knowledge of the same) notify the Collateral Agent of the same.

(iv) All security interests, mortgages and pledges shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Required Holders,

and shall constitute valid and enforceable perfected security interests, mortgages and pledges superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Company shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Required Holders to assure themselves that this Section 8.12 has been complied with.

(c) Foreign Subsidiaries Security. If the Required Holders provide written notice to the Company, on the advice of counsel, that there has been a change in the relevant sections of the Code or the regulations, rules, rulings, notices, or other official pronouncements issued or promulgated thereunder, the Company shall seek an opinion from counsel (which shall be chosen by the Company and reasonably satisfactory to the Required Holders), with respect to any Foreign Subsidiary of the Company which has not already had all of its Capital Stock and promissory notes or similar instruments pledged pursuant to the Pledge Agreement, that (i) a pledge (A) of 66-2/3% or more of the total combined voting power of all classes of Capital Stock of such Foreign Subsidiary entitled to vote, or (B) of any promissory note or similar instrument, issued by such Foreign Subsidiary to the Company or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a guaranty in form and substance substantially identical to the Subsidiaries Guaranty, (iii) the entering into by such Foreign Subsidiary of a security agreement in form and substance substantially identical to the Security Agreement, or (iv) the entering into by such Foreign Subsidiary of a pledge agreement in form and substance substantially identical to the Pledge Agreement, in any such case would not cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for United States federal income tax purposes. If the Company receives an opinion of independent counsel (A) to the effect described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding Capital Stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement, shall be pledged to the Collateral Agent for the benefit of the Senior Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially identical form, if needed), (B) to the effect described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially identical form, if needed), guaranteeing the Obligations; (C) to the effect described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially identical form, if needed), granting to the Collateral Agent, for the benefit of the Senior Creditors, a security interest in all of such Foreign Subsidiary’s assets and securing the Secured Obligations; or (D) to the effect described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially identical form, if needed), pledging to the Collateral Agent, for the benefit of the Senior Creditors, all of the Capital Stock and promissory notes (or similar instruments) owned by such Foreign Subsidiary, in each case to the extent that entering into such Subsidiaries Guaranty, Security Agreement or Pledge Agreement is permitted by and enforceable under the Laws of the respective foreign jurisdiction, and with all documents delivered pursuant to this Section 8.12(c) shall be in form, scope and substance reasonably satisfactory to the Required Holders.

(d) Further Assurances. Holdings and the Company will, and will cause each of the other Credit Parties and other applicable parties to, at the expense of the Company, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other Perfection Documents, assurances or instruments, and take such further steps relating to the Collateral covered by any of the Security Documents as the Required Holders may reasonably require. Furthermore, Holdings and the Company will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested from time to time by the Required Holders to assure themselves that this Section 8.12 has been complied with.

(e) Appraisals. If any Holder reasonably determines that they are required by Law to have appraisals prepared in respect of any Real Property of the Company and its Subsidiaries constituting Collateral, the Company will, at its own expense (not more than one time per year per property), provide to such Holders as soon as practicable appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to such Holders.

(f) General. Holdings and the Company each agree that each action required by clauses (a) through (e) of this Section 8.12 shall be completed within the time specified in such clauses or, if no such time is specified, as soon as possible, but in no event later than 60 days after such action is requested to be taken (or 120 days, in the case of the delivery of control agreements perfecting security interests in respect of deposit accounts having aggregate deposit balances no greater than $500,000 at any time); provided that, subject to the definition of “Material Leased Property,” neither Holdings nor any of its Subsidiaries will be required to take any action, other than using Reasonable Best Efforts, to obtain any necessary consents from third parties with respect to its compliance with this Section 8.12. All documentation, title insurance policies, opinions and other agreements and materials required to be delivered under this Section 8.12 in form reasonably satisfactory to the Required Holders shall be deemed to be satisfactory when delivered to the Required Holders unless the Required Holders otherwise notify the Company after the receipt thereof.

8.13. Ownership of Subsidiaries; etc. The Company will, and will cause each of its Subsidiaries to, own 100% of the Capital Stock and other Equity Equivalents of each of their Subsidiaries (other than directors’ qualifying shares to the extent required by applicable law and other than Non-Wholly-Owned Subsidiaries to the extent permitted hereunder).

8.14. Hedging Arrangements.

(a) No later than 90 days following the Funding Date, the Company will enter into (and thereafter maintain) Interest Rate Protection Agreements, with a term of at least four years,

establishing a fixed or maximum interest rate for an aggregate notional amount equal to the aggregate principal amount of the Term Loans outstanding at the time the Company enters into the respective Interest Rate Protection Agreement.

(b) The Company will, and will cause each of its Subsidiaries to enter into and maintain in full force and effect such Other Hedging Agreements, to the extent necessary to manage risk associated with changes in foreign currency exchange rates, consistent with past business practice of the Company and its Subsidiaries.

8.15. Compliance with the AFA. Holdings and the Company shall, and shall cause each of their Subsidiaries to,

(i) fully and timely comply with the terms and conditions of the Vessel Mortgages and with any and all charter agreements relating to the operation of any of the Vessels;

(ii) take all action necessary to maintain any fishery endorsement for each Vessel and to maintain any other material Fishing Rights not appurtenant to any Vessel, but held by the Company and its Subsidiaries on the Effective Date;

(iii) ensure that each Vessel remains eligible under the AFA to the extent necessary to preserve all Fishing Rights; and

(iv) take any and all action necessary to maintain its membership in all fishery cooperatives in which any such Person is a party on the Funding Date or thereafter becomes a party and to preserve its fishing cooperative allocations and the Fishing Rights Agreements.

8.16. Certain Distributions; Contributions.

(a) Holdings shall promptly utilize the proceeds of any and all Permitted Company Distributions received by it from time to time for the purposes expressly contemplated by the definition “Permitted Company Distributions,” and for no other purpose. Any amounts received from time to time by Holdings pursuant to any Permitted Company Distribution, or otherwise, and not applied within five Business Days of receipt, shall be transferred by Holdings to the Company as a capital contribution.

(b) Promptly upon receipt thereof, Holdings will contribute as a common equity contribution or as Subordinated Indebtedness (other than Subordinated IDS Indebtedness) to the Company any cash proceeds received by it after the Funding Date from any Equity Issuance, any Debt Issuance, any Asset Sale, or any Recovery Event, which common equity and Subordinated Indebtedness shall be subject to the Senior Creditor Liens and, if separately certificated, such certificate shall be delivered under pledge to the Collateral Agent pursuant to the Pledge Agreement.

9.	NEGATIVE COVENANTS.

The Company and Holdings hereby each covenants and agrees that on and after the Effective Date and until the Senior Notes (together with interest thereon), fees, Make-Whole Amount and all other Obligations (other than Inchoate Indemnity Obligations) incurred hereunder and thereunder are paid in full:

9.01. Liens. Such Persons will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings, the Company, or any of their Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for taxes, assessments or governmental charges or levies (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, consisting of carriers’, warehousemen’s, materialmen’s and mechanics’ liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Company’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the Business, or (y) which are being contested in good faith by appropriate proceedings, and for which, if required by GAAP, reserves have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Funding Date that are listed, and the property subject thereto described, in Schedule 9.01, but only to the respective date, if any, set forth in such Schedule 9.01 for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of the Indebtedness secured by such Liens to the extent, if any, set forth in such Schedule 9.01, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from the amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

(iv) Liens created pursuant to the Security Documents securing the Secured Obligations and other Senior Creditor Liens;

(v) (A) leases or subleases (other than in respect of Vessels or Fishing Rights) granted by the Company or its Subsidiaries to other Persons not materially interfering with the conduct of the Business, subject to the Senior Creditor Liens, and otherwise permitted by the Senior Note Documents; (B) Permitted Vessel Leases, and (C) Permitted Fishing Rights Leases;

(vi) Liens upon assets of the Company or any of its Subsidiaries (other than Pollock Vessels and Fishing Rights) subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Holdings or any Subsidiary of Holdings;

(vii) Liens placed upon Real Property, equipment or machinery (other than equipment and machinery relating to Pollock Vessels) acquired after the Funding Date used in the Business and placed at the time of the acquisition thereof by the Company or its Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such Real Property, equipment or machinery, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iii) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of Holdings or such Subsidiary;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case relating to Real Property, not securing Indebtedness and not, individually or in the aggregate, materially interfering with the conduct of the Business;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business and permitted by this Agreement;

(x) Liens arising out of the existence of judgments, decrees or awards in respect of which Holdings or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and for which, if required by GAAP, reserves have been established in accordance with GAAP;

(xi) statutory and common law landlords’ liens under leases of Real Property to which the Company or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of Indebtedness for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets of a Person that is acquired by or merged or consolidated with or into a Subsidiary of the Company in accordance with the terms hereof, or becomes a Subsidiary of the Company pursuant to a Permitted Acquisition, provided that (x) the aggregate outstanding amount of Indebtedness secured by such Liens (“Acquired Purchase Money Debt”) together with all Indebtedness outstanding pursuant to Section 9.04(iii) does not at any time exceed $20,000,000; and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such acquisition, merger or consolidation, and do not attach to any other asset of Holdings or any of its Subsidiaries;

(xv) any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary of the Company and not created in contemplation of such acquisition, provided clauses (x) and (y) of subsection (xiv) of this Section 9.01 are complied with in connection therewith;

(xvi) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness of the Company or any Subsidiary of the Company otherwise permitted hereby and secured by any Lien permitted by clause (vi), (vii), (xiv), or (xv) above; provided that (x) the principal amount of such Indebtedness is not increased thereby from the amount outstanding at the time of such refinancing, extension, renewal or refunding, and (y) no additional assets or properties of Holdings or any of its Subsidiaries is encumbered as a result thereof; and

(xvii) Liens securing Permitted Secured NWOS Debt;

Provided, notwithstanding the foregoing, the aggregate principal amount of Non-Exempt IDS Indenture Indebtedness outstanding at any time shall at all times be less than $10,000,000.

9.02. Consolidation, Merger, Purchase or Sale of Assets, etc. Such Persons will not, and will not permit any of their Subsidiaries to, (w) wind up, liquidate or dissolve their affairs, or (x) enter into any partnership, joint venture, or transaction of merger or consolidation, or (y) enter into any Disposition in respect of all or any part of their property or assets, (including pursuant to any Sale-Leaseback Transaction), or (z) purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, supplies and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i) Capital Expenditures by the Company and its Subsidiaries shall be permitted to the extent not in violation of Section 9.07;

(ii) Investments may be made to the extent permitted by Section 9.05;

(iii) the Company and its Subsidiaries may sell property and assets (other than the Capital Stock of any Subsidiary, accounts receivable, Pollock Vessels or Fishing Rights appurtenant thereto), so long as (A) no Default or Event of Default then exists or would result therefrom, (B) each such sale is an arm’s-length transaction and the Company or the respective Subsidiary receives at least fair market value, (C) the consideration received by the Company or such Subsidiary consists solely of cash and is paid in full at the time of the closing of such sale (other than reasonable and customary holdbacks, which shall be paid no later than 90 days after such closing), (D) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 5.01(c), and (E) if there exists at the time of the closing of such sale an Interest Deferral Period, the amount of proceeds so received, together with all other proceeds received under this clause (iii) in such fiscal year, do not exceed $5,000,000, and if there exists at such time no Interest Deferral Period, the amount of proceeds so received, together with all other proceeds received under this clause (iii) in such fiscal year, do not exceed $20,000,000;

(iv) the Company and its Subsidiaries may enter into Sale-Leaseback Transactions of tangible property (other than Pollock Vessels) so long as (A) no Default or Event of Default then exists or would result therefrom, (B) each such transaction is an arm’s-length transaction and the Company or the respective Subsidiary receives at closing at least fair market value in cash, (C) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 5.01(c), and (D) unless otherwise permitted under clause (iii) of this Section 9.02, the aggregate amount of gross proceeds so received from any such Sale-Leaseback Transaction, together with the gross proceeds of all other Sale-Leaseback Transactions received by the Company and all of its Subsidiaries together after the Effective Date, shall not exceed the Sale-Leaseback Limit;

(v) subject to the terms of any applicable Security Document, each of the Company and its Subsidiaries may lease or charter (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(iii));

(vi) subject to the terms of any applicable Security Document, each of the Company and its Subsidiaries may sell or discount to Persons other than Non-Credit Party Affiliates, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) subject to the terms of any applicable Security Document, and other than in respect of Vessels, or Fishing Rights, each of the Company and its Subsidiaries may grant licenses, sublicenses, leases or subleases not materially interfering with the conduct of the business of the Company or any of its Subsidiaries, in each case so long as such grant is expressly subject to and does not otherwise impair or adversely affect the Senior Creditor Liens in the asset or property subject thereto;

(viii) any Subsidiary of the Company may merge with and into, or be dissolved or liquidated into, the Company or any Wholly-Owned Domestic Subsidiary of the Company which is a Subsidiary Guarantor, so long as (A) in the case of any such merger, dissolution or liquidation involving the Company, the Company is the surviving entity of any such merger, dissolution or liquidation, (B) in all other cases, a Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation, (C) in all cases, the Senior Creditor Liens in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect or required to be in effect immediately prior to such merger, dissolution or liquidation), (D) in all cases, the then continuing or surviving Person shall have assumed all of the obligations of such Subsidiary, and (E) there exists at such time (both before and after giving effect thereto) no Default or Event of Default;

(ix) Permitted Acquisitions may be made to the extent permitted by Section 9.05;

(x) each of the Company and its Subsidiaries may make sales of inventory and Cash Equivalents in the ordinary course of business;

(xi) each of the Company and its Subsidiaries may enter into Permitted Vessel Leases and Permitted Fishing Rights Leases;

(xii) the Company and its Subsidiaries may undertake Excluded Asset Dispositions; and

(xiii) any Subsidiary of the Company may sell, lease or otherwise transfer all or substantially all of its assets to the Company or to a Wholly-Owned Domestic Subsidiary of the Company that is a Subsidiary Guarantor, so long as the Senior Creditor Liens in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect or required to be in effect immediately prior to such sale, lease or other transfer) and are not impaired or affected thereby.

Subject to Section 16.01(d), to the extent the Required Holders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, such Collateral shall be (unless otherwise specified herein or under the terms of any applicable waiver) sold free and clear of the Liens created by the Security Documents, provided that (a) in the event that the fair market value or book value of any Disposition or any series of related Dispositions undertaken to Non-Credit Party Affiliates after the Funding Date exceeds $1,000,000, the Company shall deliver to the Required Holders in connection with each such Disposition a certificate in form reasonably satisfactory to the Required Holders, executed by a Responsible Officer, certifying the fair market value of the assets involved, and the satisfaction of any and all conditions set forth above, and (b) in the event that the fair market value or book value of any Disposition or any series of related Dispositions undertaken to Non-Credit Party Affiliates after the Funding Date exceeds $10,000,000, the Company shall provide in connection with each such Disposition (or series of related Dispositions) an opinion of an independent expert, reasonably qualified to provide such opinion, and having a national reputation, with respect to the fair market value of such assets; and the Collateral Agent is hereby authorized by the Holders to take any actions either of them may deem appropriate in order to evidence the foregoing.

9.03. Distributions. Such Persons will not, and will not permit any of their Subsidiaries to, authorize, declare or pay any Distributions, except that:

(i) any Subsidiary of the Company may declare and pay cash Distributions to the Company or to any Wholly-Owned Domestic Subsidiary of the Company;

(ii) the Company may declare and pay Permitted Company Distributions;

(iii) Holdings may declare and pay Permitted Holdings Distributions;

(iv) Holdings or any of its Subsidiaries may declare and pay Dividends payable solely in common or preferred stock of such Person that is not convertible into Indebtedness;

(v) provided no Default or Event of Default is then in existence or would otherwise arise therefrom, the Company and Holdings may make cash Distributions to redeem or repurchase Capital Stock (or options to purchase such Capital Stock) from (A) officers, managing directors, employees and directors of ASC and its Subsidiaries (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person (without cause) to the extent required by (x) the Securityholders’ Agreement or (y) any Approved Stock Plan, or (B) other holders of Capital Stock of any Holdings Parent Entity, so long as the sole purpose of such purchase is to acquire Capital Stock for reissuance to new officers, managing directors, employees and directors (or their estates) of ASC and its Subsidiaries, to the extent so reissued within 12 months of any such purchase; provided that (1) the aggregate amount of all Distributions paid in respect of all such shares so redeemed or repurchased under clauses (A) and (B) together does not exceed $2,500,000 during any fiscal year of Holdings, and (2) any such Distribution relating to any officer, managing director, director or employee of any Non-Wholly-Owned Subsidiary shall be allowed only to the extent permitted by Section 9.05(viii), or (C) to enable ASC to repurchase its Capital Stock to the extent any such repurchase (I) is permitted by ASC’s Certificate of Incorporation, and (II) has been determined by ASC’s Board of Directors to be necessary or advisable to comply with the foreign ownership restrictions applicable to it, provided that the aggregate amount of Distributions made after the Funding Date together pursuant to this clause (C) may not exceed $1,000,000;

(vi) (A) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants held by officers, directors and employees of ASC and its Subsidiaries pursuant to any Approved Stock Plan; and (B) cash paid in lieu of fractional Capital Stock (or dividends or distributions for such purpose) held by officers, directors and employees of ASC and its Subsidiaries pursuant to an Approved Stock Plan; provided (1) the aggregate cash amount paid by Holdings and all of its Subsidiaries together for all such Distributions together (without duplication) shall not exceed $50,000 in any fiscal year, and (2) any such Distribution relating to any officer, managing director, director or employee of any Non-Wholly-Owned Subsidiary shall be allowed only to the extent permitted by Section 9.05(viii);

(vii) provided there exists no Default or Event of Default, any Non-Wholly-Owned Subsidiary may pay cash dividends on its common stock on a pro rata basis to its stockholders, to the extent permitted by applicable law;

(viii) payments shall be permitted (A) by and among Holdings and any of its Subsidiaries on account of Intercompany Notes or Seller Subordinated Debt permitted to be incurred hereunder, subject to the terms of any subordination provisions applicable thereto and (B) to the Company or any of its Wholly-Owned Subsidiaries on account of Permitted Secured NWOS Debt;

(ix) so long as no Default or Event of Default is in existence, Holdings may redeem its Capital Stock and IDS Intercompany Notes held by ASLP solely with the proceeds of a Conforming IDS Issuance completed substantially contemporaneously with such purchase, in the same proportion as the ratio of common stock to IDS Notes in such Conforming IDS Issuance, provided that such transactions may be consummated only upon demand of the equityholders of ASLP in accordance with the ASLP Exchange and Registration Rights Agreement; and

(x) so long as no Default or Event of Default is in existence, Holdings may repurchase its class B equity units with the proceeds of a Conforming IDS Issuance completed substantially contemporaneously with such repurchase, so long as ASC utilizes all the proceeds from such repurchase to repurchase its Class B common stock that was outstanding on the Funding Date or issued pursuant to options in existence on the Funding Date or pursuant to an Approved Stock Plan.

9.04. Indebtedness. Such Persons will not, and will not permit any of their Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement, the Other Agreements, the Senior Notes and the other Senior Note Documents;

(ii) Indebtedness of the Company under (A) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04, so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not intended for speculative purposes, or (B) Other Hedging Agreements entered into in the ordinary course of business as bona fide hedging activities and not intended for speculative purposes;

(iii) Indebtedness of the Company and its Wholly-Owned Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 9.01(vii), and all Acquired Purchase Money Debt, together with any refinancing, replacement, or refunding of such Indebtedness, provided that the principal amount of any such Indebtedness shall not be increased thereby and the weighted average remaining life to maturity of any such Indebtedness will not be decreased from the amount existing in respect of such Indebtedness at such time by reason of such refinancing, replacement or refunding, and further provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, all purchase money Indebtedness permitted by this clause (iii) and all Acquired Purchase Money Debt exceed $20,000,000 at any time outstanding;

(iv) Indebtedness under the Credit Agreement (in an aggregate principal amount not to exceed $150,000,000, as reduced by the amount of any repayments of principal or reduction of commitments thereof made after the Funding Date);

(v) Indebtedness arising pursuant to the Initial IDS Issuance, evidenced by IDS Intercompany Notes, IDS Guaranties, or IDS Intercompany Note Guaranties;

(vi) intercompany Indebtedness to the extent permitted by Section 9.05(vi), (viii), (xii) or (xiii);

(vii) Existing Indebtedness outstanding on the Funding Date (other than in respect of the Initial IDS Issuance or Loans) and listed in Schedule 9.04;

(viii) Permitted Additional Indebtedness;

(ix) provided there exists no Default or Event of Default upon such incurrence, Subordinated Indebtedness of Holdings, the Company and its Subsidiaries in respect of IDS Note Obligations (A) when all proceeds of the related Conforming IDS Issuance are utilized by Holdings to repurchase its class B equity units from ASC, and ASC utilizes all the proceeds from such repurchase to repurchase its Class B common stock outstanding on the Funding Date or issued pursuant to options in existence on the Funding Date or pursuant to an Approved Stock Plan; (B) issued by Holdings to ASC simultaneously with the issuance of additional IDS Notes by ASC in exchange for equity units in ASLP upon the exercise of exchange warrants, in an aggregate principal amount (not including in respect of capitalized interest) not to exceed the aggregate principal amount of such additional IDS Notes; (C) to the extent proceeds therefrom are promptly applied to the purchase or repurchase of Capital Stock of any AS Entity held by any officer, director or employee of any AS Entity whose employment or retention by such AS Entity was terminated other than for cause within two months of the date of such issuance; (D) upon the issuance or exercise of warrants held by CDQ Partners, (E) to any officer, director or employee of an AS Entity pursuant to an Approved Stock Plan, and (F) when such Conforming IDS Issuance is conducted upon demand of equityholders of ASLP in accordance with the Exchange and Registration Rights Agreement, and the proceeds of such issuance are immediately applied by Holdings to purchase its Capital Stock and IDS Intercompany Notes from ASLP in the same proportion as the ratio of common stock to IDS Notes in such Conforming IDS Issuance; provided, in each case, the Company delivers to the Holders on the date of incurrence of any such IDS Note Obligations a Solvency Opinion if a solvency opinion is required under any IDS Note Indenture at such time (unless the Required Holders receive evidence satisfactory to them that the provider of such opinion is not, as a matter of general policy not limited to the instant transaction, refusing to provide such opinions in similar circumstances, in which event the Company shall deliver on such date to the Administrative Agent a copy of the opinion delivered under the IDS Note Indenture);

(x) Indebtedness of the Company or its Subsidiaries representing a refinancing, replacement or refunding of Indebtedness permitted by clause (vii) above, provided that the aggregate principal amount of any such Indebtedness outstanding or available with respect to any such Indebtedness will not be increased from the amount existing or available in respect of such Indebtedness at such time, and the weighted average remaining life to maturity of any such Indebtedness will not be decreased by reason of such refinancing, replacement or refunding;

(xi) Indebtedness consisting of Contingent Obligations (A) of the Company supporting Indebtedness and leases permitted to be incurred by Wholly-Owned Subsidiaries of the Company and not in favor of any other Affiliate of Holdings; and (B) of Foreign Subsidiaries supporting Indebtedness and leases permitted to be incurred by Wholly-Owned Foreign Subsidiaries of the Company and not in favor of any other Affiliate of Holdings;

(xii) Indebtedness of the Company or any of its Subsidiaries in respect of performance, appeal and surety bonds, completion guarantees, insurance bonds and other similar bonds required to be provided by the Company or such Subsidiary in the ordinary course of such Person’s business;

(xiii) Seller Subordinated Debt; and

(xiv) Permitted Secured NWOS Debt.

Notwithstanding the foregoing, the aggregate principal amount of all Non-Exempt IDS Indenture Indebtedness shall at all times be less than $10,000,000.

9.05. Advances, Investments and Loans. Such Persons will not, and will not permit any of their Subsidiaries to, directly or indirectly, (w) lend money or extend credit or make advances to any Person, or (x) purchase or acquire any Capital Stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or (y) purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (z) hold any cash or Cash Equivalents (each of the foregoing, an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Company and its Subsidiaries may acquire and hold accounts receivable owing to themselves or (if such holding Person is the Company or a Wholly-Owned Domestic Subsidiary of the Company, owing to the Company or any other Subsidiary of the Company), if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Company or such Subsidiary;

(ii) Holdings may acquire and hold cash and Cash Equivalents representing proceeds of Permitted Company Distributions (other than Offshore Deposits), subject to Section 8.16, and Holdings’ Domestic Subsidiaries may acquire and hold cash and Cash Equivalents (other than Offshore Deposits);

(iii) Holdings and its Subsidiaries may hold the Investments held by them on the Funding Date and described in Schedule 9.05;

(iv) the Company and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy, insolvency or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Company may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.04(ii);

(vi) the Company and Subsidiary Guarantors that are Wholly-Owned Subsidiaries of the Company may make intercompany loans and other Investments between and among one another in the ordinary course of business, provided that any such intercompany loan (“Intercompany Loan”) shall be evidenced by an Intercompany Note which has been pledged to the Collateral Agent pursuant to the Security Agreement;

(vii) Permitted Acquisitions;

(viii) Investments of the Company and its Subsidiaries, excluding Investments in Foreign Subsidiaries, and not prohibited under any other Section of this Agreement, not exceeding (together with the amount of any Distribution referenced in Section 9.03(v)(2) and Section 9.03(vi)(2) and any Investment pursuant to Section 9.05(ix) in respect of any employee, officer or director of a Non-Wholly-Owned Subsidiary) at any time in the aggregate for all such Persons together $15,000,000, of which not more than $7,500,000 may be in Capital Stock (or in respect of Distributions referenced in Section 9.03(v)(2) or Section 9.03(vi)(2) and any Investment pursuant to Section 9.05(ix) in respect of any employee, officer or director of a Non-Wholly-Owned Subsidiary) and the balance of which shall be Permitted Secured NWOS Debt; provided that the Company shall be permitted to make additional Investments in excess of such amounts for purposes other than Investments in Foreign Subsidiaries, so long as and to the extent that (A) there exists at the time any such Investment is made no Dividend Suspension Period, Default or Event of Default, and such Investments are made with the portion of Available Cash that could have been, but was not, distributed as Voluntary Distributions in the then-current Distribution Payment Quarter (such amount, from time to time, the “Additional Investment Amount”), or (B) such Investments are made with Net IDS Proceeds not utilized in connection with any Permitted Acquisition; provided further that (1) any Investment comprising Indebtedness of the Company or any Guarantor shall be Subordinated Indebtedness, and (2) any resulting security, instrument, chattel paper or similar writing evidencing any Investment received by the Company or any Guarantor shall be immediately pledged to the Collateral Agent pursuant to the Security Agreement;

(ix) the Company and its Subsidiaries may make advances to employees, officers and directors of the Company and its Subsidiaries, in each case in the ordinary course of business in an aggregate amount at any one time outstanding for all such Persons together not exceeding $1,000,000;

(x) deposits made by the Company or its Subsidiaries in the ordinary course of business consistent with past practices (and permitted under Section 9.01, if applicable) to secure the performance of leases as to which such Person is lessee shall be permitted;

(xi) Holdings may make equity contributions to the capital of the Company, provided any Capital Stock issued in respect thereof is immediately pledged to the Collateral Agent pursuant to the Pledge Agreement, and may contribute proceeds as required by Section 8.16(b);

(xii) the Company and its Subsidiaries may make Investments (including loans) in any Subsidiary Guarantor that is a Domestic Subsidiary of the Company, to the extent such Investments arise from the sale of inventory in the ordinary course of business by the Company or such Subsidiary to such Domestic Subsidiary for resale by such Domestic Subsidiary (including any such Investments resulting from the extension of the payment terms with respect to such sales), provided that all securities, instruments, chattel paper and similar writings evidencing such sales and Investments are immediately pledged to the Collateral Agent pursuant to the Security Agreement;

(xiii) the Company and its Subsidiaries may make Investments (including loans) in any Foreign Subsidiary (A) to the extent such Investments arise from the sale of inventory in the ordinary course of business by the Company or such Subsidiary to such Foreign Subsidiary for resale outside of the United States by such Foreign Subsidiary (including any such Investments resulting from the extension of the payment terms with respect to such sales) or (B) to the extent the aggregate amount of such Investments does not exceed $5,000,000; provided that all securities, instruments, chattel paper and other writings evidencing such sales and Investments are immediately pledged to the Collateral Agent pursuant to the Security Agreement;

(xiv) deposit accounts containing foreign currency and Offshore Deposits denominated in Dollars, received and held in the ordinary course of business or held by the Company or any of its Subsidiaries shall be permitted, provided that the aggregate amount of all Offshore Deposits (other than any such deposits as to which there is a perfected, first priority Senior Creditor Lien under all applicable law) shall not at any time exceed the equivalent of $1,000,000; and

(xv) Holdings and its Subsidiaries may make Distributions permitted under Section 9.03.

9.06. Transactions with Affiliates. Such Persons will not, and will not permit any of their Subsidiaries to, (i) enter into, make or amend any transaction or series of related transactions with any Affiliate of Holdings, other than on terms and conditions no less favorable to the Company or its Subsidiaries than would reasonably be obtained by the Company or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that (A) normal compensation and reimbursement of reasonable fees and expenses of officers and directors, and customary indemnification, may be paid to officers, directors and employees of ASC and its Subsidiaries, (B) any Credit Party may enter into transactions with any other Credit Party, (C) Holdings and any of its Subsidiaries may enter into and perform in accordance with their terms the transactions that are the subject of the Transaction Documents or the Reorganization Documents, (D) amendments to and the purchase by ASC of warrants to purchase partnership units of American Seafoods, L.P. may be undertaken on the Funding Date, (E) the acquisition by ASC from Holdings of (1) Holdings general partnership interest pursuant to the Partnership Agreement of Holdings, and (2) 100% of Capital Stock of ASC, Inc. pursuant to             , may be undertaken on the Funding Date, (F) the contribution by ASC, Inc. of all preferred and common interests in the Company to Holdings in exchange for approximately 18.7% of equity interests in Holdings pursuant to             , may be undertaken on the Funding Date, (G) the exchange by Bernt Bodal and              of their respective equity interests in Holdings for limited partnership units in ASLP pursuant to             , may be undertaken on the Funding Date, (H) the redemption by Holdings of its outstanding equity units and subordinated notes as set forth in the Sources and Uses Table and in the Form S-1, may be undertaken on the Funding Date, (I) equity distributions by Holdings to ASLP as set forth in the Sources and Uses Table may be undertaken on the Funding Date, and (J) exchanges of ASLP units for IDS’ pursuant to exchange warrants as contemplated by Sections 9.03(ix), 9.04(ix)(B) and 9.04(ix)(F), and (K) the repurchase by Holdings of its class B equity units held by ASC with the proceeds of a substantially contemporaneous IDS issuance by ASC, so long as ASC uses the proceeds to repurchase its Class B common stock shall be permitted, in each case, without regard to this Section 9.06(i); or (ii) enter into an “Affiliate Transaction” (as defined in the Form S-1) involving aggregate consideration in excess of $50,000, except in compliance with the applicable provisions under the IDS Note Documents.

9.07. Capital Expenditures. Such Persons will not, and will not permit any of their Subsidiaries to, make any Growth Capital Expenditures, in an aggregate amount greater than $7,500,000 in any fiscal year, provided that 100% of the excess, if any, of $7,500,000 over the aggregate amount of Growth Capital Expenditures incurred in any fiscal year may be carried forward and utilized in either of the immediately succeeding two fiscal years. Notwithstanding the foregoing, the Company and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in the determination set forth in the immediately preceding sentence) with the Net Sale Proceeds of Asset Sales, to the extent such Net Sale Proceeds are not required to be applied to repay Senior Notes pursuant to Section 5.01 or the Credit Obligations pursuant to the corresponding provisions of the Credit Documents or any other Indebtedness or obligation pursuant to the corresponding provisions in any Senior Note Documents.

9.08. Maximum Consolidated Senior Leverage Ratio. Such Persons will not permit the Consolidated Senior Leverage Ratio for any Test Period ending on the last day of any fiscal quarter of Holdings to be greater than 2.750:1.000.

9.09. Minimum Consolidated Fixed Charge Coverage Ratio. Such Persons will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of Holdings during any period set forth below to be less than the applicable ratio set forth below:

Applicable Fiscal Quarter End	Ratio

Effective Date – June 29, 2005	1.800:1.000

June 30, 2005 and thereafter	1.900:1.000

provided, that for any Test Period ending on June 30, 2005 and thereafter, the applicable minimum ratio shall be reduced by the applicable Reduction Amount.

9.10. Limitations on Payments of Certain Obligations; Modifications of Certain Documents. Such Persons will not, and will not permit any of their Subsidiaries to:

(i) except as otherwise expressly permitted herein, make any Voluntary Prepayment in respect of any IDS Note Documents;

(ii) amend or modify, or permit the amendment or modification of any provision of, any Credit Document or any IDS Note Document, or designate any “Designated Senior Indebtedness” (or equivalent term) as defined in any IDS Note Indenture, other than the Obligations, the Credit Obligations and the Specified Swap Obligations;

(iii) amend, modify or change its certificate or articles of incorporation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement, by-laws or partnership agreement (or any equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Capital Stock (including any Shareholders’ Agreement), or enter into any new agreement with respect to its Capital Stock, other than any such amendment or agreement to the extent required to comply with applicable Laws;

(iv) amend, modify or change any provision of (x) any Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Holders (it being understood that any amendment, modification or change to any monetary term thereof increasing any Credit Party’s monetary obligations or decreasing its monetary rights shall, without limitation, be deemed to be adverse to the interests of the Holders), or (y) any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Required Holders;

(v) make any payment on account of the purchase, redemption, conversion, exchange, retirement, acquisition, defeasance or sinking fund payment (including any Voluntary Prepayment) with respect to any Indebtedness (including IDS Note Obligations) that is junior or subordinate to any Indebtedness under the Senior Note Documents other than (A) pursuant to Distributions permitted by Section 9.03(ii), (iii), (viii) or (ix), (B) payments made to the Company or a Wholly-Owned Subsidiary of the Company, (C) payments under Seller Subordinated Debt to the extent expressly permitted by the terms thereof and subject to the terms of any subordination agreement relating thereto, and (D) payments other than in respect of IDS Note Obligations expressly permitted under the terms of any subordination agreement in favor of and agreed to by the Holders and governing such Indebtedness;

(vi) unless the corresponding payment is made contemporaneously pursuant to Section 5.01, make any Voluntary Prepayment in respect of any Term Loans or Revolving Loans; or

(vii) amend, modify, cancel, terminate or waive any right or provision of any material Cooperative Agreement or Fishing Rights Agreement that would, individually or in the aggregate, materially reduce the economic value of such agreements to the Holders or otherwise be materially adverse to the Company and its Subsidiaries.

9.11. Limitation on Certain Restrictions on Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay Dividends or make any other Distributions on its Capital Stock or any other interest or participation in its profits owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries, or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries; except for:

(i) non-contractual encumbrances or restrictions arising under applicable law;

(ii) encumbrances and restrictions existing under this Agreement and the other Senior Note Documents;

(iii) encumbrances and restrictions existing under the Credit Documents;

(iv) customary provisions restricting subletting or assignment of any lease governing any Leasehold interest of the Company or any of its Subsidiaries;

(v) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or other contract entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(vi) customary restrictions on the transfer of any asset pending the close of the sale of such asset (provided such transfer is otherwise permitted under the Senior Note Documents without consent of the Holders);

(vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(iii), (vi), (vii), (xiv), (xv) or (xvi) (provided, in the case of any extension or renewal, that no such encumbrance or restriction first arises in connection with any such extension or renewal);

(viii) restrictions contained in the IDS Note Documents as in effect on the Funding Date; or as amended with the consent of the Required Lenders;

(ix) restrictions in effect on the date of this Agreement contained in the Existing Indebtedness Agreements, as in effect on the Funding Date, and, if such Indebtedness is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced;

(x) any restriction or encumbrance with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement without consent of the Holders;

(xi) restrictions in favor of a Person who is not an Affiliate of a Credit Party contained in agreements or documents granting or governing Acquired Purchase Money Debt or Indebtedness (including in respect of Capitalized Lease Obligations) which are permitted under Section 9.04(iii), if and to the extent that such restriction relates only to the asset or assets subject to the Lien securing such Acquired Purchase Money Debt or acquired with the proceeds of such Capitalized Lease Obligations or Indebtedness incurred pursuant to Section 9.04(iii); and

(xii) customary provisions applicable to Non-Wholly-Owned Subsidiaries, to the extent requiring that Dividends by such Persons be undertaken ratably, in accordance with ownership of Capital Stock therein.

9.12. Limitation on Issuance of Capital Stock.

(a) Such Persons will not, and will not permit any of their Subsidiaries to, issue (i) any Preferred Stock, or (ii) any Disqualified Stock.

(b) The Company will not and will not permit any of its Subsidiaries to issue any Capital Stock (including by way of sales of treasury stock), except (i) Capital Stock issued to Holdings and immediately pledged to the Collateral Agent pursuant to the Pledge Agreement, (ii) transfers and replacements of then outstanding shares of Capital Stock, (iii) stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Company or any of its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iv) to qualify directors to the extent required by applicable law, or (v) issuances by Subsidiaries of the Company which are newly-created or acquired in accordance with the terms of this Agreement.

(c) Holdings shall not at any time cease to own and hold 100% of the issued and outstanding Capital Stock of the Company.

9.13. Business.

(a) The Company will not, and will not permit any of its Subsidiaries to, engage in any business other than the Business; provided that the Company or any Subsidiary may engage in other, reasonably related or ancillary businesses, provided such other businesses (i) at all times comprise, singly and collectively, less than five percent of the total revenues of the Holdings Consolidated Entities, (ii) arise solely through inclusion in a Permitted Acquisition, and (iii) the Company at all times exercises commercially reasonable efforts to dispose of such other businesses promptly, provided that if, after undertaking such efforts for a period of no less than six months such efforts are not successful and the Company’s management reasonably determines that engaging in future efforts is unlikely to be successful upon commercially reasonably terms or that the continuation of such efforts constitutes a material distraction to the time and energy of such management, the Company may cease attempts to divest itself of such other businesses.

(b) Holdings shall not acquire any assets or investments other than Capital Stock in the Company and cash and Cash Equivalents not otherwise prohibited hereunder, nor shall it engage in any business other than that of a holding company.

9.14. Limitation on Creation of Subsidiaries. Such Persons will not, and will not permit any of their Subsidiaries to, establish, create or acquire after the Funding Date any Subsidiary; provided that the Company and its Wholly-Owned Subsidiaries that are, or are to become, Subsidiary Guarantors may (i) create or acquire Wholly-Owned Domestic Subsidiaries, and Wholly-Owned Foreign Subsidiaries to the extent such Foreign Subsidiaries own or operate sales offices for the Company in countries other than the U.S. and Japan and provided such Investment is permitted under Section 9.05(xiii), and (ii) acquire Non-Wholly-Owned Subsidiaries pursuant to a JV Acquisition; provided, in each case (i) and (ii), each of the applicable provisions contained in Section 8.12 are complied with in connection therewith.

9.15. Negative Pledges; etc.

(a) Such Persons shall not, and shall not permit any of their Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets (whether now owned or hereafter acquired) in favor of the Collateral Agent, the Holders or any other Person; provided that this Section 9.15(a) shall not apply to (i) any covenants contained in this Agreement, the Other Agreements or the Security Documents, (ii) the covenants contained in the Credit Agreement, (iii) covenants and agreements made in connection with Liens permitted by Section 9.01(iii) (but only to the extent such covenants and agreements exist on the date hereof), (vi), (vii) (other than covenants and agreements first arising pursuant to any extension, renewal or replacement after the date of acquisition by the Company or its Subsidiaries), (xiv), (xv), and (xvi) (but only to the extent that such covenants or agreements do not first arise in connection with any such refinancing, extension, renewal or refunding), provided in each case such covenant or agreement applies solely to the specific property to which such Lien relates, and (iv) covenants contained in the IDS Note Documents.

(b) Such Persons shall not, and shall not permit any of their Subsidiaries to, grant any Lien on any of their assets or properties to any Senior Creditor other than to the Collateral Agent (or any applicable collateral trustee or agent appointed by the Collateral Agent) for the benefit of the Holders and the other Senior Creditors and in accordance with and subject to the Senior Creditor Intercreditor Agreement.

9.16. Fishing Rights. Such Persons will not, and will not suffer or permit any other Person to:

(a) acquire an interest, directly or indirectly, in any Vessel, fish processing facility or Fishing Rights of any Credit Party, or take any other action if the acquisition of such interest or such other action would result in any limitation or restriction on the quantity of any fish or shellfish which may be harvested or processed by any of the Credit Parties, individually or collectively, under applicable limitations on “excessive shares” specified in or pursuant to the AFA or otherwise or on any other basis; or

(b) (i) take any action which may, in respect of any Vessel, fish processing facility or Fishing Rights of any Credit Party, (A) constitute under the AFA, an impermissible transfer of an interest in any such property to a Foreign Person, (B) directly or indirectly create an ownership interest in any such property in favor of Foreign Persons which exceeds the Foreign Ownership Percentage, (C) transfer control of a Vessel to a Foreign Person other than in compliance with the prior written approval of MARAD, or (ii) take or fail to take any action the result of which may invalidate the certificate of documentation or fishery endorsement of any Vessel.

10.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur:

10.01. Payments. The Company or any other Credit Party shall fail to pay when due any principal or Make-Whole Amount, if any, on any Senior Note, or shall fail to pay when due, and such failure shall continue unremedied for three or more Business Days, any interest on any Senior Note or any other amounts owing hereunder or under any other Senior Note Document; or

10.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Senior Note Document or in any certificate delivered to any Holder pursuant hereto or thereto shall prove to be untrue or misleading in any material respect on the date as of which made or deemed made; or

10.03. Covenants. Any Credit Party shall:

(i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f), 8.02(a)(ii), 8.11, 8.12, 8.15(ii) or Section 9 hereof or in Section 2.8 of any Vessel Mortgage or Section 3.06 of any Mortgage; or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01 (other than clause (f) thereof) or Section 8.15 (other than 8.15 (ii) or (iii)), and such default shall continue unremedied for a period of 10 days; or

(iii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Senior Note Document and such default shall continue unremedied for a period of 30 days; or

10.04. Default Under Other Agreements. (i) Any Credit Party or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of any Credit Party or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $7,500,000; or

10.05. Bankruptcy, etc. Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Credit Party or any of its Subsidiaries (or the Managing Entity thereof, if applicable) and the petition is not contested within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable), or Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable), or there is commenced against Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) any such proceeding which remains undismissed for a period of 60 days, or Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) for the purpose of effecting any of the foregoing; or

10.06. ERISA. Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62,

.63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Company or any Subsidiary of the Company or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Acts of 1996, or the Company or any Subsidiary of the Company has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Plan, any applicable Law is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any such event or events the imposition or granting of a Lien, or a liability or a material risk of incurring a liability; and (c) such Lien, or liability, either individually and/or in the aggregate, has had, or could reasonably be expected to have, in the opinion of the Required Holders, a Material Adverse Effect, or any other event or condition out of the ordinary course of business shall occur or exist with respect to any Plan; and such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have, in the opinion of the Required Holders, a Material Adverse Effect; or

10.07. Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Senior Creditors the Liens, rights, powers and privileges purported to be created thereby (including a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01) and subject to no other Liens (except as permitted by Section 9.01); or there occurs any “Event of Default” as defined in any Security Document; or

10.08. Guaranties. Any of the Holdings Guaranty or the Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty to which it is a party; or

10.09. Judgments. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate for all such Persons a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $7,500,000; or

10.10. Change of Control. A Change of Control shall occur; or

10.11. Material Contract. Holdings or any of its Subsidiaries materially defaults in the observance or performance of any Material Contract and such default has had or is likely to have a Material Adverse Effect; or

10.12. ASC Taxes. ASC shall fail to pay and discharge any material taxes, assessments or governmental charges or levies imposed upon it or upon its income or profits prior to the date on which penalty is attached thereto, and any Governmental Authority that is a taxing authority shall have commenced any judicial or other proceeding or taken any action in order to assert any Lien or claim (including by way of any charging order) upon ASC’s equity interest in Holdings or upon any assets or property of Holdings or any of its Subsidiaries; or

10.13. Loss of Fishing Rights or Citizenship. (a) The loss, forfeiture or materially adverse limitation of the right of any Vessel Owning Company or any Vessel to participate in the fisheries in which it has historically participated, (b) the termination or amendment of any Cooperative Agreement that would reasonably be expected to have a Material Adverse Effect, (c) the repeal or amendment of the authorization for any Cooperative Agreement by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect, (d) a reduction in excess of 15% occurs for whatever reason in the percentage of the pollock harvest that Holdings and its Subsidiaries are entitled to receive from that which they are entitled to receive (other than a reduction in respect of quota received pursuant to any CDQ Royalty Agreement) on a consolidated basis on the Effective Date (other than a reduction in respect of quota received pursuant to any CDQ Royalty Agreement); or (e) a Material Adverse Effect occurs with regard to Fishing Rights; or

10.14. Environmental Matters. Either (i) any Credit Party shall be liable, whether directly, indirectly through required indemnification of any Person, or otherwise, for the costs of investigation and/or remediation of any Hazardous Materials originating from or affecting any property or properties, whether or not owned, leased or operated by such Credit party, which liability, together with all other such liabilities of such Credit Party, could reasonably be expected to exceed $10,000,000 in the aggregate or require payments by such Credit Party exceeding $5,000,000 in any fiscal year of Holdings or (ii) any Federal, state, regional, local or other environmental regulatory agency or authority shall commence an investigation or take any other action that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

10.15. Subordinated Indebtedness. The subordination provisions contained in any document evidencing, relating to, or creating any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of such Subordinated Indebtedness; or

10.16. ASC Certificate of Incorporation. ASC shall modify any material term or provision of its Certificate of Incorporation or bylaws relating to or directly or indirectly affecting the citizenship of any Vessels or compliance with the Foreign Ownership Rules (as defined therein), without the prior consent (or obtaining prior customary informal assurances of consent, followed thereafter by formal consent) of MARAD

11.	REMEDIES ON DEFAULT, ETC.

11.01. Acceleration.

(a) If an Event of Default with respect to the Company described in Section 10.05 has occurred, all the Senior Notes then outstanding and all Obligations owing or hereunder and thereunder shall automatically become immediately due and payable.

(b) If any Event of Default described in Section 10.01 has occurred and is continuing, any Holder of Senior Notes at the time outstanding affected by such Event of Default may at any time, at its option, by notice to the Company, declare the Senior Notes then outstanding and held by such Holder to be immediately due and payable.

(c) If any other Event of Default has occurred and is continuing, any Holder or Holders of more than 50% in principal amount of the Senior Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Senior Notes then outstanding to be immediately due and payable.

Upon any Senior Notes becoming due and payable under this Section 11.01, whether automatically or by declaration, such Senior Notes will forthwith mature and the entire unpaid principal amount of such Senior Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each Holder of a Note has the right to maintain its investment in the Senior Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Senior Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

11.02. Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether any Senior Notes have become or have been declared immediately due and payable under Section 11.01, (a) the Holder of any Senior Note at the time outstanding may protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained herein or in any other Senior Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise; and (b) in accordance with and subject to the terms of the Senior Creditor Intercreditor Agreement, all or a portion of the Holders may direct the Collateral Agent to take any or all of the following actions:

(i) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents;

(ii) apply any cash collateral held by the Collateral Agent pursuant to Section 5.01 to the repayment of the Obligations; and

(iii) exercise on behalf of itself and the Holders all rights and remedies available to it and the Holders under the Senior Note Documents or applicable law.

11.03. Rescission. At any time after any Senior Notes have been declared due and payable pursuant to clause (c) of Section 11.01, the Holders of not less than 50% in principal amount of the Senior Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Senior Notes, all principal of and Make-Whole Amount, if any, on any Senior Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Senior Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 16, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Senior Notes. No rescission and annulment under this Section 11.03 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

11.04. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Holder of any Senior Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, by any Senior Note, or any other Senior Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 14, the Company will pay to the Holder of each Senior Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 11, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

12.	REGISTRATION; EXCHANGE; SUBSTITUTION OF SENIOR NOTES.

12.01. Registration of Senior Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Senior Notes. The name and address of each Holder of one or more Senior Notes, each transfer thereof and the name and address of each transferee of one or more Senior Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Senior Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Senior Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Senior Notes.

12.02. Transfer and Exchange of Senior Notes. Upon surrender of any Senior Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Senior Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Senior Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Senior Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Senior Note. Each such new Senior Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Senior Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Senior Note or dated the date of the surrendered Senior Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Senior Notes. Senior Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Senior Notes, one Senior Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Senior Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.02.

12.03. Replacement of Senior Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Senior Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Senior Note is, or is a nominee for, an original Purchaser or another holder of a Senior Note with a minimum net worth of at least $25,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Senior Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Senior Note or dated the date of such lost, stolen, destroyed or mutilated Senior Note if no interest shall have been paid thereon.

13.	PAYMENTS ON SENIOR NOTES.

13.01. Home Office Payment. So long as you or your nominee shall be the holder of any Senior Note the Company will pay all sums becoming due on such Senior Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Senior Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Senior Note, you shall surrender such Senior Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Senior Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Senior Note to the Company in exchange for a new Senior Note or Notes pursuant to Section 12.02. The Company will afford the benefits of this Section 13.01 to any Institutional Investor that is the direct or indirect transferee of any Senior Note purchased by you under this Agreement and that has made the same agreement relating to such Senior Note as you have made in this Section 13.01.

14.	EXPENSES, ETC.

14.01. Indemnity; Transaction Expenses. The Company hereby agrees to:

(a) whether or not the transactions contemplated hereby are consummated, pay all costs and expenses (including attorneys’ fees of a special counsel from time to time and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or Holder in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Senior Notes or any other Senior Note Document and the documents and instruments referred to herein and therein (whether or not such amendment, waiver or consent becomes effective), including, without limitation:

(i) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Senior Notes or any other Senior Note Document or the documents and instruments referred to herein and therein or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Senior Notes or any other Senior Note Document, or by reason of being a holder of any Senior Note, and

(ii) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Senior Notes;

(b) pay and hold each of you and the other Holders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each of you and the other Holders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Holder) to pay such taxes; and

(c) indemnify each of you and the other Holders and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (together, “Holder Parties”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Holder is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Senior Note

Document or the use of the proceeds of any Senior Notes hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Senior Note Document or the exercise of any of their rights or remedies provided herein or in the other Senior Note Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property or Vessel at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property or Vessel, or any Environmental Claim asserted against Holdings, any of its Subsidiaries or any Real Property or Vessel at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, damages, penalties, claims, actions, judgments, suits, costs, expenses, or disbursements to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified and excluding any claims with respect to Taxes, which shall be governed by Section 14.01(b) and Section 14.02. To the extent that the undertaking to indemnify, pay or hold harmless any Holder set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

14.02. Withholding Taxes.

(a) All payments made by the Company hereunder and under any Senior Note will be made without setoff, counterclaim or other defense. Except as provided in Section 14.02(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax, levy, impost, duty, fee, assessment or other charge imposed on or measured by the net income or net profits of a Holder or any other payee pursuant to the Laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Holder or other payee is located or any subdivision thereof or therein and any franchise tax imposed in lieu of a net income tax) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Company agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under the Senior Note Agreement, under the Other Agreements or under any Senior Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Senior Note. The Company will furnish to the Holders within 45 days after the date the payment of any Taxes is due pursuant to applicable Law certified copies of tax receipts evidencing such payment by the Company or such other evidence as shall be reasonably acceptable to the Holders. The Company agrees to indemnify and hold harmless each Holder, and reimburse such Holder upon its written request, for the amount of any Taxes so levied or imposed and paid by such Holder.

(b) Each Holder that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Company on or prior to the Effective Date or, in the case of a Holder that is an assignee or transferee of an interest under the Senior Note Agreement (unless the respective Holder was already a Holder hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Holder, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Holder’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under the Senior Note Agreement and under any Senior Note, or (ii) if the Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit U (any such certificate, a “Section 14.02(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Holder’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under the Senior Note Agreement and under any Senior Note. In addition, each Holder agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Holder will promptly deliver to the Company two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 14.02(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Holder to a continued exemption from or any reduction in United States withholding tax with respect to payments under the Senior Note Agreement and any Senior Note, or such Holder shall immediately notify the Company of its inability to deliver any such Form or Certificate, in which case such Holder shall not be required to deliver any such Form or Certificate pursuant to this Section 14.02(b). Notwithstanding anything to the contrary contained in Section 14.02(a), but subject to the immediately succeeding sentence, (x) the Company shall be entitled, to the extent it is required to do so by law, to deduct or withhold taxes, levies, imposts, duties, fees, assessments or other charges imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder or under any Note for the account of any Holder which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Holder has not provided to the Company forms or certificates that establish a complete exemption from such deduction or withholding and (y) the Company shall not be obligated pursuant to Section 14.02(a) to gross-up payments to be made to a Holder in respect of taxes, levies, imposts, duties, fees, assessments or other charges imposed by the United States (or any political subdivision or taxing authority thereof or therein) if (I) such Holder has not provided to the Company the Internal Revenue Service Forms or certificates required to be provided to the Company pursuant to this Section 14.02(b), (II) such taxes, levies imposts, duties, fees, assessments, or other charges are imposed with respect to payments to such Holder other than as a result of change in law, treaty, governmental rule, regulation, guideline or order or in the interpretation thereof that are effective after the Effective Date or, in the case of a Holder that is an assignee or a transferee of an interest under this Agreement pursuant to 12.02, that are effective after the date of such assignment or transfer to such Holder, or (III) in the case of a payment, other than interest, to a Holder described in clause (ii) above, to the extent that such forms or certificates do not establish a complete exemption from withholding of such taxes, levies, imposts, duties, fees, assessments or other charges. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 14.02, the Company agrees to pay any additional amounts and to indemnify each Holder in the manner set forth in Section 14.02(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable Law, or in the interpretation thereof, in the case of a Holder that is an assignee or a transferee of an interest under this Agreement pursuant to Section 12.02, that are effective after the date of such assignment or transfer to such Lender, relating to the deducting or withholding of such Taxes. Each Person entitled to any payment hereunder or under any Note that is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) (other than in such Person’s capacity as a Lender), to the extent it will not result in an economic, legal or regulatory disadvantage, agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Person) to file any certificate or document or to furnish to the Company and the Holders any information, in each case, (A) that is requested by the Company or any Holder with respect to any payment to such Person other than any payment to a person in such Person’s capacity as a Holder, and (B) which is necessary to establish any available exemption from, or reduction in the amount of, any Taxes imposed with respect to such payment, provided, however, that nothing in this Section 14.02(b) shall require a payee to disclose any confidential information (including its tax returns, working papers or supporting documents).

(c) If the Company pays any additional amount under this Section 14.02 to a Holder and such Holder determines in its good faith discretion that it has actually received in connection therewith a refund in or with respect to the taxable year in which the additional amount is paid (a “Tax Refund”), such Holder shall pay to the Company, an amount that the Holder shall, in its good faith discretion, determine is equal to the net amount of such Tax Refund; provided, however, that (i) any Holder may determine, in its good faith discretion consistent with the policies of such Holder, whether to seek a Tax Refund; (ii) any Taxes that are imposed on a Holder as a result of a disallowance or reduction of any Tax Refund with respect to which such Holder has made payment to the Company pursuant to this Section 14.02(c) shall be treated as a Tax for which the Company is obligated to indemnify such Holder pursuant to this Section 14.02; (iii) nothing in this Section 14.02(c) shall require the Holder to disclose any confidential information to the Company (including its tax returns, working papers and supporting documents); and (iv) no Holder shall be required to pay any amount pursuant to this Section 14.02(c) at any time at which an Event of Default exists.

14.03. Survival. The obligations of the Company under this Section 14 will survive the payment or transfer of any Senior Note, the enforcement, amendment or waiver of any provision of the Senior Note Agreement or the Senior Notes, and the termination of the Senior Note Agreement.

15.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Other Agreements and the Senior Notes, the purchase or transfer by you of any Senior Note or portion thereof or interest therein and the payment of any Senior Note, and may be relied upon by any subsequent Holder, regardless of any investigation made at any time by or on behalf of you or any other Holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of Holdings or the Company pursuant to the Senior Note Agreement shall be deemed representations and warranties of Holdings or the Company (as applicable) under the Senior Note Agreement. Subject to the preceding sentence, this Agreement and the other Senior Note Documents embody the entire agreement and understanding between you, Holdings and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

16.	AMENDMENT AND WAIVER.

16.01. Requirements. This Agreement, the Senior Notes or any other Senior Note Document may be amended, and the observance of any term hereof or of the Senior Notes or any other Senior Note Document may be waived (either retroactively or prospectively), with (and only with) the written consent of Holdings, the Company and the Required Holders, except to the extent otherwise specified in any Senior Note Document, except that

(a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 6, 7 or 20 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing,

(b) no such amendment or waiver may, without the written consent of Holders of more than 66-2/3 % in principal amount of the Senior Notes at the time outstanding, release the Liens upon any Pollock Vessel or any Fishing Rights appurtenant thereto, or release any Guarantor that is a Vessel Owning Company in respect of any Pollock Vessel from its Guaranty, or consent to any Disposition of any Pollock Vessel or Fishing Rights appurtenant thereto,

(c) no such amendment or waiver may, without the written consent of each Holder of Senior Notes at the time outstanding affected thereby, (i) postpone any date fixed by this Agreement or any other Senior Note Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Holders (or any of them) hereunder or under any other Senior Note Document, (ii) reduce the principal of, or the rate of interest specified herein on, any Senior Note, or any fees, Make-Whole Amount or other amounts payable hereunder or under any other Senior Note Document; provided, however, that only the consent of the Required Holders shall be necessary (x) to waive or alter any obligation of the Company to pay interest at the Default Rate, or (y) to amend any financial covenant hereunder (or any defined term used therein), or (iii) amend any of Sections 5, 10.01 or 11, or amend Section 19 except in a manner that make the obligations of the Holders under Section 19 less restrictive; and

(d) no such amendment or waiver may, without the written consent of each Holder of Senior Notes at the time outstanding (i) waive any condition set forth in Section 4, (ii) change any provision of this Section or the definition of “Required Holders” or any other provision hereof specifying the number or percentage of Holders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Holder, (iii) release the Liens of the pledge by Holdings of the Company’s Capital Stock pursuant to the Pledge Agreement, or of all or substantially all of the Collateral, or (iv) release Holdings from its Guaranty or all or substantially all of the Subsidiary Guarantors from their Subsidiary Guaranty.

16.02. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each Holder (irrespective of the amount of Senior Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Senior Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 16 to each Holder of outstanding Senior Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder then outstanding even if such Holder did not consent to such waiver or amendment.

16.03. Binding Effect, Etc.

(a) Any amendment or waiver consented to as provided in this Section 16 applies equally to all Holders and is binding upon them and upon each future holder of any Senior Note and upon the Company without regard to whether such Senior Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company or any other Credit Party and the Collateral Agent or any Holder nor any failure or delay on the part of the Collateral Agent or any Holder in exercising any right, power or privilege hereunder or under any other Senior Note Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the other Senior Note Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

(b) The rights, powers and remedies herein or in any other Senior Note Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Collateral Agent or any Holder would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Collateral Agent or any Holder to any other or further action in any circumstances without notice or demand.

16.04. Notes held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Senior Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Senior Notes, or have directed the taking of any action provided herein or in the Senior Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Senior Notes then outstanding, Senior Notes directly or indirectly owned by Holdings, the Company or any of its Affiliates shall be deemed not to be outstanding.

17.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii) if to any other Holder, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii) if to the Company or Holdings, at its address set forth on the signature page hereof, or at such other address as it shall have specified to you in writing, or

(iv) if to any Subsidiary Guarantor, to the care of the Company at its address set forth on the signature page hereof, or at such other address as such Subsidiary Guarantor shall have specified to you in writing.

Notices under this Section 17 shall be deemed given only when actually received.

18.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Senior Notes themselves), and (d) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 18 shall not prohibit the

Company or any other Holder from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

19.	CONFIDENTIAL INFORMATION.

(a) For the purposes of this Section 19, “Confidential Information” means information with respect to Holdings, the Company or any Subsidiary thereof that is now or in the future furnished pursuant to this Agreement or any other Senior Note Document, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by Holdings, the Company, any Subsidiary thereof or any other Holder or through a means that you actually know to be in violation of a binding confidentiality agreement, or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. Subject to the provisions of clause (b) of this Section 19, you will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Senior Notes), provided such Persons shall be subject to the provisions of this Section 19 to the same extent as you, (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of this Section 19, (iii) the Collateral Agent or any other Holder of any Senior Note or any of their respective representatives, (iv) any Institutional Investor to which you sell or offer to sell such Senior Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 19), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 19), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your financial portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Senior Notes and this Agreement. Each Holder, by its acceptance of a Senior Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 19 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such Holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 19.

(b) The Company hereby acknowledges and agrees that each Holder may share with any of its affiliates, and such affiliates may share with such Holder, any information related to the Company or any of its Subsidiaries (including any non-public customer information regarding the creditworthiness of the Company and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 19 to the same extent as such Holder.

(c) The Company and Holdings each hereby acknowledge that none of the Holders nor their respective Affiliates provide nor have they provided in connection with the Transaction accounting, tax or legal advice.

(d) No Holder shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement or any other documents or materials relating hereto.

20.	SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Senior Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 20), such word shall be deemed to refer to such Affiliate in lieu of you and such Affiliate shall be deemed to have made the representation set forth in Section 6. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Senior Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 20), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Senior Notes under this Agreement.

As used in this paragraph, “Affiliate” shall mean (i) any corporation or other entity at least a majority of the voting stock (or equivalent voting securities or interests) of which is owned by you, either directly or through subsidiaries and (ii) any investment fund which is managed by you or your Affiliate described in clause (i) of this definition.

21.	MISCELLANEOUS.

21.01. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

21.02. Payments Due on Non-Business Days. Anything in this Agreement or the Senior Notes to the contrary notwithstanding, any payment of principal of or Make-whole Amount or interest on any Senior Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

21.03. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.04. Construction.

(a) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b) For purposes of any provision herein or in any other Senior Note Document referencing the knowledge of Holdings or its Subsidiaries (or of any officer thereof), any knowledge of any Managing Entity (or officer thereof) of Holdings or any Subsidiaries and of any Managing Entity (or officer thereof) of any Managing Entity thereof shall be deemed attributable to Holdings or such Subsidiary. Similarly, any reference herein or in any other Senior Note Document to the chief financial officer or other officer of any Credit Party that does not have such an officer shall be deemed a reference to such officer of any Managing Member of such Person.

21.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

21.06. Governing Law/Submission to Jurisdiction/Waiver of Jury.

(a) This Agreement and the other Senior Note Documents and the rights and obligations of the parties hereunder and thereunder shall, except as otherwise provided in the Mortgages, be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

(b) EACH HOLDER AND EACH OF HOLDINGS AND THE COMPANY HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY AND ANY APPELLATE COURT FROM ANY THEREOF, AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDERS, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SENIOR NOTES OR ANY OTHER SENIOR NOTE DOCUMENT SHALL BE LITIGATED IN SUCH COURTS, AND SUCH HOLDINGS AND THE COMPANY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE BASED

ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FORGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ELECTION.

(d) Each of the Company and Holdings agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 21.06(b)) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it is or may be subject) by a suit upon such judgment.

(e) Each of the Company and Holdings irrevocably consents to process being served in any suit, action or proceeding of the nature referred to in Section 21.06(b) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 17 or at such other address of which you shall then have been notified pursuant to said Section. Each of the Company and Holdings agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding 30 days after mailing and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(f) Nothing in this Section 21.06 shall affect the right of any Holder to serve process in any manner permitted by law, or limit any right that any Holders may have to bring proceedings against the Company or Holdings in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

21.07. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Company and you shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to you and the Company and the Other Purchasers shall have signed a counterpart of their respective Other Agreements. You will give the Company prompt written notice of the occurrence of the Effective Date.

21.08. Descriptive Headings. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

21.09. Accounting Terms.

(a) Except as otherwise expressly provided herein, (i) the financial statements to be furnished to the you pursuant hereto shall be made and prepared, and (ii) all accounting terms shall be construed, in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto), as in effect from time to time.

(b) Notwithstanding any determination that amounts payable as interest in respect of IDS Notes (or IDS Guaranties) constitute dividends or other amounts payable on account of equity, rather than debt interest, for purposes of GAAP, such amounts shall for purposes of definitions of “Available Cash,” “Consolidated Interest Expense,” “Current IDS Interest Distributions,” “Deferred Subordinated Interest Amount,” “Deferred Subordinated Interest Distributions,” “Deferred Subordinated Interest Expense” and “Indebtedness” continue to be deemed interest on Indebtedness.

21.10. Interpretive Provisions. With reference to this Agreement and each other Senior Note Document, unless otherwise specified herein or in such other Senior Note Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Senior Note Document shall refer to such Senior Note Document as a whole and not to any particular provision thereof.

(ii) Section, Exhibit and Schedule references are to the Senior Note Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Senior Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Senior Note Document.

(e) All covenants contained herein shall be given independent effect so that if a particular action or condition is prohibited by any such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

(f) For purposes of any provision herein or in any other Senior Note Document referencing the knowledge of Holdings or its Subsidiaries (or of any officer thereof), any knowledge of any Managing Entity (or officer thereof) of Holdings or any Subsidiaries and of any Managing Entity (or officer thereof) of any Managing Entity thereof shall be deemed attributable to Holdings or such Subsidiary. Similarly, any reference herein or in any other Senior Note Document to the chief financial officer or other officer of any Credit Party that does not have such an officer shall be deemed a reference to such officer of any Managing Member of such Person.

21.11. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Senior Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Senior Note Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Particular section or paragraph references to any agreement or law are to such agreement or law as in effect on the Effective Date, but shall be deemed to include all subsequent sections and paragraphs incorporating such sections or paragraphs.

21.12. Post Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

(a) Real Property. To the extent not completed on or prior to the Funding Date, the actions relating to the Mortgages and Real Property of the Company and its Subsidiaries pursuant to Section 4.18 (and the related opinion pursuant to Section 4.04) shall be completed no later than 10 days after the Funding Date.

(b) UCC Filings; Filings with respect to Intellectual Property; etc. (i) Holdings and its Subsidiaries were not required to have filed (or cause to have filed) on or prior to the Funding Date Financing Statements (Form UCC-1) or any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Agreement. Not later than the 5th Business Day after the Funding Date, the Company and its Subsidiaries shall have filed (or cause to have filed) all of such Financing Statements (Form UCC-1) and any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Agreement.

(c) Account Control Agreements. To the extent not completed on or prior to the Funding Date, the Company and its Subsidiaries shall have procured fully-executed and completed deposit account control agreements as required pursuant to Section 4.16 in form and substance reasonably satisfactory to the Holders in respect of any and all deposit accounts of the Company and its Subsidiaries existing on the Funding Date by no later than 60 days after the

Funding Date (or 120 days, in the case of the delivery of control agreements perfecting security interests in respect of deposit accounts having at all times between the Funding Date and the date of such perfection aggregate deposit balances no greater than $500,000).

All provisions of this Agreement and the other Senior Note Documents (including all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Senior Note Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Funding Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 21.12 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 21.12 have been taken (or were required to be taken). The acceptance of the benefits of the proceeds of the Note shall constitute a covenant and agreement by the Company to each of the Holders that the actions required pursuant to this Section 21.12 will be, or have been, taken within the relevant time periods referred to in this Section 21.12 and that, at such time, all representations and warranties contained in this Agreement and the other Senior Note Documents shall then be true and correct without any modification pursuant to this Section 21.12. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

* * * * *

[Signature page to follow.]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you, on the one hand, and Holdings and the Company, on the other hand.

Very truly yours,

AMERICAN SEAFOODS GROUP, LLC

By
Name:
Title:

AMERICAN SEAFOODS HOLDINGS, L.P.

By
Name:
Title:

The foregoing is hereby

agreed to as of the

date thereof.

By
Name:
Title:

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquired Business Entity” shall mean any of (i) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Company, (ii) 100% of the Capital Stock of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Domestic Subsidiary of the Company, or shall be merged with and into the Company, with the Company being the surviving Person, or with a Wholly-Owned Subsidiary that is a Guarantor, with the surviving Person being the aforesaid Subsidiary Guarantor or becoming a Guarantor Subsidiary that is a Wholly-Owned Subsidiary, or (iii) a majority of the Capital Stock of a Person which Person shall, as a result of such stock acquisition, be merged with and into the Company with the Company as the surviving Person, or with a Wholly-Owned Subsidiary that is a Guarantor, with the surviving Person being the aforesaid Subsidiary Guarantor or becoming a Guarantor Subsidiary that is a Wholly-Owned Subsidiary.

“Acquired Purchase Money Debt” shall have the meaning provided in Section 9.01(xiv).

“Acquiror” has the meaning provided in the definition of “Permitted Acquisitions”.

“Active Violation” shall mean (i) any merger, consolidation or sale of assets undertaken by any AS Entity, (ii) any sale or transfer of Capital Stock (or the voting rights relating thereto) of any AS Entity undertaken by any Affiliate of ASC or of ASLP, (iii) any sale or transfer of Capital Stock (or the voting rights relating thereto) of any AS Entity undertaken by any Person other than such an Affiliate pursuant to a transaction consented to or approved by any Affiliate of ASC or of ASLP, (iv) any change in the membership of the board of directors (or similar governing body) or any officer of any AS Entity, or (v) any affidavit, certificate or statement delivered by any officer or director of any AS Entity or by any Affiliate of ASC or ASLP to MARAD shall prove to be materially false or materially misleading or, in the case of any such affidavit, certificate or statement delivered after the Funding Date to the extent premised on information provided by any broker or other third party not an Affiliate of the AS Entities, shall prove to be knowingly materially false or knowingly materially misleading.

“Additional Investment Amount” shall have the meaning provided in Section 9.05(viii).

“Additional Security Documents” shall have the meaning provided in Section 8.12.

“Additional Subsidiary Guarantor” shall mean each Person that becomes a Subsidiary Guarantor after the Effective Date by execution of a Joinder Agreement as provided in Section 8.12(a).

“Adjusted Holdings Administrative Distributions” shall mean (i) for any portion of a Test Period occurring on or after the Funding Date, Holdings Administrative Distributions for

Schedule B-1

such portion of such period, and (ii) for any portion of a Test Period occurring prior to the Funding Date, such amount that, when added to the amount determined pursuant to the preceding clause (i), results in Adjusted Holdings Administrative Distributions for such Test Period being equal to $750,000.

“Adjusted Maintenance Capital Expenditures” shall mean (i) for any portion of a Test Period occurring on or after the Funding Date, the amount of Maintenance Capital Expenditures for such portion of such period, provided that such amount shall be the greater of (a) $6,000,000 and (b) actual Maintenance Capital Expenditures for such period, and (ii) for any portion of a Test Period occurring prior to the Funding Date, actual Maintenance Capital Expenditures for such period.

“Administrative Agent” shall mean Wells Fargo Bank, N.A. (and any successor corporation thereto by merger, consolidation or otherwise), in its capacity as administrative agent for the Lenders pursuant to the Credit Agreement.

“AFA” shall have the meaning provided in Section 7.25(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that no Holder (nor any Affiliate thereof) nor any Person that is a Lender on the Funding Date shall be considered an Affiliate of any AS Entity solely as a result of its being a Holder.

“Affiliate Agreements” shall have the meaning provided in Section 4.23(x).

“Agreement” shall mean this Note Purchase Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Allocable Share” shall mean, in respect of certain deductions for purposes of calculating “Net Issuance Proceeds,” an amount (expressed as a percentage) equal to the relative share of proceeds transferred or retained by Holdings and its Subsidiaries as compared with proceeds transferred or retained by other AS Entities.

“Applicable Class B Percentage” shall mean (a) the aggregate number of Class B equity units of Holdings redeemed since the Funding Date with the proceeds of a Conforming IDS Issuance divided by (b) the aggregate number of Class B equity units of Holdings outstanding as of the Funding Date.

“Applicable EI Percentage” shall mean 50%, provided that in connection with any IDS Issuance closing during any Interest Deferral Period, the Applicable EI Percentage shall be 100%.

Schedule B-2

“Applicable Rate” shall mean     % per annum, provided that during any Margin Enhancement Period such applicable rate shall be increased by 2%.

“Approval” shall mean any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing from, or any notice, statement, or other communication filed or to be filed with, or delivered to, any Governmental Authority, or any other Person.

“Approved Stock Plan” shall mean any stock option or stock ownership plan maintained for the benefit of officers, directors or employees of ASC, Holdings and its Subsidiaries which plan is in existence on the Effective Date or has been approved by a vote of the board of directors of ASC or Holdings.

“Appurtenances” shall mean, with respect to any Vessel, all of the engines, machinery, tools, fishing nets and other fishing gear, fish processing equipment and supplies, boats, anchors, chains, tackle, fittings, navigation equipment, spare parts, inventories, fuel, stores, supplies, plans, specifications, engineering and architectural drawings, manuals and all other equipment and appurtenances appertaining to or belonging to such Vessel, whether or not on board such Vessel and wherever located, and all Fishing Rights pertaining to such Vessel.

“AS Entity” shall mean each Holdings Parent Entity, Holdings, each Subsidiary of Holdings, and all other Subsidiaries of any Holdings Parent Entity.

“ASC” shall mean American Seafoods Corporation, a Delaware corporation, and its successors.

“ASC Management” shall mean ASC Management, Inc., a Delaware corporation.

“ASLP” shall mean American Seafoods, L.P., a Delaware limited partnership, and its successors.

“Asset Sale” shall mean any Disposition by the Company or any of its Subsidiaries of any property or asset (including any Capital Stock issued by any other Person) to any Person (including by way of redemption by such Person, and including any Sale-Leaseback Transaction) other than (i) any such Disposition to the Company or a Wholly-Owned Subsidiary of the Company; (ii) any such Disposition the fair market value of which (together with all other Dispositions part of the same transaction or series of transactions) does not exceed $50,000; (iii) any Disposition to the extent expressly permitted by clause (x) of Section 9.02; (iv) any Recovery Event; (v) any Permitted Vessel Lease; (vi) any Permitted Fishing Rights Lease; (vii) the liquidation or sale of Cash Equivalents permitted under this Agreement, for the account of Holdings and its Subsidiaries; (viii) any Distribution permitted by Section 9.03; and (ix) sales of Capital Stock issued by such Person and held by such Person as treasury stock.

“Assumed Tax Rate” shall mean, for or in respect of any Tax Period and any item of income, the greater of (i) the maximum combined United States federal, New York State and New York City tax rate applicable during such Tax Period to such item of income as if included in income by an individual resident of New York City, and (ii) the maximum combined United States federal, New York State and New York City tax rate applicable during such Tax Period to such item of income if included as New York source income by a corporation doing business in

Schedule B-3

New York City, provided that the New York State tax rate shall be taken into account only if Holdings is treated as a partnership for New York State income tax purposes and the New York City tax rate shall be taken into account only if Holdings is treated as a partnership for New York City income tax purposes. In computing the Assumed Tax Rate, effect will be given to the deductibility for federal income tax purposes of state and local income taxes

“Available Cash” shall mean, in respect of any applicable Test Period, Consolidated Adjusted EBITDA for such period (exclusive of amounts referred to in clause (ii)(G)(2) of the definition of “Consolidated Adjusted EBITDA” that were paid during such period), less, without duplication, (i) Consolidated Interest Expense exclusive of (x) amortization of deferred transaction costs and original issue discount amortization, (y) other non-cash interest expense, and (z) interest on the IDS Intercompany Notes and, without duplication, Deferred Subordinated Interest Expense; (ii) Scheduled Principal Payments; (iii) to the extent they were not deducted for purposes of calculating Consolidated Net Income for such Test Period, Adjusted Holdings Administrative Distributions; (iv) Adjusted Maintenance Capital Expenditures, (v) Holdings Current Tax Distributions, and (vi) Holdings Direct Taxes; in each case relating to such period, plus, without duplication, cash received in such period in respect of tax refunds or tax rebates.

“Average Revolver Outstandings” shall have the meaning provided such term in the Credit Agreement as in effect on the date hereof or as amended with the consent of the Required Holders.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Business” shall mean the commercial fish harvesting, processing, distributing, marketing and transportation business substantially as carried on by the Company and its Subsidiaries as of the Effective Date, including the ownership and charter (as lessee) of catcher, catcher/processor and processor vessels, the ownership or leasing of Fishing Rights, the ownership, leasing and operation of fish processing and storage facilities, the membership in fishing cooperatives, the harvesting or purchasing of fish and the farming, purchasing, processing, storing, preserving, transporting and marketing of fish.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall in New York, New York, San Francisco, California, or Seattle, Washington, be a legal holiday or a day on which banking institutions are authorized or required by law or other action of any Government Authority to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, including common stock underlying IDS’, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (vi) all Equity Equivalents of or relating to any of the foregoing.

Schedule B-4

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services, a division of the McGraw Hill Company, Inc., and any successor owner of such division (“S&P”) or from Moody’s Investors Service, Inc. (“Moody’s”), (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than 270 days from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) or (iii) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“CDQ Partners” shall mean Bristol Bay Economic Development Corporation, an Alaska nonprofit corporation, Coastal Villages Region Fund, an Alaska nonprofit corporation, Central Bering Sea Fisherman’s Association, and any other Person that enters into a CDQ Royalty Agreement with the Company or any of its Subsidiaries.

“CDQ Royalty Agreement” shall mean any community development Fishing Rights quota agreement entered into by the Company or any of its Subsidiaries as recipient of quota.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.

“Change in Law” shall have the meaning provided in Section 10.06.

“Change of Control” shall mean (i) the Disposition in one or a series of related transactions, of all or substantially all of the Company’s, ASC’s or Holdings’ assets to any person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of ASC, (iii) the direct or

Schedule B-5

indirect acquisition by any person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act), other than the Permitted Holders, of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or “group” shall be deemed to have “beneficial ownership” of all securities that such person or “group” has the right to acquire, whether such right is exercisable or immediately or only after the passage of time) of a direct or indirect interest in more than 45% of the ownership of ASC, or more than 45% of the voting power or economic benefit of the voting stock of ASC, by way of purchase, merger or consolidation or otherwise, (iv) the merger or consolidation of ASC with or into another Person or the merger of another Person into ASC with the effect that immediately after such transaction the stockholders of ASC immediately prior to such transaction hold, directly or indirectly, less than 35% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation, (v) the first day on which a majority of the members of the Board of Directors of ASC or of Holdings (if Holdings has a board of directors) are not Continuing Directors of such Person, (vi) the occurrence of any “change of control” as specified in any IDS Note Indenture, IDS Intercompany Note Purchase Agreement, or (vii) the occurrence of any change of control or change of ownership occurring under any stock purchase agreement to which Holdings or any of its Subsidiaries is at any time party as a result of which holders of Capital Stock of any such Person are entitled to a partial or full redemption of such Capital Stock, other than a redemption permitted under clause (v) or (ix) of Section 9.03.

“Closing” shall have the meaning provided in Section 3.

“Coast Guard” shall mean the U.S. Coast Guard, and any successor thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties, all Mortgaged Vessels, all Appurtenances, and all cash and Cash Equivalents delivered as collateral pursuant to this Agreement or any other Credit Document.

“Collateral Agent” shall mean Wells Fargo Bank, N.A. (and any successor corporation thereto by merger, consolidation or otherwise), acting as collateral agent for the Senior Creditors pursuant to the Security Documents.

“Collective Bargaining Agreements” shall have the meaning provided in Section 4.23(vi).

“Commitment” shall mean any of the commitments of any Lender under the Credit Agreement.

“Company” shall have the meaning set forth in the introductory paragraph to this Agreement.

Schedule B-6

“Company Current Tax Distributions” shall mean, for any Distribution Payment Quarter, in respect of the Company, cash Distributions paid or payable (as the context may require) to Holdings in an aggregate amount not to exceed for such Distribution Payment Quarter the sum of (i) Holdings Direct Taxes for such Distribution Payment Quarter required to be paid by Holdings no later than 30 days after the date of such Distribution, and (ii) the Tax Distribution Amount for such Distribution Payment Quarter.

“Company Interest Distributions” shall mean all Current IDS Interest Distributions, Deferred Subordinated Interest Distributions, and Deferred Subordinated Interest Prepayment Distributions.

“Conforming IDS Issuance” shall mean either (1) any issuance of IDS’, including any related issuance of IDS Note Obligations, and common stock of ASC made contemporaneously with an issuance of IDS, or (2) any issuance of IDS Intercompany Notes and equity units (including related IDS Intercompany Note Guarantees) by Holdings to ASLP, in each case (i) made after the Funding Date pursuant to documentation having terms and provisions substantially the same as the IDS Note Documents evidencing the Initial IDS Issuance or otherwise in form and substance satisfactory to the Required Holders, (ii) having an allocation between debt and equity the same as that in respect of the Initial IDS Issuance, (iii) undertaken in compliance with all terms and provisions of the Senior Note Documents, including, if applicable, clause (ii) of “Permitted Additional Indebtedness,” and (iv) all or substantially all of the proceeds of which are used to consummate a Permitted Acquisition or are received and retained, to be used for purposes otherwise permitted hereunder, by Holdings, the Company or its Wholly-Owned Subsidiaries.

“Consolidated Adjusted EBITDA” shall mean for any Test Period, in respect of the Holdings Consolidated Entities on a consolidated basis, the sum of:

(i) Consolidated Net Income for such period, plus

(ii) without duplication, an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes (and, without duplication, Holdings Current Tax Distributions and other distributions in respect of tax obligations made or required to be made or accrued in such period), (C) depreciation and amortization expense, (D) unrealized foreign exchange losses recognized in accordance with Statement of Financial Accounting Standards No. 133, (E) non-cash deductions in respect of minority interests, and other non-cash charges, losses or expenses, (F) losses from asset sales (other than sales of inventory in the ordinary course of business), and (G) any financial advisory fees, accounting fees, legal fees, and other similar advisory and consulting fees and related out-of-pocket costs and expenses of any Holdings Consolidated Entity (including bonuses paid out of proceeds of the Initial IDS Issuance) incurred and deducted from net income (1) prior to or during the fiscal quarter period ending June 30, 2004, as a result of the Transaction (to the extent that the foregoing amounts referred to in this clause (G)(1) do not exceed $3,500,000 in the aggregate) or (2) as a result of any Permitted Acquisition, whether or not consummated, in an aggregate amount not to exceed $2,000,000 per fiscal year with respect to this clause (G)(2), plus

Schedule B-7

(iii) an amount equal to cash payments received during such period on account of non-cash income or non-cash gains in a prior period, plus

(iv) (A) to the extent relating to calculations undertaken for purposes of determining Available Cash (or any quantity based upon Available Cash) cash Dividends received from any Non-Wholly-Owned Subsidiary of Holdings or from any Person that is not a Subsidiary of Holdings or that is accounted for by the equity method of accounting, or (B) to the extent relating to calculations other than as referenced in sub-clause (A) of this clause (iv), cash Dividends received from any Non-Guarantor Subsidiary or from any Person that is not a Subsidiary of Holdings or that is accounted for by the equity method of accounting during such period, minus

(v) an amount equal to cash payments made during such period on account of non-cash charges expensed in a prior period, minus

(vi) without duplication, an amount which, in the determination of Consolidated Net Income for such period, has been added for (A) unrealized foreign exchange gains recognized in accordance with Statement of Financial Accounting Standards No. 133, (B) any non-cash increase in respect of minority interests;, and any other non-cash income or non-cash gains, and (C) gains from asset sales (other than sales of inventory in the ordinary course of business);

provided that, other than for purposes of calculating Available Cash or any quantity based upon Available Cash, in respect of any Test Period ending March 31 of any year, Consolidated Adjusted EBITDA shall be calculated for all purposes by multiplying the above sum by 0.8.

“Consolidated Adjusted Senior Indebtedness” shall mean (i) as of the Funding Date, Consolidated Senior Indebtedness as of the Funding Date, and (ii) as of any other time of determination, the sum of (A) Consolidated Senior Indebtedness at such time other than Revolver Outstandings, plus (B) Average Revolver Outstandings for the Test Period then ending or most recently ended.

“Consolidated Adjusted Total Indebtedness” shall mean (i) as of the Funding Date, Consolidated Total Indebtedness as of the Funding Date, and (ii) as of any other time of determination, the sum of (A) Consolidated Total Indebtedness at such time other than Revolver Outstandings, plus (B) Average Revolver Outstandings for the Test Period then ending or most recently ended.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of Consolidated Adjusted EBITDA for such period to Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) Holdings Current Tax Distributions for such period, and (iii) without duplication, Holdings Direct Taxes for such period.

Schedule B-8

“Consolidated Interest Expense” shall mean, for any period, total interest expense of the Holdings Consolidated Entities determined on a consolidated basis in accordance with GAAP (except as otherwise herein expressly provided), whether paid or accrued and whether or not capitalized, non-cash interest expense, the interest component of any deferred payment obligations, the interest component of all Capitalized Lease Obligations, and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as an interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Interest Rate Protection Agreements, to the extent actually paid during such Test Period (but excluding (x) amortization of debt issuance costs and original issue discount and (y) to the extent they would otherwise be included in interest expense under GAAP, unrealized gains and losses arising from derivative financial instruments issued by Holdings or ASLP for the benefit of ASLP, employees of ASLP, or employees of Holdings and its Consolidated Subsidiaries, including rights to exchange ownership interests in ASLP for IDS, options to acquire ownership interests or debt in ASLP or options to acquire IDS units, or commitments by Holdings to issue equity and debt to ASLP in the event that ASLP employees exercise their Series A or E options (as described in the Form S-1), all as determined on a consolidated basis; provided that in respect of any period (or portion) occurring prior to the Funding Date, Consolidated Interest Expense shall be calculated (i) excluding all interest in respect of the Existing Credit Agreement and the Existing Senior Subordinated Note Documents, and (ii) including the pro forma effect of interest arising under the Credit Agreement, the IDS Intercompany Notes and the Senior Notes, as though each had been incurred on the first day of such period, as follows:

(A) interest in respect of the IDS Intercompany Notes and Senior Notes shall be deemed to have accrued throughout such period at the rate specified in such notes as of the Funding Date, based on the full principal amount thereof outstanding on the Funding Date; and

(B) interest in respect of Term Loans and Revolving Loans shall be deemed to have accrued throughout such period at the per annum rate equal to the sum of (x) the three month Eurodollar Rate (as defined in the Credit Agreement) existing on the Funding Date, plus (y) 2.75%; based upon, (1) in the case of Term Loans, the aggregate principal amount of Term Loans outstanding on the Funding Date, and (2) in the case of Revolving Loans, the Average Revolver Outstandings for the applicable period.

“Consolidated Net Income” shall mean, for any period, the net income (or net loss) after taxes (and after provision for all Holdings Current Tax Distributions and other Distributions made or required to be made or accrued in such period in respect of tax obligations) of the Holdings Consolidated Entities from continuing operations for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income:

(i) solely for purposes of calculating Available Cash (and any quantity based on Available Cash), the income (or loss) of, and all items referenced in subclauses (A) through (G) of clause (ii) of the definition “Consolidated Adjusted EBITDA,” or in clauses (iii), (iv), (v) or (vi) thereof, that are attributable to, any Non-Wholly-Owned Subsidiary that is a Guarantor;

Schedule B-9

(ii) the income (or loss) of, and all items referenced in subclauses (A) through (G) of clause (ii) of the definition “Consolidated Adjusted EBITDA,” or in clauses (iii), (iv), (v) or (vi) thereof, that are attributable to, any Person that is not a Subsidiary of Holdings, or that is a Non-Guarantor Subsidiary, or that is accounted for by the equity method of accounting; and

(iii) the income of any Subsidiary of Holdings that would otherwise be included, to the extent that the declaration or payment of Dividends by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Senior Indebtedness” shall mean, at any time of determination in respect of the Holdings Consolidated Entities on a consolidated basis, Consolidated Total Indebtedness other than Subordinated Indebtedness at such time.

“Consolidated Senior Leverage Ratio” shall mean, at any time of determination, the ratio of (i) Consolidated Adjusted Senior Indebtedness at such time to (ii) Consolidated Adjusted EBITDA for the Test Period then most recently ended (or, in the case of the calculation made for purposes of Section 4.20(ii), for the Test Period ended on the latest quarter end date for which Holdings’ consolidated financial statements shall have been filed with the SEC prior to the Funding Date). The Consolidated Senior Leverage Ratio shall be calculated on a Pro Forma Basis if any of the events described in the definition of “Pro Forma Basis” occurred on the calculation date or prior to the calculation date but during the Test Period, provided that in the case of the calculation made for purposes of Section 4.20(ii), such ratio shall be calculated on Pro Forma Basis giving pro forma effect to acquisitions occurring during the Test Period as if such acquisitions were Permitted Acquisitions.

“Consolidated Subsidiary” shall mean, with respect to any Person at any date, a Subsidiary of such Person the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Indebtedness” shall mean, at any time of determination in respect of the Holdings Consolidated Entities on a consolidated basis, total principal or face amount of Indebtedness (including any Deferred Subordinated Interest Amount) at such time.

“Consolidated Total Leverage Ratio” shall mean, at any time of determination, the ratio of (i) Consolidated Adjusted Total Indebtedness at such time to (ii) Consolidated Adjusted EBITDA for the Test Period then most recently ended (or, in the case of the calculation made for purposes of Section 4.20(ii), for the Test Period ended on the latest quarter end date for which Holdings consolidated financial statements shall have been filed with the SEC prior to the Funding Date). The Consolidated Total Leverage Ratio shall be calculated on Pro Forma Basis if any of the events described in the definition of “Pro Forma Basis” occurred on the calculation date or prior to the calculation date but during the Test Period, provided that in the case of the calculation made for purposes of Section 4.20(ii), such ratio shall be calculated on Pro Forma Basis giving pro forma effect to acquisitions occurring during the Test Period as if such acquisitions were Permitted Acquisitions.

Schedule B-10

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean, as to any Person, the directors of such Person on the Funding Date or such later date that is two years prior to the date of determination, and each other director if such director’s election to, or nomination for the election to, the Board of Directors of such Person is recommended or approved by a majority of then continuing directors.

“Cooperative Agreements” shall mean (i) the Membership Agreement dated May 23, 1997, by and among Alaska Ocean Seafood, Ltd., American Seafoods Company, Glacier Fish Company, Ltd., Tyson Seafood Group, Inc., and Whiting Conservation Cooperative (d/b/a Pacific Whiting Conservation Cooperative), as amended by that certain First Amendment to Membership Agreement dated as of August 15, 2001, by and among ASC, Inc. (formerly known as American Seafoods Company), American Seafoods Company LLC, Alaska Ocean Seafood, L.P., Glacier Fish Company LLC (successor to Glacier Fish Company, Ltd.), Tyson Foods, Inc. (successor to Tyson Seafood Group, Inc.), Trident Seafoods Corporation, and Whiting Conservation Cooperative, (ii) the Membership Agreement dated December 18, 1998, by and among Alaska Ocean Seafood, L.P., Alaska Trawl Fisheries, Inc., American Seafoods Company, Arctic Fjord, Inc., Arctic Storm, Inc., Glacier Fish Company LLC, Highland Light Seafoods, L.L.C., Starbound Ltd. Partnership, Tyson Foods, Inc. and Pollock Conservation Cooperative, as amended by that certain First Amendment to Membership Agreement dated as of December 16, 1999, by and among Alaska Ocean Seafood, L.P., American Seafoods Company, Arctic Fjord, Inc., Arctic Storm, Inc., Glacier Fish Company LLC, Highland Light Seafoods, L.L.C., Starbound Ltd. Partnership, Trident Seafoods Corporation, and the Pollock Conservation Cooperative, as further amended by that certain Second Amendment to Membership Agreement dated July 31, 2001, by and among Alaska Ocean Seafood, L.P., ASC, Inc. (formerly, American Seafoods Company), American Seafoods Company LLC, Arctic Fjord, Inc., Arctic Storm, Inc., Glacier Fish Company LLC, Highland Light Seafoods L.L.C., Starbound Limited Partnership, Trident Seafoods Corporation, and Pollock Conservation Cooperative, (iii) the Membership

Schedule B-11

Agreement dated as of December 19, 1998, by and among Forum Star, Inc., American Seafoods Company, Harvester Enterprises, Inc., Muir Milach, Inc., Tracy Anne, Inc., Neahkahnie Fisheries, Inc. and Sea Storm, Inc., as Members, and Offshore Pollock Catcher Cooperative, as the Cooperative, as amended by that certain Amendment to Membership Agreement dated as of January 14, 1999, by and among Forum Star, Inc., American Seafoods Company, Harvester Enterprises, Inc., Muir Milach, Inc., Tracy Anne, Inc., Neahkahnie Fisheries, Inc., Sea Storm, Inc., and Offshore Pollock Catchers Cooperative, as further amended by that certain Second Amendment to Membership Agreement dated as of April 19, 2000, by and among Forum Star, Inc., American Seafoods Company, Harvester Enterprises, Inc., Muir Milach, Inc., Tracy Anne, Inc., Neahkahnie LLC, Neahkahnie Fisheries, Inc., Sea Storm, Inc., and Offshore Pollock Catchers Cooperative, doing business as “High Seas Catchers Cooperative”, as further amended by that certain Third Amendment to Membership Agreement dated as of August 3, 2001, by and among Forum Star, Inc., ASC, Inc. (formerly, American Seafoods Company), American Seafoods Company LLC, Harvester Enterprises, Inc., Muir Milach, Inc., Tracy Anne, Inc., Neahkahnie LLC, Sea Storm, Inc., and High Seas Catchers’ Co-op, and (iv) the Cooperative Agreement dated January 21, 1999 between Offshore Pollock Catchers Cooperative and Pollock Conservation Cooperative in each case as amended through the Effective Date.

“Corporate Partners” shall mean ASC, Inc., ASC Offshore Corp. and CP3 Tax-Exempt Corp., each a Delaware corporation, and their successors.

“Credit Agreement” shall mean the Credit Agreement, dated as of                      , 2004, among the Company, Holdings, the lenders party thereto from time to time and Wells Fargo Bank, N.A., as Administrative Agent and Collateral Agent for itself and other lenders, as in effect on the Funding Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Credit Documents” shall mean the Credit Agreement and, after the execution and delivery thereof pursuant to the terms of the Credit Agreement, each Senior Loan Note, the Credit Guaranties, each Credit Security Document, and each certificate delivered by or on behalf of any Credit Party to any Lender Party thereunder.

“Credit Guaranties” shall mean guaranties executed by Holdings and the Company’s Domestic Subsidiaries pursuant to the Credit Agreement.

“Credit Obligations” shall mean all Indebtedness in respect of the Credit Documents.

“Credit Parties” shall mean, collectively, the Company, Holdings and each Subsidiary Guarantor.

“Credit Security Documents’ shall mean the “Security Documents” as defined in the Credit Agreement.

“Current IDS Interest Distributions” shall mean, in respect of the Company, for any Distribution Payment Quarter, a cash dividend paid or payable (as the context may require), pursuant to a declaration made no earlier than the Declaration Date for such Distribution Payment Quarter, in an amount not to exceed for such Distribution Payment Quarter the amount necessary for Holdings to pay on a current basis during such quarter accrued interest (other than in respect of any Deferred Subordinated Interest Amount) on the IDS Intercompany Notes.

Schedule B-12

“Debt Issuance” shall mean the incurrence or issuance of any Indebtedness, other than Subordinated IDS Indebtedness.

“Declaration Date” shall mean, in respect of any Distribution Payment Quarter, the date that is (x) in the case of Voluntary Distributions and Deferred Subordinated Interest Prepayment Distributions, five Business Days, and (y) in the case of all other Distributions, 20 days after the date Holdings has delivered to the Holders its financial statements in respect of the then-most recently ended fiscal quarter pursuant to Section 8.01(a) and all accompanying certificates, duly completed, pursuant to Section 8.01(e)(i), provided that if any such item is not so delivered within the grace period provided in connection therewith pursuant to Section 10.03(ii), the Declaration Date in respect of such Distribution Payment Quarter shall be the Declaration Date for the next Distribution Payment Quarter as to which the applicable financial statements and certificates are timely delivered (taking into account such grace period).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall mean a rate per annum equal to the greater of (i) the rate which is 2% (or, during the existence of a Margin Enhancement Period, 1%) in excess of the Applicable Rate and (y) the rate which is 2% (or, during the existence of a Margin Enhancement Period, 1%) in excess of the rate publicly announced by JPMorgan Chase as its “base” or “prime” rate.

“Deferred Subordinated Interest Amount” shall mean, at any time of determination, the total outstanding amount of interest accrued on the IDS Intercompany Notes and deferred pursuant to any Interest Deferral Period, together with any interest accrued on such deferred interest during any Interest Deferral Period and unpaid.

“Deferred Subordinated Interest Distributions” shall mean, in respect of the Company for any Distribution Payment Quarter, a cash dividend paid or payable (as the context may require), pursuant to a declaration made no earlier than the Declaration Date for such Distribution Payment Quarter, to Holdings, in an amount not to exceed for such Distribution Payment Quarter the amount necessary to pay on a current basis Deferred Subordinated Interest Expense, to the extent then required to be paid during such quarter under and pursuant to the IDS Intercompany Notes.

“Deferred Subordinated Interest Expense” shall mean, in respect of the IDS Intercompany Notes, for any period when no Interest Deferral Period is in effect, interest accruing on the Deferred Subordinated Interest Amount for such period.

“Deferred Subordinated Interest Prepayment Distributions” shall mean, in respect of the Company for any Distribution Payment Quarter, a cash dividend paid or payable (as the context may require), pursuant to a declaration made no earlier than the Declaration Date for such Distribution Payment Quarter, to Holdings not to exceed for such Distribution Payment Quarter the amount reasonably determined by a Responsible Officer of Holdings as desired to prepay any Deferred Subordinated Interest Amount on any day prior to the date on which such Deferred Subordinated Interest Amount is due pursuant to the terms of the IDS Intercompany Notes, together with Deferred Subordinated Interest Expense accrued in respect thereof.

Schedule B-13

“Disposition” shall mean, in respect of any property, any sale, lease, transfer, license, assignment, or other disposition of such property.

“Disqualified Stock” of any Person shall mean (i) any Capital Stock of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Indebtedness or Disqualified Stock or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, and (ii) if such Person is a Subsidiary of Holdings, any Preferred Stock of such Person issued to any Person other than a Wholly-Owned Domestic Subsidiary of Holdings.

“Distribution” shall mean, with respect to Holdings or any of its Subsidiaries, (i) any Dividend by such Person, (ii) any payment by such Person on account of any Intercompany Note, IDS Intercompany Note and any Permitted Secured NWOS Debt as to which such Person is a maker, co-maker or guarantor, or (iii) any payment by such Person on account of any IDS Guaranty or IDS Intercompany Guaranty.

“Distribution Payment Quarter” shall mean each three-month period, commencing on each Financial Statement Delivery Date and ending on the day immediately prior to the following Financial Statement Delivery Date.

“Divestiture” shall have the meaning provided in the definition “Pro Forma Basis”.

“Dividend” shall mean, with respect to any Person, a dividend, distribution or return of any equity capital to its stockholders, partners or members or any other distribution, payment or delivery of property (other than common equity of such Person) or cash to such Person’s stockholders, partners or members as such, or any redemption, retirement, repurchase or other acquisition, directly or indirectly, for consideration of any shares of any class of its Capital Stock or any partnership or membership interests outstanding on or after the Effective Date (or any Equity Equivalents with respect thereto), or the setting aside of any funds for any of the foregoing purposes. Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dividend Suspension Period” shall mean each period commencing on any day on which Holdings delivers to the Holders pursuant to Section 8.01(a) and Section 8.01(e)(i) quarterly financial statements and a DSP Compliance Certificate showing that the DSP Condition has not been met for the most recently ended Test Period, or, in the event that Holdings fails to deliver its financial statements or certificates pursuant to Section 8.01(a) and Section 8.01(e)(i) within the grace period allotted therefor under Section 10.03(ii), on the last day of the grace period, and

Schedule B-14

ending on any day on which Holdings delivers to the Holders pursuant to Section 8.01(a) and Section 8.01(e) prior to the end of such grace period for such fiscal quarter quarterly financial statements and a DSP Compliance Certificate in respect of any subsequent fiscal quarter demonstrating compliance with the DSP Condition as of the then-most recently ended Test Period.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is organized under the laws of the United States or any state thereof, or that is domiciled in the United States or any such state.

“DSP Available Cash” shall mean, as of any time of determination, an amount equal to 0.25 times the remainder of (i) Available Cash for the Test Period then most recently ended less (ii) the sum of all Distributions of the type permitted by clauses (ii) and (iii) of the definition “Permitted Company Distributions” made or permitted to be made during such Test Period.

“DSP Available Cash Payment Date” shall mean each day that is five Business Days after each Financial Statement Delivery Date relating to any fiscal quarter end occurring during the continuance of a Dividend Suspension Period.

“DSP Compliance Certificate” shall mean a certificate delivered pursuant to Section 8.01(e) relating to compliance with the DSP Condition.

“DSP Condition” shall mean, as of any Financial Statement Delivery Date, the condition that the ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense for the most recently ended Test Period is greater than or equal to the applicable amount shown below:

Applicable Fiscal Quarter End	Ratio
Effective Date – June 29, 2005	2.000:1.000
June 30, 2005 and thereafter	2.100:1.000

provided, that for any Test Period ending on June 30, 2005 and thereafter, the applicable minimum ratio shall be reduced by the applicable Reduction Amount.

“DSP Remainders” shall mean, in respect of any Dividend Suspension Period, the portion of DSP Available Cash not required to be applied as a mandatory prepayment and/or commitment reduction pursuant to Section 5.01(d) hereof or pursuant to any equivalent provision in the Credit Agreement, less the amount of any Additional Investment Amounts used by Holdings or its Subsidiaries during such period.

“EBITDA” shall mean, in respect of any Person for any period, net income for such period plus, to the extent deducted in the determination of net income, interest expense, federal, state and local income tax expense, and depreciation and amortization expense.

Schedule B-15

“Effective Date” shall have the meaning provided in Section 21.07.

“Employee Benefit Plans” shall have the meaning provided in Section 4.23(i).

“Employment Agreements” shall have the meaning provided in Section 4.23(iv).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including (a) any and all Claims by a Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment (including in respect of employee health and safety) or Hazardous Materials, including CERCLA, the Resource Conservation and Recovery Act 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Safe Drinking Water Act, 42 U.S.C. §3803 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., (to the extent relating to the environment or Hazardous Materials) the Clean Water Act, 33 U.S.C. §1251 et seq., and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Equivalent” shall mean with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Capital Stock of such Person or securities exercisable for or convertible or exchangeable into Capital Stock of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Issuance” shall mean (i) any sale or issuance by any AS Entity to any Person other than Holdings or a Wholly-Owned Subsidiary of Holdings of any shares of its Capital Stock (other than any Equity Equivalents that constitute Indebtedness), and (ii) the receipt by any AS Entity of any cash capital contributions, whether or not paid in connection with any issuance of Capital Stock of any AS Entity, from any Person other than Holdings or a Subsidiary of Holdings, in each case, other than pursuant to a Conforming IDS Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

Schedule B-16

“ERISA Affiliate” shall mean each “person” (as defined in Section 3(9) of ERISA) which together with the Company or a Subsidiary of the Company would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980B and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning provided in Section 10.

“Excluded Asset Disposition” shall mean (i) the Disposition of assets of the Company or any of its Subsidiaries to any other Person to the extent that the aggregate net cash proceeds from such Disposition when combined with all other such Dispositions previously made during such fiscal year pursuant to this clause (i), does not exceed $1,000,000 in the aggregate; and (ii) any sale or issuance by a Subsidiary of the Company of directors’ qualifying shares of Foreign Subsidiaries of the Company to the extent that the aggregate Net Sale Proceeds therefrom during any fiscal year of the Company do not exceed $50,000.

“Exempt Debt Issuance” shall mean, in each case, to the extent not otherwise prohibited hereunder, the incurrence or issuance of Indebtedness permitted by Section 9.04.

“Exempt Equity Issuance” shall mean, in each case, to the extent not otherwise prohibited hereunder, (i) any issuance by any Subsidiary of the Company of its Capital Stock to the Company or any other Wholly-Owned Domestic Subsidiary of the Company, or directors’ qualifying shares issued by a Foreign Subsidiary, (ii) the receipt by any Wholly-Owned Subsidiary of the Company of a capital contribution from the Company or a Subsidiary of the Company, (iii) any issuance by a Subsidiary of the Company that is not a Wholly-Owned Subsidiary of its Capital Stock to a Person other than the Company or a Wholly-Owned Subsidiary simultaneously with a pro-rata issuance of its Capital Stock to the Company or a Wholly-Owned Subsidiary, (iv) any issuance of Capital Stock to the extent proceeds thereof are applied promptly to the purchase or repurchase of Capital Stock of any AS Entity held by any officer, director or employee of any AS Entity whose employment or retention by such AS Entity has terminated other than for cause within two months of the date of such issuance, (v) any issuance of Capital Stock to the extent proceeds thereof are applied promptly to the consummation of a Permitted Acquisition otherwise permitted hereby, (vi) any issuance by ASC of Capital Stock to the extent exchanged upon issuance for Class B common stock or Capital Stock issued by ASLP, and (vii) any issuances of Capital Stock by any Holdings Parent Entity to any officer, director or employee of an AS Entity pursuant to an Approved Stock Plan.

“Exempt IDS Issuance” shall mean (i) any Conforming IDS Issuance to the extent proceeds thereof are applied promptly to the purchase or repurchase of Capital Stock of any AS Entity held by any officer or director of any AS Entity whose employment or retention by such AS Entity has terminated other than for cause within two months of the date of such issuance, (ii) any Conforming IDS Issuance to the extent proceeds thereof are applied promptly to the consummation of a Permitted Acquisition otherwise permitted hereby or to make an Investment permitted by Section 9.05(viii), and (iii) any Conforming IDS Issuance by ASC to the extent issued in exchange for Capital Stock issued by ASLP, (iv) any Conforming IDS Issuance upon the exercise of warrants held by CDQ Partners, (v) any Conforming IDS Issuance to the extent

Schedule B-17

made to any officer, director or employee of an AS Entity pursuant to an Approved Stock Plan, (vi) any Conforming IDS Issuance conducted upon demand of equityholders of ASLP in accordance with the Exchange and Registration Rights Agreement, provided that the proceeds of such issuance are immediately applied by Holdings to purchase its Capital Stock and IDS Intercompany Notes from ASLP in the same proportion as the ratio of ASC’s common stock to the IDS Notes in such Conforming IDS Issuance, and (vii) any Conforming IDS Issuance if the proceeds of such issuance are immediately applied by Holdings to repurchase its class B equity units from ASC, and ASC utilizes the proceeds from such repurchase to repurchase its Class B common stock outstanding on the Funding Date or issued pursuant to options in existence of the Funding Date or pursuant to an Approved Stock Plan.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of April 18, 2002, among the Company, the lenders party thereto, Bank of America, N.A., as administrative agent, issuing bank and Swingline lender, as amended, restated, modified or supplemented through the Funding Date.

“Existing Indebtedness” shall have the meaning provided in Section 7.21(a).

“Existing Indebtedness Agreements” shall have the meaning provided in Section 4.23(viii).

“Existing Senior Subordinated Note Documents” shall mean (i) the Indenture dated as of April 18, 2002, among American Seafoods Group LLC, American Seafoods, Inc., certain guarantors party thereto, and Wells Fargo Bank Minnesota, N.A. as trustee, and (ii) all “Notes” as defined in and issued under such Indenture, in each case (i) and (ii) as amended, modified or supplemented through the Effective Date.

“Expendable Quota” shall mean, in respect of any Person holding Fishing Rights, (i) Fishing Rights to the extent comprising “excessive shares” pursuant to the AFA, or (ii) Fishing Rights to the extent pertaining to a geographic location that such Person is unable to fish in a cost-effective manner.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve and any successor thereof.

“Financial Statement Delivery Date” shall mean the earlier of the date Holdings delivers or is required to deliver financial statements pursuant to Section 8.01(a).

“First Tier Foreign Subsidiary” shall mean, in respect of Holdings or any Domestic Subsidiary of Holdings, any direct Subsidiary that is a Foreign Subsidiary of such Person.

“fish” shall include fish, roe, and, unless the context otherwise requires, shellfish, mollusks and other seafood, fish products and fish derivatives, in natural or processed form.

“Fisheries Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Fisheries Law or any permit issued, or any approval given, under any such Fisheries Law (hereafter, “claims”), including (a) any and

Schedule B-18

all claims by a Governmental Authority for enforcement, response, remedial or other actions or damages pursuant to any applicable Fisheries Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury relating to any Fisheries Law.

“Fisheries Law” shall mean any Law, now or hereafter in effect, relating to the fisheries of the United States, including (1) the Anadromous Fish Conservation Act, 16 U.S.C. 757a-757g; (2) the Antarctic Conservation Act of 1978, 16 U.S.C. 2401-2412; (3) the Antarctic Marine Living Resources Convention Act of 1984, 16 U.S.C. 2431-2444; (4) the Atlantic Salmon Convention Act of 1982, 16 U.S.C. 3601-3608; (5) the Atlantic Striped Bass Conservation Act, 16 U.S.C. 1851 note; (6) the Atlantic Tunas Convention Act of 1975, 16 U.S.C. 971-971i; (7) the Deep Seabed Hard Mineral Resources Act, 30 U.S.C. 1401 et seq.; (8) the Eastern Pacific Tuna Licensing Act of 1984, 16 U.S.C. 972-972h; (9) the Endangered Species Act of 1973, 16 U.S.C. 1531-1543; (10) the Fur Seal Act Amendments of 1983, 16 U.S.C. 1151-1175; (11) the Lacey Act Amendments of 1981, 16 U.S.C. 3371-3378; (12) the Land Remote-Sensing Commercialization Act of 1981, 15 U.S.C. 4201 et seq.; (13) the Magnuson Fishery Conservation and Management Act, 16 U.S.C. 1801-1882; (14) the Marine Mammal Protection Act of 1972, 16 U.S.C. 1361-1407; (15) the Marine Protection, Research, and Sanctuaries Act, 16 U.S.C. 1431-1439; (16) the Northern Pacific Halibut Act of 1982, 16 U.S.C. 773-773k; (17) the North Pacific Fisheries Act of 1954, 16 U.S.C. 1021-1032; (18) the Ocean Thermal Energy Conservation Act of 1980, 42 U.S.C. 9101 et seq.; (19) the Pacific Salmon Treaty Act of 1985, 16 U.S.C. 3631-3644; (20) the Sponge Act, 16 U.S.C. 781 et seq.; (21) the Tuna Conventions Act of 1950, 16 U.S.C. 951-961; and (22) the Whaling Convention Act of 1949, 16 U.S.C. 9161 and any state and local or foreign counterparts or equivalents.

“Fishing Rights” shall mean any right or privilege to benefit in any way from any ocean resource that is associated in any way or related in any way to the Company or any of its Subsidiaries or a Vessel or any of the Appurtenances thereto or the operations of any Vessel, including all fishing and fish processing history and rights, endorsements, licenses, approvals, quotas, permits, entitlements and privileges of whatever nature (including all relevant Approvals and Permits) owned, awarded to, purchased, received, or otherwise acquired or used, heretofore or hereafter, by or with respect to a Vessel or any of the Appurtenances thereto or by the Company or any of its Subsidiaries in any way related or attributable to a Vessel or any of the Appurtenances thereto or its operations (including its catch and operating history). Such rights include any rights which exist as of the Effective Date or which may be thereafter established under any fishery moratorium, cooperative, limited entry system, license limitation system, individual transferable quota or fishery quota program or other fishery management program and any present or future fishing quota, quota share, fishing privilege or other similar fishing or fish processing right, regardless of the name for such quota or right and regardless of whether the right to receive such quota or right is based on catch or processing history, vessel capacity, ownership structure, community investment or other factors. Such rights also include any Fishing Rights Agreements, or any other contractual or consensual rights relating to the harvest or processing or any right to benefit in any way of any species of fish, all cooperative agreements, privileges, certificates of eligibility and claims under any buy-back or similar programs, any eligibility to participate in any fishery or designate a replacement vessel(s) under the AFA or under any other statutory or regulatory scheme, any other vessel certification and/or any other vessel or owner specific right to harvest, process or otherwise participate in or benefit from any fishery in any way, whether existing now or created hereafter.

Schedule B-19

“Fishing Rights Agreements” shall mean (i) the Cooperative Agreements, and (ii) all other contracts or other agreements to which any AS Entity is a party for the direct or indirect benefit of the Company or its Subsidiaries, or the recipient, that restrict, limit, condition, convey or allocate Fishing Rights or related Approvals or Permits held or to be held directly or indirectly by the Company or any of its Subsidiaries, including all agreements by or related to any fishing cooperative in which any AS Entity is a member, or which permits the Company or any of its Subsidiaries to exercise or use Fishing Rights originally granted to or held by any other Person.

“Fishing Rights Swap Transaction” shall mean any arrangement entered into in the ordinary course of business by Pacific Longline Company, LLC, American Seafoods Company, LLC, or any Vessel Owning Company with any other Person (other than a Non-Credit Party Affiliate) holding Fishing Rights pursuant to which such Persons swap or exchange Fishing Rights of reasonably equivalent value, provided such swap or exchange is for a period not exceeding 12 months, and such swap or exchange is expressly subject to the Senior Creditor Liens.

“Foreign Ownership Percentage” shall mean, at any date with respect to any Person, the maximum percentage of the interest in such Person, at each tier of ownership of such Person and in the aggregate, that is owned and controlled (by Foreign Persons, such percentage and control to be determined in accordance with the standards of Section 121029c)(1) and (2) of Title 46 of the United States Code (as amended by the AFA) and any regulations thereunder or relevant thereto, all as effective on or after October 1, 2001, or as determined under any analogous provisions of any successor statutes or regulations; provided, however, that, other than in the context of an Active Violation, any “Non-Complying Shares” (as such term is defined in the Amended and Restated Articles of Incorporation of ASC as of the Funding Date or as may be amended thereafter with the consent of MARAD) that have been reported to MARAD (with a copy provided to the Holders) promptly upon any AS Entity becoming aware thereof shall be excluded for purposes of determining Foreign Ownership Percentage until such time as MARAD shall (i) issue any letter or written notice, finding or determination that the fishery endorsement of any Vessel is invalid or (ii) otherwise cease or fail to consent to such Non-Complying Shares (as so defined) being so excluded for purposes of any Fisheries Law.

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Person” shall mean, at any date, a Person that is not eligible to own a vessel with a fisheries endorsement under the standards of subsections 12102(a) and 12102(c)(1) of Title 46 of the United States Code (as amended by the AFA) and any regulations thereunder or relevant thereto, all as effective on or after October 1, 2001, or under any analogous provisions of any successor statutes or regulations.

Schedule B-20

“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.

“Form S-1” shall have the meaning provided in the definition of “IDS Issuance”.

“Funding Date” shall have the meaning provided in Section 3.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean any federal, state, local, provincial or foreign government, authority, agency, central bank, quasi-governmental or regulatory authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Growth Capital Expenditures” shall mean any Capital Expenditures that are (i) made in respect of a single capital expenditure project (or related series of projects) that requires in excess of $250,000 and (ii) not related to repairs, replacements, spare parts, refurbishments or overhauls, in each case, with respect to existing or recently lost or destroyed assets.

“Guaranties” shall mean, collectively, the Subsidiary Guaranties and the Holdings Guaranty.

“Guarantor” shall mean each of the Subsidiary Guarantors, and Holdings, in its capacity as a guarantor under the Holdings Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, explosive or radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“Holder” shall mean each Person listed in Schedule A, as well as any Person that becomes a “Holder” of Senior Note(s) or whose name such Senior Note(s) is registered in the register maintained by the Company hereunder pursuant to Section 12.01.

“Holder Parties” shall have the meaning provided in Section 14.01(c).

Schedule B-21

“Holdings” shall have the meaning provided in the introductory paragraph to this Agreement.

“Holdings Administrative Distributions” shall mean, in respect of any Distribution Payment Quarter, a cash distribution by Company to Holdings and by Holdings to ASC and ASLP pursuant to the Expense Reimbursement Agreement among Holdings, ASC and ASLP dated as of the Effective Date, dedicated solely to the payment of reasonable corporate overhead and reasonable out-of-pocket expenses as may be incurred or are first due and payable in the then-current or immediately preceding fiscal quarter, by any of Holdings, ASC and ASLP, (x) to pay franchise taxes and other fees required to maintain their existence, and (y) to pay directors’ fees and expenses of directors of, and any fees and expenses of any legal, accounting or other professional advisors to, Holdings, ASC or ASLP, in an aggregate amount for all such Distributions together not to exceed for any fiscal year $1,500,000, provided that Holdings Administrative Distributions to ASLP may not exceed an aggregate amount of $50,000 in any fiscal year.

“Holdings Consolidated Entities” shall mean Holdings and its Consolidated Subsidiaries.

“Holdings Current Tax Distributions” shall mean, for any Distribution Payment Quarter, a cash Distribution by the Company to Holdings and by Holdings out of amounts received by Holdings from the Company to (i) ASC and the Corporate Partners in an amount equal to their allocable share of the Tax Distribution Amount for such Distribution Payment Quarter, and (ii) ASLP in an amount equal to its allocable share of Tax Distribution Amount for such Distribution Payment Quarter, such allocable share, in each case, to be determined in accordance with the Holdings’ Limited Partnership Agreement.

“Holdings Direct Taxes” shall mean all Federal, state, local, and foreign income, value added, and similar taxes paid or payable by to the applicable tax authority by Holdings or any of its Subsidiaries.

“Holdings Guaranty” shall mean the Guaranty in the form of Exhibit L, executed by Holdings.

“Holdings Parent Entities” shall mean, at any time of determination, ASC, ASLP, the Corporate Partners, ASC Management, and any other Person as to which Holdings is at such time a Subsidiary or that otherwise directly holds any Capital Stock of Holdings.

“IDP Available Cash” shall mean, in respect of any IDP Available Cash Payment Date, the lesser of (a) Available Cash for the Test Period then ending or most recently ended divided by four (4), or (b) the amount of Current IDS Interest Distributions that would have been payable in the current Distribution Payment Quarter if the IDP Condition was met for such Test Period.

“IDP Available Cash Payment Date” shall mean each day that is five Business Days after each Financial Statement Delivery Date relating to any fiscal quarter end occurring during the continuance of an Interest Deferral Period.

“IDP Compliance Certificate” shall mean a certificate delivered pursuant to Section 8.01(e) relating to compliance with the IDP Condition.

Schedule B-22

“IDP Condition” shall mean, as of any Financial Statement Delivery Date, the condition that the ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense for the most recently ended Test Period is greater than or equal to the applicable amount shown below:

Applicable Fiscal Quarter End	Ratio
Effective Date – June 29, 2005	1.900:1.000
June 30, 2005 and thereafter	2.000:1.000

provided, that for any Test Period ending on June 30, 2005 and thereafter, the applicable minimum ratio shall be reduced by the applicable Reduction Amount.

“IDP Remainders” shall mean, in respect of any Interest Deferral Period, the portion of IDP Available Cash not required to be applied as a mandatory prepayment and/or commitment reduction pursuant to Section 5.01(e) hereof or pursuant to any equivalent provision in the Credit Agreement.

“IDS” shall mean income deposit securities, which are comprised of IDS Notes and common stock.

“IDS Documents” shall mean the Form S-1 and the IDS Note Documents.

“IDS Guaranties” shall mean guaranties executed by Holdings or any of its Subsidiaries supporting IDS Notes, and comprising Subordinated Indebtedness, issued pursuant to any IDS Issuance.

“IDS Intercompany Note Guaranties” shall mean guaranties executed by the Company and its Subsidiaries and comprising Subordinated Indebtedness, issued pursuant to any IDS Issuance, supporting the IDS Intercompany Notes relating thereto.

“IDS Intercompany Note Purchase Agreement” shall mean that Note Purchase Agreement dated as of the Funding Date, among ASC, ASLP, Holdings, and the guarantors named therein, having payment and subordination terms and provisions substantially the same as those contained in the IDS Note Indenture and the IDS Guaranties.

“IDS Intercompany Notes” shall mean intercompany notes executed by Holdings in favor of ASC and ASLP executed in connection with or pursuant to an IDS Issuance by ASC, pursuant to the IDS Intercompany Note Purchase Agreement, comprising Subordinated Indebtedness, and having payment and subordination terms the same as, in all material respects, the IDS Notes.

“IDS Issuance” shall mean (i) the Initial IDS Issuance and (ii) any Conforming IDS Issuance.

Schedule B-23

“IDS Note Documents” shall mean the IDS Notes, the IDS Note Indenture, the IDS Guaranties, IDS Intercompany Notes, the IDS Intercompany Note Guaranties and the IDS Intercompany Note Purchase Agreement.

“IDS Note Indenture” shall mean (i) in respect of the Initial IDS Issuance, that certain Indenture dated as of                     , among ASC, the guarantors named therein, and Deutsche Bank National Trust Company, as Trustee, and (ii) in respect of any Conforming IDS Issuance, an IDS note indenture having terms and provisions substantially the same as the indenture referenced in clause (i) hereof.

“IDS Note Obligations” shall mean all Indebtedness in respect of IDS Intercompany Notes, IDS Intercompany Note Guaranties and IDS Guaranties.

“IDS Notes” shall mean notes issued by ASC to IDS holders pursuant to any IDS Issuance.

“Inchoate Indemnity Obligations” shall mean, at any time, claims by the Collateral Agent or any Holder against any Credit Party to indemnify or hold harmless such Holder pursuant to the terms hereof or of any other Senior Note Documents, to the extent any such claim is contingent and unliquidated at such time.

“Indebtedness” shall mean, as to any Person, without duplication:

(i) the principal of and capitalized deferred interest on all indebtedness of such Person for borrowed money, or evidenced by bonds, debentures, notes (including the IDS Intercompany Notes) or similar instruments, or for the deferred purchase price of property or services;

(ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations;

(iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (x) the principal amount of such Indebtedness or (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person);

(iv) the principal (or deemed principal) amount of all Capitalized Lease Obligations of such Person;

(v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (sometimes known as “take-or-pay” obligations),

Schedule B-24

(vi) all Contingent Obligations of such Person supporting Indebtedness of another Person of the types described in clause (i), (ii), (iii), (iv), (v), (vii), (viii), or (ix) of this definition;

(vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement;

(viii) the principal portion of all obligations of such Persons under Synthetic Lease Obligations; and

(ix) the principal or face amount of Disqualified Stock.

Notwithstanding the foregoing, (A) Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, and (B) for purposes of determining Consolidated Total Indebtedness and Consolidated Senior Indebtedness, contingent obligations of the types described in clause (ii) (other than Letter of Credit Outstandings and other than drawn or accepted letters of credit or banker’s acceptances), clause (v), clause (vi) (other than Contingent Obligations in respect of non-contingent Indebtedness of the type described in clause (i), (ii), (iii), (iv), (v), (vii) or (viii) hereof), clause (vii) and to the extent in existence on the Funding Date and disclosed to the Holders in Schedule 11.01(i)) clause (ix) hereof, to the extent not included as debt at any time of determination on a balance sheet prepared in accordance with GAAP, shall not be deemed “Indebtedness”.

“Initial Adjustment Amount” shall mean at any time, the difference of (i) the then-current Initial Adjustment Factor less (ii) the sum of all Voluntary Distributions made after the Funding Date in excess of the amount permitted at the time of each such Distribution under clauses (b), (c) and (d) of the definition “Voluntary Distribution.”

“Initial Adjustment Factor” shall mean (i) at all times from the Funding Date to June 30, 2006, $7,500,000, (ii) at all times from June 30, 2006 to June 30, 2007, $5,000,000, (iii) at all times from June 30, 2007 to June 30, 2008, $2,500,000, and (iv) at all times thereafter, $0.

“Initial IDS Issuance” shall mean (i) the issuance of up to $633,000,000 of IDS’ and approximately $27,700,000 aggregate principal amount of IDS Notes not represented by IDS’ by ASC on or about the Funding Date pursuant to the Form S-1 registration statement filed with the SEC on or about May 23, 2003, as subsequently amended or supplemented at any time prior to the Effective Date (the “Form S-1”) and the IDS Note Indenture and the incurrence of IDS Note Obligations by Holdings and its Subsidiaries in respect thereof, and (ii) the incurrence on or about the Funding Date of the IDS Note Obligations in respect of IDS Intercompany Notes issued by Holdings in an aggregate principal amount of $277,500,000.

“Initial Interest Deferral Period” shall mean the first Interest Deferral Period occurring after the Effective Date.

“Institutional Investor” means (a) any original purchaser of a Senior Note, (b) any holder of a Senior Note holding more than 10% of the aggregate principal amount of the Senior Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

Schedule B-25

“Intellectual Property” shall have the meaning provided in Section 7.20.

“Intercompany Loan” shall have the meaning provided in Section 9.05(vi).

“Intercompany Note” shall mean a promissory note, in the form of Exhibit F, evidencing Intercompany Loans.

“Interest Deferral Period” shall mean each period commencing on any day which Holdings delivers to the Holders pursuant to Section 8.01(a) and Section 8.01(e)(i) its quarterly financial statements and an IDP Compliance Certificate showing that the IDP Condition has not been met for the most recently ended Test Period, or, in the event that Holdings fails to deliver its quarterly financial statements or certificates pursuant to Section 8.01(a) and Section 8.01(e)(i) within the grace period allotted therefor under Section 10.03(ii), on the last day of the grace period, and ending on any day on which Holdings delivers to the Holders pursuant to Section 8.01(e) prior to the end of such grace period for such fiscal quarter, an IDP Compliance Certificate demonstrating compliance with the IDP Condition for the most recently-ended Test Period.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05. For purposes of covenant compliance, the value or amount of any Investment shall be determined without regard to any write-downs or write-offs of such Investment made after the initial date of the incurrence of such Investment by Holdings or any Subsidiary.

“Joinder Agreement” shall mean a Joinder Agreement, substantially in the form of Exhibit K hereto, executed and delivered by an Additional Subsidiary Guarantor after the Effective Date in accordance with Section 8.12(a).

“JV Acquisition” shall have the meaning provided in the definition of “Permitted Acquisitions”.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lenders” shall mean, at any time, any “Lender”, as defined in the Credit Agreement.

Schedule B-26

“Letter of Credit” shall have the meaning provided in Section 2.01(a) of the Credit Agreement.

“Letter of Credit Outstandings” shall have the meaning provided such term in the Credit Agreement.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing), and any agreement, contingent or otherwise, to provide any of the foregoing.

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Make-Whole Amount” shall have the meaning provided in Section 5.07.

“Maintenance Capital Expenditures” shall mean Capital Expenditures of the Company or any of its Subsidiaries other than Growth Capital Expenditures.

“Management Agreements” shall have the meaning provided in Section 4.23(iii).

“Management Investors” shall mean any current or future individuals who are or become members of management of the AS Entities, including Bernt Bodal, Michael Hyde, Jeffrey Davis, Brad Bodenman, Amy Humphreys and Inge Andreassen, in their capacities as individual investors.

“Managing Entity” shall mean, in respect of any limited liability company or general or limited partnership, as applicable, that does not at any time of determination manage its affairs through officers of such person, any managing member or general partner of such limited liability company, or general or limited partnership.

“Mandatory Payment Condition” shall be in effect, with respect to any mandatory prepayment required under Section 5.01, if a Dividend Suspension Period, an Interest Deferral Period or an Event of Default exists on the date that the Prepayment Notice required under Section 5.01(h)(i) is delivered with respect to such prepayment or the date on which such prepayment is made.

“MARAD” shall mean the U.S. Department of Transportation, Maritime Administration, and any successor thereto.

“Margin Adjustment Period” shall mean each period commencing upon any Reset Date and continuing through the day preceding the immediately following Reset Date.

Schedule B-27

“Margin Enhancement Period” shall mean any Margin Adjustment Period, commencing after the last day of the Initial Interest Deferral Period, as of which time each of the following conditions is met:

(i) the aggregate amount of the sum of Deferred Subordinated Interest Distributions and Deferred Subordinated Interest Prepayment Distributions made after the Effective Date exceeds the sum, without duplication, of (A) the aggregate amount of DSP Remainders accumulated since the Effective Date, plus (B) the aggregate amount of IDP Remainders accumulated since the Effective Date, plus (C) the aggregate cumulative amount of Available Cash (including deductions for any periods having negative Available Cash) arising since the Funding Date other than during any Interest Deferral Period or Dividend Suspension Period, less to the extent not deducted in determining such Available Cash (I) the aggregate amount of Growth Capital Expenditures incurred during such period, and (II) the aggregate amount of Current IDS Interest Distributions made during such period, less (D) the aggregate amount of Voluntary Distributions made since the Effective Date, less (E) the aggregate amount of Additional Investment Amounts made after the Funding Date; and

(ii) Consolidated Senior Leverage Ratio for the most recently-ended Test Period, based upon the then-most recent financial statements delivered pursuant to Section 8.01(a), exceeds 2.00:1.00;

provided that if both of the foregoing conditions are satisfied for each of four consecutive fiscal quarters of Holdings, all Margin Adjustment Periods thereafter shall be deemed “Margin Enhancement Periods”.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities (whether contractual, environmental or otherwise), condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole, (ii) a material adverse effect on (x) the rights or remedies of the Holders or the Collateral Agent hereunder or under any other Senior Note Document, or (y) the ability of the Company, Holdings or any Guarantor that is a Vessel Owning Company to perform its obligations to the Holders or the Collateral Agent hereunder or under any other Senior Note Document.

“Material Contract” shall mean any contract or other agreement, written or oral, of the Company or its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Material Leased Property” shall mean Real Property leased by the Company or any of its Subsidiaries for an annual rent of $250,000 or more; provided that, in any event, the term “Material Leased Property” shall not include (i) any leased Real Property with respect to which the Company is unable, after using Reasonable Best Efforts, to procure the consent (if necessary under the terms of the subject lease) to the Mortgage from the applicable landlord, (ii) any leased Real Property included in Schedule B-1(m) hereof, or (iii) any leased Real Property consisting solely of commercial office space.

“Maturity Date” shall mean December 31, 2008.

“Minimum Availability” shall mean, at any time of determination, that the total amount of the Unutilized Revolving Loan Commitments (as defined in the Credit Agreement) shall equal

Schedule B-28

or exceed (i) $15,000,000 at any such time between January 1 and April 30 and between July 1 and November 30 of any year, and (ii) $40,000,000 at any such time between May 1 and June 30 and between December 1 and December 31 of each year, inclusive.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument relating to Real Property, in substantially the form of Exhibit O, or as otherwise satisfactory to the Holders.

“Mortgage Policy” shall mean a mortgage title insurance policy or a binding commitment with respect thereto.

“Mortgaged Property” shall mean, at any time, any Real Property owned or leased by the Company or any of its Subsidiaries at such time, which is encumbered (or required to be encumbered) by a Mortgage.

“Mortgaged Vessel” shall mean, at any time, any Vessel owned or leased by the Company or any of its Subsidiaries at such time, which is encumbered (or required to be encumbered) by a Vessel Mortgage.

“Net IDS Proceeds” shall mean the portion of Net Issuance Proceeds from any IDS Issuance not required to prepay the Senior Notes pursuant to Section 5.01(a) or the Term Loans or Revolving Loans pursuant to the Credit Documents.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash insurance proceeds (net of reasonable out-of-pocket fees, costs and expenses incurred in connection with such Recovery Event and paid or payable to any Person other than an Affiliate of such Person) received by the respective Person in respect of such Recovery Event.

“Net Issuance Proceeds” shall mean, with respect to (x) each Equity Issuance (other than an Exempt Equity Issuance), (y) each issuance of IDS’ (other than an Exempt IDS Issuance) and (z) each Debt Issuance (other than an Exempt Debt Issuance), by any Person, the cash proceeds received by such Person (net of the Allocable Share of underwriting discounts and commissions and other reasonable out-of-pocket fees, costs and expenses incurred in connection therewith and paid or payable to any Person other than an Affiliate of such Person) from such Equity Issuance, or issuance of IDS’ or Debt Issuance, as the case may be.

“Net Sale Proceeds” shall mean, for any Asset Sale other than an Excluded Asset Disposition, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Disposition of assets, net of the reasonable out-of-pocket costs of such Disposition and paid or payable to any Person other than an Affiliate of such Person (including fees and commissions, payments of or (to the extent required by GAAP) reserves against unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents or the Senior Note Documents) which is secured by the respective assets which were the subject of such Disposition), sale or transfer taxes paid or payable by the Company or its Subsidiaries as a result of such Asset Sale, and, without duplication, the amount of Company Current Tax Distributions reasonably expected to be made in respect of the income or gains arising as a result of such Asset Sale.

Schedule B-29

“Non-Compete Agreements” shall have the meaning provided in Section 4.23(v).

“Non-Credit Party Affiliates” shall mean any Affiliate of Holdings, other than a Credit Party or any Subsidiary of a Credit Party.

“Non-Exempt IDS Indenture Indebtedness” shall mean all “Specified Pari Passu and Subordinated Indebtedness” as such term is defined in any IDS Note Indenture (or if such term does not appear in any IDS Note Indenture, such term as may be comparable or equivalent thereto).

“Non-Guarantor Subsidiary” shall mean, at any time of determination, any Subsidiary of Holdings other than a Subsidiary Guarantor or the Company at such time.

“Non-Wholly-Owned Subsidiary” shall mean, at any time of determination, any Subsidiary of Holdings other than a Wholly-Owned Subsidiary at such time.

“Note Facility Mandatory Prepayment Amount” shall mean, in respect of any payment made or required to be made pursuant to Section 5.01(a), (b), (c), (d), (e), or (g),

(i) If there exists no Event of Default as of the date such payment is made or required to be made, and there exists outstanding Term Loans at such time, an amount equal to:

TPA * (SNO/(TLO + SNO))

-

RPA

+

RPA * (ASNO/(TLO + ASNO))

Where:

“TPA” means the total principal payment amount made or to be made by the Company to the Senior Lenders;

“TLO” means the total principal amount of outstanding Term Loans at such time;

“SNO” means the total principal amount of Senior Notes then outstanding;

“RPA” means the total principal amount of the TPA that is refused by any Holders, provided, however, if any Mandatory Payment Condition is in effect, such term shall mean and equal zero; and

“ASNO” means the aggregate outstanding principal amount of Senior Notes then held by Holders who have not refused such payment.

Schedule B-30

(ii) If there exists no Event of Default as of the date such payment is made or required to be made, and there exists no outstanding Term Loans at such time, an amount equal to:

TPA * (SNO/(TRLC + SNO))

-

RPA

+

RPA * (ASNO/(TRLC + ASNO))

Where:

“TPA”, “RPA”, “SNO” and “ASNO” each have the meanings provided in clause (i) of this definition; and

“TRLC” means the Total Revolving Loan Commitment at such time.

(iii) If there exists an Event of Default, but there exists no Specified Event of Default, as of the date such payment is made or required to be made, an amount equal to:

TPA * (SNO/(TLO + TRLC + SNO))

Where:

“TPA”, “TLO”, and “SNO” each have the meanings provided in clause (i) of this definition and “TRLC” shall have meaning provided in clause (ii) of this definition.

(iv) If there exists a Specified Event of Default as of the date such payment is made or required to be made, an amount equal to:

TPA * (SNO/(TLO + TRO + SNO))

Where:

“TPA”, “TLO”, and “SNO” each have the meanings provided in clause (i) of this definition.

“TRO” means the total principal amount of outstanding Revolving Loans at such time.

“Note Facility TL Voluntary Prepayment Amount” shall mean, in respect of any payment made or required to be made pursuant to Section 5.01(f),

Schedule B-31

(i) If there exists no Event of Default as of the date such payment is made or required to be made, and there exists outstanding Term Loans at such time, an amount equal to:

TLOA * (SNO/TLO)

-

ROA

+

ROA * (ASNO/TLO)

Where:

“TLOA” means the total payment amount offered as a voluntary prepayment of Term Loans by the Company to the Lenders;

“TLO” means the total principal amount of outstanding Term Loans at such time;

“SNO” means the total principal amount of Senior Notes then outstanding;

“ROA” means the total amount of SNOA that is refused by any Holders;

“SNOA” means the total payment amount offered as a voluntary prepayment of Senior Notes by the Company to the Holders pursuant to Section 5.01(f), which amount shall be equal to TLOA * (SNO/TLO); and

“ASNO” means the aggregate outstanding principal amount of Senior Notes then held by Holders who have not refused such offer.

(ii) If there exists an Event of Default, but there exists no Specified Event of Default, as of the date such payment is made or required to be made, an amount equal to:

TLOA * (SNO/(TLO + TRLC))

Where:

“TLOA”, “TLO” and “SNO” each have the meanings provided in clause (i) of this definition, and “TRLC” has the meaning provided in clause (ii) of the definition “Note Facility Mandatory Prepayment Amount” above.

(iii) If there exists a Specified Event of Default as of the date such payment is made or required to be made, an amount equal to:

TLOA * (SNO/(TLO + TRO))

Schedule B-32

Where:

“TLOA”, “TLO” and “SNO” each have the meaning provided in clause (i) of this definition, and “TRO” has the meaning provided in clause (iv) of the definition “Note Facility Mandatory Prepayment Amount” above.

“Notice of Asset Sale” shall mean a notice in the form of Exhibit R executed by a Responsible Officer of the Company.

“Notice of Debt Issuance” shall mean a notice in the form of Exhibit Q executed by a Responsible Officer of the Company.

“Notice of Equity Issuance” shall mean a notice in the form of Exhibit P executed by a Responsible Officer of the Company.

“Notice of Recovery Event” shall mean a notice in the form of Exhibit T executed by a Responsible Officer of the Company.

“Notice of Senior Loan Prepayment” shall mean a notice in the form of Exhibit S executed by a Responsible Officer of the Company.

“Obligations” shall mean all obligations owing by any Credit Party to any Holder pursuant to or in connection with this Agreement or any other Senior Note Document, and shall include all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Holder by any Credit Party arising out of this Agreement or any other Senior Note Document, including all obligations to repay principal or interest on the Senior Notes, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor or guarantor under the Senior Note Documents, whether or not evidenced by any note or other instrument.

“Offshore Deposits” shall mean deposit or investment accounts maintained with a branch or office located outside of the United States of any bank, broker-dealer, investment bank or other similar entity, including dollar-based deposits or investments.

“Other Agreements” shall have the meaning provided in Section 2.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements, futures contracts, or other similar arrangements, designed to protect against fluctuations in currency values or commodity prices.

“Other Purchasers” shall have the meaning provided in Section 2.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Documents” shall mean any and all UCC financing statements, patent and trademark mortgages and assignments, copyright mortgages and assignments, mortgages, deeds

Schedule B-33

of trust, lien filings and other similar documents and instruments filed or recorded with any Governmental Authority in order to perfect or give notice of Lien, together with any control agreement or other similar document necessary in order to perfect as against certain property under the terms of the UCC.

“Permits” shall mean any and all licenses, permits, franchises, rights or privileges, certificates of authority, endorsements or order, or any waiver of the foregoing issued or issuable by any Governmental Authority.

“Permitted Acquisitions” shall mean the acquisition, by the Company or a Wholly-Owned Domestic Subsidiary of the Company which is a Subsidiary Guarantor (singly and collectively, the “Acquiror”), of (a) an Acquired Business Entity (such acquisition, a “Wholly-Owned Acquisition”), or (b) a Person becoming a Non-Wholly-Owned Subsidiary of the Company (not by way of merger with any Subsidiary of Holdings, other than a Subsidiary containing no assets, rights or obligations other than relating to such acquisition and otherwise permitted hereunder, and formed solely for the purpose of such acquisition) (such acquisition, a “JV Acquisition”); provided that:

(i) the total consideration paid or to be paid by the Acquiror, including cash (including proceeds of Revolving Loans or Swingline Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04, and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04, Capital Stock and otherwise, does not exceed (net of acquired cash) (x) $200,000,000 for any transaction or related series of transactions, (y) $200,000,000 in the aggregate for all acquisitions together in any fiscal year by all Acquirors together, or (z) $350,000,000 in the aggregate for all such acquisitions together from and after the Effective Date by all Acquirors together; provided that:

(A) $100,000,000 of each of the amounts set forth in clauses (x) and (y) and $150,000,000 of the amount set forth in clause (z) above may only be expended or incurred in respect of acquisitions of Pollock Business Entities;

(B) in respect of any JV Acquisition as to which the resulting Non-Wholly-Owned Subsidiary is not or does not thereby become a Subsidiary Guarantor, the aggregate consideration paid or to be paid by the Acquiror shall not exceed in the aggregate for all such JV Acquisitions occurring after the Effective Date taken together the sum of $100,000,000; and

(C) in respect of each acquisition, Holdings shall have delivered to the Holders, a certificate of a Responsible Officer, in form reasonably satisfactory to the Required Holders, to the effect that (1) the total consideration paid or to be paid for such acquisition (net of cash acquired, but including the assumption/acquisition of any Indebtedness (calculated at face value) resulting therefrom, and the value of Capital Stock and other consideration) is less than pro forma consolidated (four quarter) EBITDA of the Acquired Business Entity multiplied by 7 (calculated including reasonably anticipated pro forma cost

Schedule B-34

savings and expenses), (2) all cash consideration paid or payable in respect of such acquisition, together with that of all other acquisitions previously undertaken pursuant to Section 9.05(vii), to the extent exceeding $100,000,000 for all such acquisitions, has been funded by Equity Issuances or IDS Issuances otherwise permitted hereunder, and (3) all consideration paid or payable in respect of any JV Acquisition has been or will be paid or payable only in cash, IDS’, common stock issued by the Acquiror, or Seller Subordinated Debt, and (to the extent of cash) has been funded entirely by IDS Issuances or with Additional Investment Amounts;

(ii) in the case of the acquisition of the Capital Stock of any Person (including by way of merger), such Person shall own no Capital Stock of any other Person unless such Investment, after the consummation of such acquisition, would be permitted under Section 9.05;

(iii) the Acquired Business Entity or Non-Wholly-Owned Subsidiary acquired pursuant to the respective Permitted Acquisition is solely in businesses permitted by Section 9.13;

(iv) there exists at the time of such acquisition no Default or Event of Default;

(v) such acquisition is not a hostile acquisition;

(vi) all requirements of Sections 9.02 and 9.04 applicable to Permitted Acquisitions are satisfied;

(vii) immediately before and after the consummation of such acquisition, there exists Minimum Availability; and

(viii) in the case of any acquisition involving total consideration (including assumption/acquisition of Indebtedness, Capital Stock and otherwise) in excess of $25,000,000, the Company shall obtain audited financial statements in respect of the Acquired Business Entity or Non-Wholly-Owned Subsidiary for the fiscal year of such Person ended most recently prior to 90 days before the consummation of such acquisition. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Holders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Additional Indebtedness” shall mean unsecured Indebtedness of Holdings, the Company or the Subsidiary Guarantors (and Contingent Obligations in respect thereof by Holdings, the Company, or its Subsidiary Guarantors) that (i) in the case of any Indebtedness other than Indebtedness in respect of any IDS Note Obligations, the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed in the aggregate the principal amount of $25,000,000 less any amounts incurred and then outstanding pursuant to

Schedule B-35

Section 9.04(iii); and (ii) at the time of, and taking into account, the incurrence of such Indebtedness (including any Indebtedness in respect of any issuance of IDS Note Obligations):

(A) each Credit Party that is an obligor thereof (including in respect of any Contingent Obligation) is Solvent,

(B) either (I) the Consolidated Total Leverage Ratio based on then most recently delivered financial statements pursuant to Section 8.01(a) does not exceed 5.000:1.000, and the Consolidated Senior Leverage Ratio would not exceed the amount permitted in respect of such period under Section 9.08; or, (II) such Indebtedness is incurred in connection with and for purposes of funding a Permitted Acquisition, and after giving effect to such acquisition and Indebtedness, and as evidenced by a certificate of a Responsible Officer of Holdings to such effect in form satisfactory to the Required Holders, (x) the Consolidated Fixed Charge Coverage Ratio is increased, (y) the Consolidated Senior Leverage Ratio is decreased, and (z) the Consolidated Total Leverage Ratio is decreased, as compared with such ratios existing immediately prior to such Permitted Acquisition, and

(C) if a solvency opinion is required under any IDS Note Indenture at such time in respect of any Subsidiary of the Company, the Company has delivered to the Holders a Solvency Opinion (unless the Holders receive evidence satisfactory to them that the provider of such opinion is not, as a matter of general policy not limited to the instant transaction, refusing to provide such opinions in similar circumstances, in which event the Company shall deliver on such date to the Holders a copy of the opinion delivered under the IDS Note Indenture).

“Permitted Company Distributions” shall mean, in respect of the Company and its Subsidiaries for any Distribution Payment Quarter, (i) Company Current Tax Distributions, (ii) Current IDS Interest Distributions, (iii) Deferred Subordinated Interest Distributions, (iv) Deferred Subordinated Interest Prepayment Distributions, (v) Voluntary Distributions, and (vi) Holdings Administrative Distributions, provided:

(A) in respect of clauses (ii) through (v), there exists at the time of such payment no Default or Event of Default;

(B) in respect of clauses (ii) through (v), there exists at the time of such payment no Interest Deferral Period;

(C) in respect of clause (v) there exists at the time of such payment no Dividend Suspension Period and Holdings owes at such time no Deferred Subordinated Interest Amount;

(D) in respect of clause (iv), (I) if there exists at the time of such payment a Dividend Suspension Period, such payment shall not exceed the amount of DSP Remainders in respect of such Distribution Payment Quarter, and (II) in any event, immediately after giving effect to such Distribution (and all other Distributions made on such date) and all Loans made or to be made on such date, there shall exist Minimum Availability; and

Schedule B-36

(E) such Distributions do not otherwise contravene (I) the terms of any Senior Note Document or (II) applicable Law.

“Permitted Encumbrance” shall mean (a) with respect to any Mortgaged Property, (i) such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Holders in their reasonable discretion, and (ii) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use by the mortgagor of the Encumbered Property (as defined in the respective Mortgage), and (b) with respect to any Vessel, Vessel Permitted Liens.

“Permitted Fishing Rights Leases” shall mean any lease of Fishing Rights as to which each of the following criteria is satisfied: (i) such lease is evidenced by a written instrument a copy of which is delivered to the Holders promptly after its effectiveness, and that expressly provides that such lease is subject to the Senior Creditor Liens, (ii) there exists no Default of Event of Default as of the commencement of any lease term (including any extension thereof), (iii) no lease term, together with any and all extensions obtainable at the option of the lessee, shall exceed 12 months in duration, (iv) such lease is either entered into as part of a Fishing Rights Swap Transaction or comprises Expendable Quota, and (v) the aggregate gross value of such Fishing Rights subject to any and all such leases (as reasonably determined by the Company) at any time does not exceed for any species 5% of the previous season’s total fish harvest by the Company and its Subsidiaries for such species.

“Permitted Hedging Transaction” shall mean Other Hedging Agreements and Interest Rate Protection Agreements, to the extent permitted pursuant to Section 9.04(ii).

“Permitted Holders” shall mean Centre Partners Management LLC and any funds managed by Centre Partners Management LLC or its affiliates, the Management Investors, Coastal Villages Pollock LLC and Central Bering Sea Fishermans Association, and Related Parties of each of them.

“Permitted Holdings Distributions” shall mean (i) Holdings Current Tax Distributions, (ii) Holdings Administrative Distributions, and (iii) other Distributions not in contravention of the terms of any Senior Note Document and funded solely by Permitted Company Distributions duly and properly made for such purpose; provided, in each case (ii) and (iii) there exists at the time of such Distribution no Default or Event of Default, and further provided that all Permitted Holdings Distributions are undertaken in accordance with applicable Law.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Non-Guarantor Subsidiary” shall mean, in respect of the Company, (i) a Foreign Subsidiary; or (ii) a Domestic Subsidiary that is a Non-Wholly-Owned Subsidiary as to which, based on the organizational documents of such Person, the consent of a holder of Capital Stock (or the approval of one or more directors appointed by such Holder) of such Subsidiary, other than a holder that is an Affiliate of ASC, is required in order for such Subsidiary to become a Subsidiary Guarantor or to create a Lien on all its assets pursuant to the Security Documents, and, after the exercise of Reasonable Best Efforts, Company has failed to procure such consent, and provided that no such Domestic Subsidiary is a Vessel Owning Company in respect to any

Schedule B-37

Pollock Vessel; and provided further that no such Domestic Subsidiary is obligated (directly or secondarily) in respect of any Indebtedness, other than Permitted Secured NWOS Debt. A Responsible Officer of the Company shall deliver to the Holders a certificate confirming the satisfaction of each of the foregoing conditions in relation to each such Domestic Subsidiary.

“Permitted Parent Taxes” shall mean, for or in respect of any fiscal quarter (each a “Tax Period”), an amount equal to the product of (i) the taxable income of Holdings for such Tax Period, determined as if Holdings were an individual for Federal income tax purposes in accordance with Section 703 of the Code (without regard to Section 703(a)(1) and (a)(2)); provided, however, that such taxable income (A) shall be determined by taking into account as a deduction the interest related to the IDS Notes and (B) shall be reduced by the aggregate amount of net losses from prior fiscal years of Holdings beginning on or after January 1, 2003 except to the extent that such net losses have already been taken into account in determining such taxable income for any Tax Period, multiplied by (ii) the Assumed Tax Rate with respect to such taxable income. The Permitted Parent Taxes for the last fiscal quarter included in a taxable year shall be adjusted appropriately so that the cumulative Tax Distribution Amounts for the Tax Periods included in such taxable year is equal to, to the greatest extent possible, the product of (x) Holdings’ cumulative taxable income for such taxable year (as reasonably estimated by Holdings and computed as described above) multiplied by (y) the Assumed Tax Rate with respect to such taxable income.

“Permitted Secured NWOS Debt” shall mean Indebtedness owing by any Non-Wholly-Owned Subsidiary in favor of the Company or any of its Wholly-Owned Subsidiaries, which Indebtedness shall be (i) fully recourse to the obligor, (ii) secured by properly perfected, first priority Liens on all or substantially all assets of the obligor (other than in respect of any Subsidiary Guarantor), and (iii) pledged to the Collateral Agent pursuant to the Security Agreement or Pledge Agreement.

“Permitted Vessel Lease” shall mean a lease or charter by any Vessel Owning Company as lessor or charterer of an aggregate at any time of no more than two Vessels for all such companies together that are determined in good faith to be obsolete or surplus to the Business; provided that (A) such lease or charter shall not permit any such Vessel to be used outside the jurisdiction of the United States (provided that the American Challenger may be operated in Mexican waters) or for any purpose illegal under the Laws of the United States of America or any state thereof, (B) the fair market value of all property subject to Permitted Vessel Leases shall not exceed $50,000,000 at any time, (C) the Fishing Rights or Fishing Rights Agreements, of the Company and its Wholly-Owned Domestic Subsidiaries shall not be reduced or impaired as a result of any such lease or charter (other than pursuant to Permitted Fishing Rights Leases), (D) in the case of any lease or charter first arising or renewed after the Effective Date, such lease or charter is expressly made subject to the Senior Creditor Liens, and (E) no such lease or charter shall be undertaken with any Non-Credit Party Affiliate.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

Schedule B-38

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate or with respect to which Holdings, a Subsidiary of Holdings, or an ERISA Affiliate has or may have any liability.

“PLC Vessels” shall mean the Deep Pacific, Lilli Ann and North Cape, and any long-line Vessel acquired after the Funding Date.

“Pledge Agreement” shall have the meaning provided in Section 4.15.

“Pledge Agreement Collateral” shall mean all “Pledge Agreement Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Pollock Business Entity” shall mean any Acquired Business Entity which for the then most-recently ended fiscal year of such Person derived more than 70% of its revenues from the commercial pollock catching, processing, distributing or marketing business, including the ownership and charter (as lessee) of catcher, catcher/processor or processor vessels to the extent engaged in the pollock catching trade, the ownership or leasing of Fishing Rights to the extent relating to pollock, the ownership, leasing and operation of fish, fish product and fish derivative processing and storage facilities to the extent relating to pollock, the membership in fishing cooperatives to the extent relating to pollock, the catching or purchasing of pollock and the purchasing, processing, storing, preserving, transporting and marketing of pollock, pollock products and pollock derivatives.

“Pollock Vessel” shall mean any of the following Vessels: American Challenger, American Dynasty, American Triumph, Northern Eagle, Northern Hawk, Northern Jaeger, Ocean Rover and Katie Ann, together with any other Vessel now or hereafter entitled to participate in the pollock fishery.

“Preferred Stock” shall mean, as applied to the Capital Stock of a Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person.

“Prepayment Notice” shall have the meaning provided in Section 5.01(h)(i).

“Pro Forma Basis” shall mean, in connection with any calculation of the Consolidated Senior Leverage Ratio and the Consolidated Total Leverage Ratio, the calculation thereof after giving effect on a pro forma basis to (w) the sale or disposition of any Vessel or assets constituting a business, division or product line of any Holdings Consolidated Entity (together, “Divestiture”) as if such Divestiture had occurred on the first day of the relevant Test Period, (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Test Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the

Schedule B-39

extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Test Period and/or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Test Period and on or prior to the date of the respective Permitted Acquisition then being effected as if such Permitted Acquisition had occurred on the first day of the relevant Test Period, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of the respective Test Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Test Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of Consolidated Adjusted EBITDA for the purposes specified above in this definition, pro forma effect shall be given to any Permitted Acquisition or Divestiture consummated during the periods described above, with such Consolidated Adjusted EBITDA to be determined as if such Permitted Acquisition or Divestiture was consummated on the first day of the relevant Test Period, but without taking into account (in the case of any Permitted Acquisition) any pro forma cost savings and expenses.

“Projections” shall mean the projections most recently provided to you and the Other Purchasers prior to the Effective Date, and prepared by or on behalf of Holdings in connection with the Transaction.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

Schedule B-40

“Reasonable Best Efforts” shall mean, in respect of any Credit Party, the undertaking of a task using such Person’s best efforts, including with the expenditure of monies in connection therewith, provided that such Person shall not be required to expend monies in an amount clearly greater than the reasonably anticipated benefit to be derived therefrom, including benefit to be derived by the Collateral Agent and the Holders.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Company or any of its Subsidiaries, and (ii) under any policy of insurance required to be maintained under Section 8.03 or under any Vessel Mortgage or other Senior Note Document.

“Reduction Amount” shall mean the product of 0.1 times the Applicable Class B Percentage.

“Refinancing” shall mean (i) the repayment of all outstanding loans and all other obligations (and the termination of all commitments) under the Existing Credit Agreement, and (ii) the purchase pursuant to the tender offer of all outstanding “Notes” comprising Existing Senior Subordinated Note Documents, as described in Section 4.12.

“Regulation D” shall mean Regulation D of the Federal Reserve Board.

“Regulation T” shall mean Regulation T of the Federal Reserve Board.

“Regulation U” shall mean Regulation U of the Federal Reserve Board.

“Regulation X” shall mean Regulation X of the Federal Reserve Board.

“Related Party” shall mean (i) with respect to any Permitted Holder other than an individual, any controlling stockholder, partner, member, or 80% (or more) owned Subsidiary; (ii) with respect to any Permitted Holder other than an individual, any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i); or (iii) with respect to any Permitted Holder that is an individual, (x) any immediate family member, heir, executor or legal representative of such individual, or (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more individuals who are Management Investors or members of their immediate families.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the indoor or outdoor environment.

“Reorganization Documents” shall mean the following documents, pursuant to which the transactions described in the Form S-1 under “—Detailed Transaction Steps” will be consummated on the Funding Date: (i) the ASLP Exchange and Registration Rights Agreement,

Schedule B-41

(ii) Exchange Warrants issued pursuant to the ASLP Exchange and Registrations Rights Agreement, (iii) amendments to the A, C, D, E and F Options, (iv) the Expense Reimbursement Agreement, and (v) the Sources and Uses Table (each of the foregoing terms, to the extent not defined herein, being as defined in the Form S-1); provided each such document is delivered in substantially final form to the Holders no later than five days prior to the Effective Date.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Senior Notes at the time outstanding (exclusive of Senior Notes then owned by the Company or any of its Affiliates).

“Reset Date” shall mean each March 1, June 1, September 1 and December 1 of any year, commencing with December 1, 2004.

“Responsible Officer” shall mean, in respect of any Credit Party, the president, chief executive officer, chief operating officer, chief financial officer, treasurer or any vice president of such Person, or, as applicable, of any Managing Entity of any Credit Party.

“Returns” shall have the meaning provided in Section 7.09.

“Revolver Outstandings” shall have the meaning provided such term in the Credit Agreement.

“Revolving Loan” shall have the meaning provided such term in the Credit Agreement.

“Revolving Note” shall have the meaning provided such term in the Credit Agreement.

“Sale-Leaseback Limit” shall mean (i) gross proceeds received from Sale-Leaseback Transactions (other than in respect of the transaction described in clause (ii) hereof) not exceeding cumulatively $5,000,000 in the aggregate after the Funding Date plus (ii) any amount in respect of a Sale-Leaseback Transaction involving solely the property located at 40 Herman Melville Blvd., New Bedford, Massachusetts.

“Sale-Leaseback Transaction” shall mean any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or any of its Subsidiaries of any property, whether owned by the Company or any of its Subsidiaries as of the Funding Date or later acquired, which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“Scheduled Principal Payments” shall mean, in respect of Holdings and its Subsidiaries for any period, all scheduled and mandatory principal payments (including in respect of Capitalized Lease Obligations, but excluding scheduled amortization payments in respect of any Deferred Subordinated Interest Amount).

Schedule B-42

“SEC” shall have the meaning provided in Section 8.01(g).

“SEC Documents” shall have the meaning provided in Section 7.05(f).

“Section 14.02(b)(ii) Certificate” shall have the meaning provided in Section 14.02(b).

“Secured Obligations” shall mean all Obligations, all Credit Obligations and all Specified Swap Obligations.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934.

“Security Agreement” shall have the meaning provided in Section 4.16.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Documents” shall mean and include each of the Security Agreement, the Pledge Agreement, each Vessel Mortgage, all Perfection Documents, the Senior Creditor Intercreditor Agreement, and, after the execution and delivery thereof, each Additional Security Document.

“Securityholders’ Agreement” shall mean                                                  .

“Seller Subordinated Debt” shall mean unsecured Indebtedness of the Company or any of its Wholly-Owned Subsidiaries (i) fully subordinated to all IDS Note Obligations, all Obligations, all Credit Obligations and all Specified Swap Obligations such that no payments may be made thereunder if a Default or Event of Default exists, (ii) evidenced by writings having no material covenants or events of default, other than failure to pay any bankruptcy events, with no exercise of remedies permitted so long as any Obligations or Credit Obligations remain outstanding, (iii) that is not included for purposes of applying the acceleration forbearance cross-default termination provision in any IDS Note Indenture, (iv) having a maturity date no earlier than six months after the Maturity Date and providing for no principal amortization, and (v) having terms and evidenced by documentation satisfactory in all respects to the Required Holders, provided that (x) such Indebtedness is incurred in favor of the seller as partial consideration for a Permitted Acquisition undertaken by the Company or its Wholly-Owned Subsidiary, and (y) the aggregate principal amount of all such Indebtedness incurred after the Effective Date together does not exceed $22,500,000.

“Senior Creditor Intercreditor Agreement” shall mean the Intercreditor and Collateral Agency Agreement substantially in the form of Exhibit M hereto, dated as of the date hereof, among the Senior Creditors (or their agents or other representatives) and the Collateral Agent.

“Senior Creditor Liens” shall mean, collectively, the Liens arising pursuant to the Security Documents, the Credit Security Documents, and documents and agreements securing the Specified Swap Obligations.

Schedule B-43

“Senior Creditors” shall mean the Senior Lenders and the Specified Swap Providers.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Lender Obligations” shall mean all Obligations, together with all Credit Obligations.

“Senior Lenders” shall mean, at any time, the Lenders and the Holders at such time.

“Senior Loan Notes” shall mean each Term Note, each Revolving Note and the Swingline Note issued pursuant to the Credit Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and of the Senior Creditor Intercreditor Agreement.

“Senior Note Agreement” shall mean collectively, this Agreement and the Other Agreements.

“Senior Note Documents” shall mean the Senior Note Agreement, the Senior Notes, the Guaranties, the Security Documents, and each other document or agreement (including any and all guaranties and indemnity agreements) relating to the issuance of the Senior Notes.

“Senior Notes” shall have the meaning provided in Section 1.

“Senior Note Obligations” shall mean the outstanding principal amount of all Senior Notes, together with all accrued and unpaid interest thereon and, if a Mandatory Payment Condition is in effect at such time, the Make-Whole Amount then applicable to such Senior Notes.

“Senior Term Loan Voluntary Prepayment Date” shall mean the day any Voluntary Prepayment of a Term Loan is made to any Lender pursuant to the Credit Agreement.

“Senior Term Loan Voluntary Prepayment Offer Amount” shall mean any amount of any Voluntary Prepayment of a Term Loan offered at any time by the Company to the Lenders.

“Shareholders’ Agreements” shall have the meaning provided in Section 4.23(ii).

“Solvency Opinion” means an opinion of an independent advisor of national reputation qualified to render such opinion, addressed to the Holders, confirming in language reasonably satisfactory to the Holders that after giving effect to any Indebtedness then arising, each Credit Party is solvent.

“Solvent” shall mean with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or transaction, and is not about to engage in a business or a transaction, for which such

Schedule B-44

Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, and (v) the aggregate fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed its debts and other liabilities (including contingent, subordinated, unmatured and unliquidated debts and liabilities). For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Sources and Uses Table” shall have the meaning specified in Section 4.23(xi).

“Specified Event of Default” shall mean any Event of Default (i) arising under Section 10.01, or (ii) arising under Section 10.03 by virtue of a breach of Section 9.08 or 9.09.

“Specified Swap Obligations” shall mean all obligations in respect of Permitted Hedging Transactions in favor of Specified Swap Provider.

“Specified Swap Provider” shall mean, at any time, in respect of any Specified Swap Obligation, (i) any Lender or Affiliate of any Lender, and any Person that was a Lender or an Affiliate of a Lender at the time such Specified Swap Obligation was entered into, (ii) any other Person consented to by the Administrative Agent (such consent not to be unreasonably withheld) in respect of such Specified Swap Obligation, and (iii) any assignee of any of the foregoing; provided, in each case, such Person (i) is not an Affiliate of the AS Entities, and (ii) has executed a joinder to the Senior Creditor Intercreditor Agreement in form satisfactory to the Collateral Agent and a certificate, in form satisfactory to the Collateral Agent, confirming its status as a depository institution insured by the Federal Deposit Insurance Corporation or a commercial lender having a loan portfolio in excess of $100,000,000 of which not more than 50% in dollar amount consists of loans to borrowers in the commercial fishing industry.

“Subordinated IDS Indebtedness” shall mean, in respect of Holdings and its Subsidiaries at any time, without duplication, Indebtedness (including any Deferred Subordinated Interest Amount) evidenced by IDS Intercompany Notes, IDS Intercompany Note Guaranties, and IDS Guaranties.

“Subordinated Indebtedness” shall mean, in respect of Holdings and its Subsidiaries at any time, (i) Subordinated IDS Indebtedness, (ii) Seller Subordinated Debt, and (iii) all other Indebtedness at such time that is subordinated to the Obligations on terms, and otherwise contains material terms and provisions that are, satisfactory in form and substance to the Required Holders.

Schedule B-45

“Subsidiaries Guaranty” shall mean the Guaranty in the form of Exhibit I, executed by the Subsidiaries named therein.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each Subsidiary of the Company on the Effective Date that has executed the Subsidiaries Guaranty or Joinder Agreement relating thereto, and each future Subsidiary of Holdings (other than the Company and a Foreign Subsidiary, except to the extent otherwise provided in Section 8.12(c)) that may thereafter execute a Joinder Agreement, together with their successors and permitted assigns.

“Swingline Loan” shall have the meaning provided in the Credit Agreement.

“Swingline Note” shall have the meaning provided in the Credit Agreement.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” shall have the meaning provided in Section 14.02(a).

“Tax Distribution Amount” shall mean, (i) for any Distribution Payment Quarter during which there exists a Dividend Suspension Period or the Company is otherwise prohibited, under the terms hereof, from making Voluntary Distributions for the entirety of such Distribution Payment Quarter, the Permitted Parent Taxes for the then-current Tax Period, and (ii) for any other Distribution Payment Quarter, zero ($0).

“Tax Period” shall have the meaning provided in the definition of “Permitted Parent Taxes”.

“Tax Refund” shall have the meaning provided in Section 14.02(c).

“Tax Sharing Agreements” shall have the meaning provided in Section 4.23(vii).

“Term Debt” shall mean the Term Loans, together with the Senior Note Debt.

“Term Loan” shall have the meaning provided in the Credit Agreement.

“Term Note” shall have the meaning provided in the Credit Agreement.

Schedule B-46

“Test Date” shall mean, with respect to any Reset Date, the last day of the most recent fiscal quarter of Holdings ended immediately prior to such Reset Date.

“Test Period” shall mean (i) in respect of calculations of Consolidated Adjusted EBITDA, (A) each period of four consecutive fiscal quarters (taken as one accounting period) of Holdings ending on June 30, September 30, and December 31 of any year, and (B) each period of five consecutive fiscal quarters (taken as one accounting period) of Holdings ending on March 31 of any year, and (ii) in respect of all other calculations, a period of four consecutive fiscal quarters (taken as one accounting period) ending on any date of determination.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Transaction” shall mean, collectively, (i) the issuance of the Senior Notes, (ii) the consummation of the Refinancing, (iii) the entering into of the Credit Documents and the incurrence of Loans and/or the issuance of the Letters of Credit on the Funding Date, (iv) the consummation of the Initial IDS Issuance, (v) the consummation of all related transactions described in Form S-1 under “Detailed Transaction Steps,” and (vi) the payment of all fees and expenses in connection with the foregoing.

“Transaction Documents” shall mean the Senior Note Documents, the Credit Documents and the IDS Documents.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).

“United States” and “U.S.” shall each mean the United States of America.

“Vessel” shall mean each vessel identified in Schedule 7.25 and any marine vessel thereafter acquired by any Credit Party.

“Vessel Mortgage” shall mean any mortgage on the Vessels that is granted pursuant to this Agreement substantially in the form of Exhibit J hereto, as each such mortgage may be amended, supplemented or modified from time to time.

“Vessel Owning Companies” shall mean American Challenger LLC, American Dynasty LLC, American Triumph LLC, Ocean Rover LLC, Northern Eagle LLC, Northern Hawk LLC, Northern Jaeger LLC and Katie Ann LLC, each a Delaware limited liability company, and Deep Pacific, LLC, Lilli Ann, LLC, and North Cape Fisheries, LLC, each a Washington limited liability company, and their respective successors, together with any other Credit Party or Subsidiary at any time owning any Vessel.

Schedule B-47

“Vessel Permitted Liens” shall mean any of the following to the extent incurred and, from time to time discharged, in the ordinary course of business of the Company and its Subsidiaries: (i) liens for crew wages (including wages of the master of a Vessel); (ii) liens for general average and salvage; (iii) liens for necessaries provided to a Vessel; (iv) liens for damages arising from maritime torts, (v) liens arising by operation of law in the ordinary course of business in operating, maintaining or repairing a Vessel, and (vi) Liens described in Schedule B-2.

“Voluntary Distributions” shall mean, in respect of any Distribution Payment Quarter, a cash dividend or a Distribution in respect of Subordinated Indebtedness of the Company to Holdings, otherwise permitted hereunder, by the Company to Holdings paid or payable (as the context may require) pursuant to a declaration made no earlier than the Declaration Date for such dividend or Distribution, in an aggregate amount not to exceed, for such Distribution Payment Quarter, the sum of:

(a) the Initial Adjustment Amount at such time; plus

(b) (i) Available Cash for the Test Period ended immediately prior to the commencement of such Distribution Payment Quarter (the “Subject Test Period”) less (ii) the sum of all Company Interest Distributions made during the last three fiscal quarters of such Subject Test Period, less (iii) the amount of Company Interest Distributions scheduled to be paid to Holdings consistent with the terms of the IDS Intercompany Notes during the fiscal quarter immediately following the end of such Subject Test Period, less (iv) the amount of all Voluntary Distributions made during the last three fiscal quarters of such Subject Test Period; plus

(c) (i) the sum of Available Cash (beginning on the Funding Date) for all Test Periods ending on or before the commencement of the Subject Test Period (the “Prior Test Periods”) less (ii) the sum of all Company Interest Distributions made during such Prior Test Periods, less (iii) the sum of all Voluntary Distributions made during such Prior Test Period; less

(d) to the extent not previously deducted from the foregoing, the aggregate Additional Investment Amounts made after the Funding Date.

“Voluntary Prepayment” shall mean, in respect of any Indebtedness owing by any Person, any voluntary or optional payment, prepayment, redemption or purchase or acquisition for value of principal amount of such Indebtedness, or the creation or funding of any sinking fund or legal or substantive defeasance arrangement in connection therewith, directly or indirectly, by such Person or any of its Affiliates.

“WARN Act” shall have the meaning provided in Section 7.19(c).

“Wholly-Owned Acquisition” shall have the meaning provided in the definition of “Permitted Acquisitions”.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary which is a Domestic Subsidiary of such Person.

Schedule B-48

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary which is a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation, 100% of whose Capital Stock (other than directors’ qualifying shares relating to any Foreign Subsidiary) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

Notwithstanding the foregoing, all terms defined by reference to the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement as in effect on the date hereof, as amended, restated, supplemented or otherwise modified from time to time with the written consent of the Required Holders.

Schedule B-49